As filed with the Securities and Exchange Commission on August 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Institutional REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	20-4992451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Leo F. Wells, III

President

Institutional REIT, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Bradford R. Lenox, Esq.

R. Neil Miller, Esq.

DLA Piper Rudnick Gray Cary US LLP

4700 Six Forks Road, Suite 200

Raleigh, North Carolina 27609-5244

(919) 786-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share (2)	340,000,000	$10.00	$3,400,000,000	$363,800

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.
(2)	Represents shares issuable in both the registrant’s primary offering and pursuant to the registrant’s dividend reinvestment plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUITABILITY STANDARDS

Our shares are suitable only as a long-term investment. Because there is no public market for our shares, they will be difficult to sell. In consideration of these factors, and to comply with state exemptions from registration of securities offerings, we are offering shares only to institutions (such as banks, savings institutions, credit unions, trust companies, insurance companies, investment companies registered under the Investment Company Act of 1940, pension trusts and other similar entities), whether investing for their own account or in a fiduciary capacity. For one year from the purchase of shares in this offering, we also prohibit the resale of such shares except to those institutions that could have purchased the shares directly in this offering unless the stockholder delivers an opinion of counsel acceptable to us indicating that the proposed resale would not affect our ability to rely on state registration exemptions for this offering.

The specific types of institutions to whom offers and sales of our shares are permitted varies by jurisdiction. The table on page 128 identifies the suitable offerees in each jurisdiction where our shares may be offered and sold. To ensure compliance with these standards, we require each purchaser to make various representations set forth in a subscription agreement, a form of which is included as Appendix A to this prospectus. We may also ask for supporting documentation to confirm the accuracy of those representations.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 3, 2006

INSTITUTIONAL REIT, INC.

Maximum Offering of 250,000,000 Shares of Common Stock

Minimum Offering of 1,000,000 Shares of Common Stock

Institutional REIT, Inc. intends to buy, own and operate commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities as an investment for financial institutions and their clients. As of August 3, 2006, we owned no interests in any properties. We were incorporated in the State of Maryland in December 2005. Beginning with our first year of operations ending December 31, 2006, we will elect to be taxed as a REIT.

We are offering up to 250,000,000 shares of common stock in our primary offering for $10.00 per share. We must sell a minimum of 1,000,000 shares of common stock in our primary offering within one year of the commencement of this offering, or                     , 2007; otherwise we will terminate this offering and promptly return funds to all subscribing investors with interest. Until we exceed our minimum offering amount, funds from subscribing investors will be held in a separate escrow account by our independent third-party escrow agent.

We are also offering up to 90,000,000 shares pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $10.00 per share or 100% of the estimated value of a share of our common stock.

See “ Risk Factors” beginning on page 22 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	No public market currently exists for our shares of common stock, and we have no current plans to list our shares on an exchange. No one may own more than 9.8% of our stock unless exempted by our board. If you are able to sell your shares, you would likely have to sell them at a substantial loss.

•	We were incorporated in December 2005 and have no operating history; as of August 3, 2006, our total assets consist of $100,000 in cash. We have not yet identified any real estate assets to acquire.

•	High demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would be.

•	We may incur debt exceeding 50% of the cost of our assets with the approval of the conflicts committee of our board. During the early stages of this offering, we expect that our conflicts committee will approve debt up to 100% of the cost of our assets. High debt levels increase the risk of your investment.

•	Until we generate operating cash flow sufficient to pay distributions to our stockholders, our organizational documents permit us to pay distributions from any source, including proceeds from this offering, borrowing and the sale of properties. Distributions paid from a source other than operating cash flow may constitute a return of capital.

•	We are dependent on our advisor and its affiliates to conduct our operations and this offering. Thus, adverse changes in their financial health or our relationship with them could harm us.

•	Our directors, officers, advisor, dealer-manager and its affiliates will face substantial conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs.

•	Our failure to qualify, or qualify and then lose our status, as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Neither the SEC nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete, or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public	Dealer Manager Fee	Net Proceeds (Before Deferred Selling Commissions and Expenses)*
Primary Offering
Per Share	$10.00	$0.10	$9.90
Total Minimum	$10,000,000	$100,000	$9,900,000
Total Maximum	$2,500,000,000	$25,000,000	$2,475,000,000
Dividend Reinvestment Plan
Per Share	$10.00	$—	$10.00
Total Maximum	$900,000,000	$—	$900,000,000

*	We will pay deferred selling commissions over a twelve-year period commencing one year from the date of sale of each share at an annual rate of 0.50% of the gross offering proceeds. This deferred selling commission only applies to the primary offering. The payment of deferred selling commissions will cease upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market or upon the commencement of a liquidation plan approved by our board of directors.

The dealer manager of this offering, Wells Investment Securities, Inc., which is our affiliate, is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. The minimum permitted purchase is $1,000,000. We expect to sell the shares offered in this prospectus over a two-year period. If we extend the offering beyond                     , 2008, we will supplement or amend this prospectus accordingly. We may terminate this offering at any time.

                    , 2006

Page
PROSPECTUS SUMMARY	1

What is Institutional REIT, Inc.?	1

What is a REIT?	1

What is the significance of our “blind pool” offering?	2

What is your relationship to Wells Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust II, Inc. and Wells Timber Real Estate Investment Trust, Inc.?	2

What are your investment objectives?	3

Are there any risks involved in an investment in your shares?	3

What is the role of your board of directors?	5

What is the experience of your officers and directors?	5

Who is the dealer-manager and what will the dealer-manager do?	6

Who is Integrity Investments, Inc. and what will it do?	6

Who is your advisor and what will the advisor do?	6

What is your advisor’s experience?	6

How will our advisor select potential properties for acquisition?	7

What conflicts of interest will your advisor face?	7

What is the ownership structure of the Wells entities that perform services for you?	8

What are the fees that you will pay to the advisor and its affiliates in connection with this offering?	8

How many real estate properties do you currently own?	12

What steps do you take to make sure you purchase environmentally compliant properties?	12

What will be the terms of your leases?	12

How will Institutional REIT own its real estate properties?	13

What is an “UPREIT”?	13

What is your stockholder dividend policy?	13

How will you calculate the payment of dividends to stockholders?	13

May I reinvest my dividends in shares of Institutional REIT?	14

Will the dividends I receive be taxable as ordinary income?	14

How much money did your affiliates raise in their prior offerings to date?	15

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PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock.

What is Institutional REIT, Inc.?

Institutional REIT, Inc. is a newly organized Maryland corporation that intends to qualify as a Real Estate Investment Trust (“REIT”) beginning with the tax year ending December 31, 2006. We intend to operate in such a manner so that we may continue to qualify for taxation as a REIT. We expect to buy, own and operate commercial real estate consisting primarily of high quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. We plan to diversify our portfolio by property type, tenant and geographic location with the goal of achieving a stable current return on your investment through dividend distributions and long-term capital appreciation. We may also invest in entities that make similar investments. As of August 3, 2006, we owned no interests in properties.

We were incorporated in the State of Maryland in December 2005. Because we have not yet identified any specific properties for acquisition and have not yet acquired any properties, we will be considered a “blind pool.” We have no paid employees and are externally advised by Wells Capital, Inc., our advisor.

Our office is located at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092-3365. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). Our fax number is (770) 243-8198, and the e-mail address of our investor relations department is client.services@wellsref.com.

One of our affiliates also maintains an Internet site at www.wellsref.com where you may find additional information about us and our affiliates. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

What is a REIT?

In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate properties;

•	allows investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•	avoids the “double taxation” treatment of income that would normally result from investments in a corporation because a REIT does not generally pay federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

However, REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What is the significance of our “blind pool” offering?

Traditionally, public real estate programs acquire interests in one or more properties or mortgage loans. The property or properties in which such public programs intend to invest are not always known prior to commencement of the offering. When a significant number of the properties that the real estate program intends to acquire are not yet identified, the real estate program is commonly referred to as a “blind-pool” program. During such a blind-pool offering, we will identify our properties for acquisition during and possibly after our public offering has closed. Pending our investment in properties, we expect to invest the offering proceeds in short-term government securities or other liquid instruments.

We believe that the blind-pool format offers us a greater degree of flexibility than a specified-property program because we are more likely to have funds in hand before identifying a property for acquisition. Otherwise, our advisor would need to begin the registration process only after identifying properties we may acquire. Under this scenario, we would operate at a significant competitive disadvantage in acquiring these properties as compared to those competitors who may have currently available sources of financing. Since we own no properties, you cannot currently consider the financial history of any properties we may acquire. Therefore, we provide you with “prior-performance” or a “track-record” of information of our advisor’s other real estate programs. Please note however, that prior performance of our advisor’s other programs does not indicate, and should not be relied upon as to, how we may perform in the future.

What is your relationship to Wells Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust II, Inc. and Wells Timber Real Estate Investment Trust, Inc.?

Wells Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust II, Inc., and Wells Timber Real Estate Investment Trust, Inc., which we refer to as Wells REIT I, Wells REIT

II and Wells Timber, are separate REITs from us. However, we have a common advisor and some of our directors and officers are also directors and/or officers of Wells REIT I, Wells REIT II and Wells Timber.

What are your investment objectives?

Our primary investment objective is one of maximizing total return, including:

•	providing current income for you through the payment of cash dividends;

•	preserving your capital contributions; and

•	seeking capital appreciation on our investments.

See the “Investment Objectives and Policies” section of this prospectus for a more complete description of our investment policies and charter-imposed investment restrictions.

Are there any risks involved in an investment in your shares?

An investment in our shares involves significant risk. You should read the “Risk Factors” section of this prospectus beginning on page 23. That section contains a detailed discussion of material risks that you should consider before you invest in the common stock we are selling with this prospectus. Some of the more significant risks relating to an investment in our shares include the following:

•	No public market currently exists for our shares of common stock, and we have no current plans to list our shares on an exchange. If you are able to sell your shares, you would likely have to sell them at a substantial loss.

•	We were incorporated in December 2005 and have no operating history, which makes our future performance and the performance of your investment difficult to predict. As of August 3, 2006, our total assets consisted of $100,000 cash. We owned no assets and had no taxable income in 2005. We are deemed a “blind pool” because we do not own any properties and have not yet identified any properties for investment that we will make with proceeds from this offering.

•	While we are investing the proceeds of this offering, continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would be.

•	Our charter contains restrictions on ownership of the shares that prevent any one person from owning more than 9.8% of our outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code, which may prevent extraordinary acquisition transactions that might otherwise provide a premium price for our common stockholders.

•	We are dependent on our advisor and its affiliates to conduct our operations and this offering. Thus, adverse changes in their financial health or our relationship with them could harm us.

•	Our initial public offering price of the shares was arbitrarily determined and bears no relationship to our book or asset values or to any other established criteria for valuing shares; the actual value of your investment may be substantially less than what you pay.

•	We may incur debt exceeding 50% of the cost of our assets with the approval of the conflicts committee of our board. During the early stages of our offering, we expect that our conflicts committee will approve debt up to 100% of the cost of our assets. High debt levels increase the risk of your investment and could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

•	Until we generate operating cash flow sufficient to pay distributions to our stockholders, our organizational documents permit us to pay distributions from any source, including proceeds from this offering, borrowing and the sale of properties. Distributions paid from a source other than operating cash flow may constitute a return of capital.

•	If we fail to raise a significant amount of capital in excess of our minimum aggregate offering amount, we may be unable to diversify our investment portfolio to the extent we prefer, which could result in a lower level of dividends available for distribution or pose challenges toward maximizing your total return on capital invested.

•	If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividend and the long-term returns of our investors to be lower than they otherwise may be.

•	Our directors, officers, advisor, dealer-manager and its affiliates will face substantial conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	Our failure to qualify, or qualify and then lose our status, as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

What is the role of your board of directors?

As of the commencement of this offering, we will have a five-member board of directors, three of whom are independent of our advisor. All of our officers and two of our directors are affiliated with our advisor. Our charter, which requires that a majority of our directors be independent of our advisor, creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of our advisor and must approve other matters set forth in our charter. See “Conflicts of Interest — Certain Conflict Resolution Procedures.” Our directors are elected annually by the stockholders.

What is the experience of your officers and directors?

Our management team has extensive experience investing in and managing commercial real estate. Below is a short description of the background of each of our officers and directors. See the “Management — Executive Officers and Directors” section of this prospectus for a more detailed description of the experience of each of our officers and directors.

Name	Title	Experience
Leo F. Wells, III	President and Director	Founder of Wells Real Estate Funds and involved in real estate sales, management and brokerage services for over 30 years.

Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	Prior to joining the Wells family of entities in 1999, Mr. Williams was an accounting executive at OneSource, Inc., a supplier of janitorial and landscape services.

Randall D. Fretz	Senior Vice President	Prior to joining the Wells family of entities in 2002, Mr. Fretz was the former President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home décor and former Division Director at Bausch & Lomb, a manufacturer of optical equipment and products.

Director*

Director*

Director*

*	Denotes director who is not affiliated with our advisor.

Who is the dealer-manager and what will the dealer-manager do?

Our dealer manager, Wells Investment Securities, Inc., is a member firm of the National Association of Securities Dealers, Inc. (“NASD”). Our dealer manager was organized in May 1984 for the purpose of participating in and facilitating the distribution of securities of Wells programs. Our dealer manager will provide wholesaling, sales promotion and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus.

Wells Real Estate Funds, Inc. is the sole stockholder of our dealer manager, and our President, Leo F. Wells, III, is the sole stockholder of Wells Real Estate Funds, Inc. Our dealer manager, Inc. has limited experience managing a distribution directed to institutions.

Who is Integrity Investments, Inc. and what will it do?

Integrity Investments, Inc. (“Integrity”) is a member firm of the NASD and was organized in Florida in September 1992. Integrity will serve as the primary participating broker-dealer for our best efforts offering. Mr. Richard F. Curcio is the principal of Integrity and has agreed to reimburse our advisor for up to $500,000 of the first $1,000,000 in organizational and offering expenses related to this registered offering to the extent our advisor is unable to recover these expenses from us based upon our agreement to pay up to 1% of our gross offering proceeds to our advisor for reimbursement of these organizational and offering expenses.

Who is your advisor and what will the advisor do?

Wells Capital is our advisor. Our advisor was incorporated in the State of Georgia in 1984. As our advisor, Wells Capital will manage our daily affairs and make recommendations on all property acquisitions to our board of directors. Our officers acting through our advisor, Our advisor, will make most of the decisions regarding our investments. We expect that the conflicts committee of our board of directors will exercise its right to approve or reject all proposed property acquisitions. Our advisor will also provide asset management, marketing, investor relations and other administrative services on our behalf.

What is your advisor’s experience?

As of December 31, 2005, our advisor had sponsored or advised public and private real estate programs that had raised approximately $7.6 billion from approximately 213,000 investors. As of December 31, 2005, Wells Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust II, Inc. and 15 other Wells Limited Partnerships, which had commenced operations as “blind pool” entities, had raised approximately $7.5 billion from approximately 213,000 investors. Wells Timber Real Estate Investment Trust had not yet commenced its public offering. The “Prior Performance Summary” of this prospectus contains a discussion of certain of the Wells programs sponsored to date. We also provide certain statistical data relating to the Wells programs with investment objectives similar to ours in the “Prior Performance Tables” included at the end of this prospectus.

How will our advisor select potential properties for acquisition?

Our advisor will generally seek to acquire high-quality office and industrial buildings located in or near densely populated metropolitan markets leased to creditworthy companies and governmental entities. As of August 3, 2006, we had not yet selected any interests in properties to acquire.

To find properties that best meet our selection criteria for investment, our advisor’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that these studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building, and an environmental firm will investigate environmental issues to ensure each property meets our quality specifications.

What conflicts of interest will your advisor face?

Our advisor, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	Our advisor must determine which investment opportunities to recommend to us or another Wells-sponsored program;

•	Our advisor must determine which property and leasing managers to retain and may retain Wells Management Company, Inc., an affiliate, to manage and lease some or all of our properties;

•	Our advisor and its affiliates will have to allocate their time between us and other real estate programs and activities in which they are involved;

•	Our advisor and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties, regardless of the quality of the property acquired or the services provided to us; and

•	Our advisor and our dealer manager will also receive fees in connection with our public offerings of equity securities, as well as in connection with other Wells-sponsored programs.

All three of our officers and two of our directors, Messrs. Wells and Williams, will also face these conflicts because of their affiliation with our advisor and by way of their service as officers or directors of Wells REIT I, Wells REIT II, or Wells Timber REIT. See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

What is the ownership structure of the Wells entities that perform services for you?

The following chart shows the ownership structure of the various Wells entities that perform or are likely to perform important services for us.

Leo F. Wells, III
Owns 100%
Wells Real Estate Funds, Inc.
Owns 100% of
Owns 100% of
Owns 100% of
Wells Management Company, Inc. (one of our potential property managers)
Wells Investment Securities, Inc. (our dealer manager)
Wells Capital, Inc. (our Advisor)
Owns 100% of
Dealer Manager Agreement
Advisor Agreement
Property Management Agreement
Wells Development Corporation (a possible developer of property for us)
Institutional REIT, Inc. (Registrant)

What are the fees that you will pay to the advisor and its affiliates in connection with this offering?

Our advisor and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. This table assumes a $10.00 price for each share sold through our dividend reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (250,000,000 shares)	Estimated Amount for Minimum Offering (1,000,000 shares)
	Offering Stage
Dealer Manager Fee	Up to 1.0% of gross offering proceeds in the primary offering; no dealer manager fee is payable on shares sold under the dividend reinvestment plan; Wells Investment Securities will be paid the 1.0% and reallow 0.25% to Integrity Investments, Inc. for all sales, and if applicable, Wells Investment Securities will reallow an additional 0.25% of its dealer manager fee to any additional participating broker-dealer, but only for those sales consummated by that participating broker-dealer. In the case of a sale involving both Integrity and a secondary participating broker-dealer, the dealer manager will retain 0.50% of the dealer-manager fee.	$25,000,000	$100,000

Selling Commissions	No selling commissions are immediately payable on shares sold under the primary offering, but see “Deferred Selling Commissions” under “Operational Stage” below.	$—	$—

Other Organization and Offering Expenses	Up to 1.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other expenses will not exceed 0.25% of our gross offering proceeds, or $6,250,000	$6,250,000	$100,000

	Acquisition and Development Stage

Acquisition Fees	1.5% of the cost of investments acquired by us, including acquisition expenses and any debt attributable to such investments.	$37,000,000	$147,000

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (250,000,000 shares)	Estimated Amount for Minimum Offering (1,000,000 shares)
	Operational Stage

Deferred Selling Commissions	Commencing 12 months from the date of sale of each share, we will pay Wells Investment Securities a maximum deferred selling commission at an annual rate of 0.50% over a 12-year period on all stock sales. Wells Investment Securities will reallow 0.25% of this 0.50% deferred selling commission payable over the same 12 year period to Integrity on all stock sales. If another participating broker-dealer is involved in the sale, Wells Investment Securities will reallow the other 0.25% of the 0.50% deferred selling commission to the other participating broker-dealer with respect to the sale. The payment of deferred selling commissions will cease upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market or upon the commencement of a liquidation plan approved by our board of directors.	$150,000,000	$600,000

Asset Management Fees	Monthly fee equal to one-twelfth of 0.50% of the sum of the cost of all investments.	Actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; therefore, we cannot determine these amounts at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (250,000,000 shares)	Estimated Amount for Minimum Offering (1,000,000 shares)
Operational Stage (continued)

Property Management Fee	If we retain Wells Management to manage and lease some of our properties, we will pay a market-based property management fee, which would likely be based on the gross monthly income of the property. For leasing-agent services for a property, we would expect to pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building and (ii) a market-based commission based on the net rent payable. For construction-management services for a property, we would expect to pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal (subject to a limit of 5.0% of such lease concessions) and a management fee to be determined for other construction-management activities.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Operating Expenses	We will reimburse our advisor for the expenses it incurs in connection with its provision of services to us other than personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Liquidation/Listing Stage

Disposition Fee	1.0% of contract price for property sold.	Actual amounts depend on the selling price of properties at the time of disposition; we cannot determine these amounts at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (250,000,000 shares)	Estimated Amount for Minimum Offering (1,000,000 shares)
Liquidation/Listing Stage (continued)

Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	8.0% of remaining net sale proceeds after return of capital plus payment to investors of an 9.0% cumulative, non-compounded return on the capital contributed by investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange)	8.0% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 9.0% cumulative, non-compounded return to investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

See “Compensation Table” and “Plan of Distribution” for a more detailed description of the fees and expenses payable to our advisor, our dealer manager and their affiliates.

How many real estate properties do you currently own?

Currently, we hold no interests in any properties and have not yet identified any properties to acquire.

What steps do you take to make sure you purchase environmentally compliant properties?

We will generally obtain a Phase I environmental assessment of each property we purchase. In addition, we generally expect to obtain a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

What will be the terms of your leases?

We will seek to secure leases with creditworthy tenants before or at the time we acquire a property. We expect that our leases generally will be economically net leases. This means that the tenant would be responsible for the cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. In most of these leases, we will probably be responsible for the replacement of specific structural components of a property, such as the roof of the building or the parking lot. We expect that our leases generally will have terms of five or more years, some of which may have renewal options.

How will Institutional REIT own its real estate properties?

We expect to own substantially all of our real estate properties through Institutional Operating Partnership, L.P. (“Institutional OP”), our operating partnership. Institutional OP is a Delaware limited partnership organized in June 2006 to acquire, own and operate properties on our behalf. We are the sole general partner of Institutional OP and, as of August 3, 2006, owned 1.0% of its limited partnership units. Our advisor has also contributed $99,000 to Institutional OP in exchange for limited partnership units. As a result of this structure we are considered an “UPREIT.”

What is an “UPREIT”?

UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” The UPREIT structure is used because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and generally defer taxation of gain until the seller later sells or exchanges his UPREIT units. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. At present, we have no plans to acquire any specific properties in exchange for units of Institutional OP.

What is your stockholder dividend policy?

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income. REIT taxable income is computed without regard to the dividends-paid deduction and excludes net capital gain. Further, REIT taxable income does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We may pay distributions from any source, including proceeds from this offering, borrowing and the sale of properties. Distributions paid from a source other than operating cash flow may constitute a return of capital. We have not established a minimum distribution level.

How will you calculate the payment of dividends to stockholders?

We expect to calculate our quarterly dividends based upon daily record dates so that investors may be entitled to dividends immediately upon purchasing our shares.

May I reinvest my dividends in shares of Institutional REIT?

Yes. We have adopted a dividend reinvestment plan. If you are eligible, you may participate in our dividend reinvestment plan by checking the appropriate box on your Subscription Agreement or by filling out an enrollment form that we will provide to you at your request. The purchase price for shares purchased under this plan will be the higher of $10.00 or 100% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan.

We may amend or terminate our dividend reinvestment plan at our discretion at any time provided that any amendment that adversely affects the rights or obligations of participants (as determined by the board) will only take effect upon 10 days’ written notice to participants. For more information regarding the dividend reinvestment plan, see “Description of Shares — Dividend Reinvestment Plan.”

Will the dividends I receive be taxable as ordinary income?

Yes and No. Generally, dividends that you receive, including dividends that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income (or capital gain, if our dividends are designated as capital gain dividends) to the extent they are from current or accumulated earnings and profits.

We expect that some portion of your dividends will not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. Dividends that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or Institutional REIT is liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You should also review the section of the prospectus entitled “Federal Income Tax Considerations.”

How much money did your affiliates raise in their prior offerings to date?

Our advisor and its affiliates have sponsored 15 publicly offered real estate limited partnerships and Wells REIT I and Wells REIT II on an unspecified property, or “blind pool,” basis. not including Wells Timber, which has not yet commenced its offering. As of December 31, 2005, they had raised in excess of $7.5 billion from approximately 213,000 investors in these 17 public real estate programs. In addition to the real estate programs sponsored by our advisor discussed above, our advisor is also sponsoring an index mutual fund that invests in various REIT stocks and is known as the Wells S&P REIT Index Fund. The Wells S&P REIT Index Fund is a mutual fund that seeks to provide investment results corresponding to the performance of the S&P REIT Index by investing in the REIT stocks included in the S&P REIT Index. The Wells S&P REIT Index Fund began its offering on January 12, 1998, and as of December 31, 2005, the fund had raised approximately $562.7 million in offering proceeds from approximately 19,000 investors.

How will you use the proceeds raised from this offering?

We intend to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. Depending primarily upon the number of shares we sell in our primary offering at $10.00 per share, if only the minimum offering is sold, approximately $9.65 of each share sold will be available for the purchase of real estate. If the maximum offering is sold, approximately $9.73 of each share sold will be available for the purchase of real estate. Sales from our dividend reinvestment plan will be allocated primarily toward payment for the repurchase of shares under our share redemption program. We will use the remainder of the offering proceeds to pay the costs of the offering, including the dealer manager fee, and to pay the fee to our advisor for its services in connection with the selection, acquisition, development and construction of properties. We expect to make available nearly all of the net offering proceeds from the sale of shares under our dividend reinvestment plan to repurchase our common stock pursuant to our share redemption program.

More specifically, the amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. The minimum dollar amount columns assume we will sell the minimum of 1,000,000 shares of common stock in this offering at $10.00 per share and the maximum dollar amount columns assume we will sell our maximum of 250,000,000 primary offering shares.

	Minimum Dollar Amount	Percent	Maximum Dollar Amount	Percent
Gross offering proceeds	$10,000,000	100%	$2,500,000,000	100%
Less Offering Expenses
Dealer manager fee (1)	$100,000	1.00%	$25,000,000	1.00%
Organization and other offering costs (2)	$100,000	1.00%	$6,250,000	0.25%
Amount available for investment
Acquisition fees	$147,000	1.47%	$37,000,000	1.48%
Proceeds invested	$9,653,000	96.53%	$2,431,750,000	97.27%
Total application of proceeds	$9,653,000	96.53%	$2,431,750,000	97.27%

(1)	This amount represents the entire dealer manager fee of which 0.25% may be reallowed each to Integrity Investments, Inc. and any other participating broker dealer. In addition to dealer manager-fees, commencing 12 months from the date of sale, we will pay a deferred selling commission to the dealer manager at an annual rate of 0.50%, of which 0.25% will be reallowed to Integrity on all sales and a second 0.25% may be reallowed to a participating broker-dealer over the next 12 years for those sales in which it participates. No deferred selling commissions will be paid from stockholder distributions. However, the deferred selling commission will have the affect of reducing the funds otherwise available to us for distribution. The payment of deferred selling commissions will cease upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market or upon the commencement of a liquidation plan approved by our board of directors.
(2)	Although we have allocated up to 1.0% of our gross offering proceeds to organization and other offering costs, if the maximum offering amount is sold, we do not anticipate these expenses will exceed $6,250,000.

Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high a return as we expect to earn on our real estate investments, and we may not be able to invest the proceeds in real estate promptly. See “Estimated Use of Proceeds” for a more detailed description of the estimated use of the proceeds of the offering.

What kind of offering is this?

We are offering up to 250,000,000 shares of common stock on a “best efforts” basis. We will use our best efforts to offer up to 250,000,000 shares of our common stock in our primary offering at $10.00 per share, but we must sell a minimum of 1,000,000 shares to achieve the minimum threshold and minimum amount of funds necessary to conduct our operations. We are also offering 90,000,000 shares of common stock under our dividend reinvestment plan at the greater of $10.00 or 100% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose.

How does a “best efforts” offering work?

When shares are offered on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. We will not sell any shares unless we sell a minimum of 1,000,000 shares to the public for $10.00 per share by                         , 2007. Purchases by our affiliates will not count toward meeting this minimum threshold. Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent,                          Bank, in trust for subscribers’ benefit, pending release to us. If we do not sell 1,000,000 shares to the public for $10.00 per share by                         , 2007, we will terminate this

offering and return all subscribers’ funds, plus interest. Even if we meet our minimum offering amount requirement of 1,000,000 shares, we will pay interest on all escrowed funds unless the minimum offering amount is achieved on the first day we commence the offering. Funds in escrow will be invested in short-term investments that can be readily sold or otherwise disposed of for cash without any dissipation of the offering proceeds invested.

How long will this offering last?

We expect to sell the shares offered in this prospectus over a two-year period with a possible one-year extension. If we have not sold the minimum offering amount of 1,000,000 shares by                         , 2007, we will terminate the offering and the escrow agent will return your funds with interest. Under rules recently promulgated by the SEC and assuming we reach our minimum offering amount by                         , 2007, in some circumstances we could continue this offering until as late as                         , 2010. If we decide to continue this offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. We may terminate this offering at any time.

Are there any limits on the amount of debt you may incur to leverage your assets?

Yes. Our board adopted a leverage policy which limits our ability to incur debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflicts committee of our board of directors approves the borrowing. Further, in order to facilitate property acquisitions in the early stages, we expect the conflicts committee of our board will authorize us to incur debt up to 100% of the cost of our assets during this time.

Who can buy shares?

Only Institutions may participate in this offering. For more information, please read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus and under the “Suitability Standards” section of the prospectus.

Are there any special restrictions on the ownership of shares?

Yes. Our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase shares. In order to comply with REIT qualifications rules, on an annual basis, we will require our record holders to provide us with detailed information regarding the beneficial ownership of our shares.

These restrictions are designed to enable us to comply with the ownership restrictions imposed on REITs by the Internal Revenue Code. See “Description of Shares — Restriction on Ownership of Shares.”

Are there any special restrictions on the transfer of shares?

Yes. Within the first year from the date of purchase from us, shares may be transferred only (i) to other institutions or (ii) if we receive a satisfactory opinion of counsel concluding that the transfer will not affect our ability to rely on state registration exemptions for this offering.

What are my voting rights as a stockholder?

We intend to hold annual meetings of our stockholders for the purpose of electing our directors or conducting other business matters that may be presented at such meetings. We may also call a special meeting of stockholders from time to time. Each of our stockholders will be entitled to one vote for each share of common stock owned at any of these meetings

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain employee benefit plans. Any plan trustee, fiduciary or individual considering purchasing shares for a plan or an individual retirement account should read this section of the prospectus very carefully.

Is there any minimum investment required?

Yes. An initial purchase of our shares must generally be at least $1,000,000 per institution. Once you have satisfied the applicable minimum purchase requirement, any additional purchases of our shares in this offering must be in amounts of at least $100,000, except for additional purchases pursuant to our dividend reinvestment plan. See “Plan of Distribution — Minimum Purchase Requirements.”

How does an institution subscribe for shares?

If an institution chooses to acquire shares in this offering, a representative of that particular institution will need to fill out a Subscription Agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time of subscription.

How may institutions in this offering sell their shares?

At the time shares are purchased, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure that one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock, which will apply to potential purchasers of your stock. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. See “Description of Shares — Restriction on Ownership of Shares.”

If you meet the limited qualifications to participate in our share redemption program, you may be able to sell your shares to us, although we will not adopt the program during this primary offering or any subsequent primary offering unless the SEC grants us exemptive relief from restrictions on issuer repurchases during a distribution. A stockholder may present all or any portion of such stockholder’s common stock for repurchase under the program only if such request relates to the shares beneficially owned by a trust and the trust has dissolved other than:

•	at the discretion of the trustee or grantor of the trust or

•	on the account of the passage o time if the trust agreement called for the dissolution of the trust prior to 2018.

We will repurchase shares under the share redemption program at the price at which we sold the shares. Although we intend to redeem all shares eligible for redemption under the share redemption program, our share redemption program would not require us to redeem in any calendar year more than 5% of the weighted average number of shares outstanding during the prior calendar year. Even if we adopt the program, we could later amend, suspend or terminate the share redemption program upon 30 days’ notice.

When will the company seek to list its shares of common stock?

Although our shares are not listed on any securities exchange, our charter requires that, in the event that our stock is not listed on a national securities exchange or the Nasdaq Global Market by                          2018, we must either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders.

If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval to liquidate. If we seek and do not obtain stockholder approval to liquidate, our charter would not require us to list or liquidate and we could continue to operate as before. If we sought and obtained stockholder approval to liquidate, we would begin an orderly sale of our properties and distribute our net proceeds to our stockholders.

Will I be notified of how the company and my investment are performing?

Yes, we will provide your institution or bank trust account contact with periodic updates on the performance of the company and your investment in us, including:

•	Four quarterly dividend reports;

•	An annual report; and

•	An annual IRS Form 1099-DIV, if required.

We will provide this information to your institution via U.S. mail or other courier. However, with your institution’s permission, we may furnish this information by electronic delivery, including, with respect to our annual report, by notice of the posting of our annual report on our affiliated Web site, which is www.wellsref.com. We will also include on this Web site access to our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement and other filings we make with the SEC, which filings will provide you with periodic updates on our performance and the performance of your investment.

When will I get my detailed tax information?

Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Will you or our advisor keep track of the beneficial owners of the stock purchased pursuant to this prospectus?

Our advisor will generally only keep records of the holders of record of our stock, except as otherwise required by REIT qualification rules. As a condition to participating in this offering, institutions that purchase our shares for trusts or others accounts will be responsible as record holders for maintaining records of the underlying beneficial owners and for providing such beneficial ownership information as we may need on an annual basis to comply with the REIT qualification rules. Further, for purposes of complying with ERISA, we will need to know the name of the beneficial owner and information describing whether or not the organization of the beneficial owner constitutes a “plan.”

Who can help answer my questions?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact our dealer manager or Integrity at:

Wells Investment Securities, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092-3365

Attn: Client Services

Telephone: (800) 557-4830 or (770) 243-8282

Fax: (770) 243-8198

E-mail: client.services@wellsref.com

Integrity Investments, Inc. 221 Pensacola Road Venice, Florida 34285 Telephone: (800) 242-9340 Fax: (941) 480-0555 E-mail: Integrity@mycomcast.com

Alternatively, you may review the SEC filing of our prospectus on our web site at www.wellsref.com.

Risk Factors

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

There is no public trading market for our shares; therefore, it will be difficult for you to sell your shares.

There is no current public market for our shares and we currently have no plans to list our shares on a national securities exchange or the Nasdaq Global Market. Within the first year from the date of their issuance in this offering, shares may be transferred only (i) to other institutions or (ii) if we receive a satisfactory opinion of counsel concluding that the transfer will not affect our ability to rely on state registration exemptions for this offering. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares.

Even if we adopt our proposed share redemption program, you may be able to sell your shares to us only if your redemption request relates to the shares beneficially owned by a trust and the trust has dissolved other than:

•	at the discretion of the trustee or grantor of the trust or

•	on the account of the passage of time if the trust agreement called for the dissolution of the trust prior to 2018.

Moreover, the proposed share redemption program would not obligate us to redeem shares in excess of the limits described under “Description of Shares — Share Redemption Program.” Even if adopted, our board of directors could amend, suspend or terminate the proposed share redemption program at any time upon 30 days’ notice.

It will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.

If we are unable to find suitable investments for any reason, including competition with third parties, we may not be able to achieve our investment objectives or pay dividends.

While we are investing the proceeds of this offering, the continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would be. We believe the current market for high-quality office properties is extremely competitive. We will be competing for these real estate investments with other REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, individuals and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. The greater the number of entities and resources competing for high-quality office properties, the higher the acquisition prices of these properties will be and the number of entities and the amount of funds competing for suitable investments may increase. This could reduce our profitability and our ability to pay dividends to you. We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. The more money we raise in this offering, the greater will be our challenge to invest all of the net offering proceeds on attractive terms. Therefore, the relatively large size of this offering increases the risk that we may pay too much for real estate acquisitions. If we, through our advisor, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments and may, ultimately, liquidate. If we are unable to timely locate suitable investments, we may be unable or limited in our ability to make distributions.

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividends and your investment returns to be lower than they otherwise would be.

We could suffer from delays in locating suitable investments. The more money we raise in this offering, and the more money Wells REIT II raises in its offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the relatively large size of this offering increases the risk of delays in investing our net offering proceeds. Our reliance on our advisor to locate suitable investments for us at times when the management of our advisor is simultaneously seeking to locate suitable investments for Wells REIT II and other affiliated programs could also delay the investment of the proceeds of this offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely limit our ability to pay dividends to our stockholders and reduce our stockholders’ overall returns. In particular, where we acquire properties before the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the distribution of cash dividends attributable to those particular properties. You should expect to wait until the next full calendar quarter after the closing of a property acquisition before there is any impact on our cash flow position attributable to such property.

We have not yet identified any of the properties that we will purchase with the proceeds of this offering, which makes your investment more speculative.

We have not yet identified any of the investments that we will make with the proceeds of this offering. Our ability to identify well-performing properties and achieve our investment objectives depends upon the performance of our advisor in the acquisition of our investments and the determination of any financing arrangements. The relatively large size of this offering increases the challenges that our advisor will face in investing our net offering proceeds promptly in attractive properties, and the continuing high demand for the type of properties we desire to purchase increases the risk that we may pay too much for the properties that we do purchase. Because of the illiquid nature of our shares, even if we disclose information about our potential investments before we make them, it will be difficult for you to sell your shares promptly or at all.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a “best efforts” basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. This offering is conditioned on the sale of 1,000,000 shares ($10,000,000 of gross offering proceeds). If we are unable to raise substantial funds in this offering, we will make fewer investments. This would result in less diversification in terms of the number of investments owned, the geographic regions in which our investments would be located and the types of investments that we could make. In that case, the likelihood that any single property’s poor performance would adversely affect our profitability will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay distributions to our stockholders.

We were incorporated in December 2005 and have no operating history, which makes our future performance and the performance of your investment difficult to predict.

We are a recently formed company and have no operating history. We were incorporated in the State of Maryland in December 2005. In 2005, we had no assets and no taxable income. As of the date of this prospectus, we have not made any investments in real estate or otherwise, and our total assets consist of $100,000 cash. You should not assume that our performance will be similar to the past performance of other real estate programs sponsored by our advisor or its affiliates. You should be especially cautious when drawing conclusions about our future performance. Our lack of operating history and the differences in the methods used by other Wells-sponsored real estate programs to offer their securities, other than only to institutions, significantly increases the risk and uncertainty you face in making an investment in our shares.

We may be unable to pay or maintain cash distributions or increase distributions over time, and, until we have invested the proceeds of this offering and our properties are generating sufficient cash flow, we may have difficulty funding our distributions solely from cash flow from operations, which could reduce the funds we have available for investment and your overall return.

There are many factors that can affect the availability and timing of distributions to stockholders. In the future we expect to fund distributions principally from cash flow from operations; however, while we are in our offering stage and until our properties are generating sufficient cash flow, we may fund our distributions from borrowings or even the net proceeds from this offering. If we fund distributions from financings or the net proceeds from this offering, we will have fewer funds available for the acquisition of properties, and your overall return may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. We can give you no assurance that we will be able to pay or maintain cash distributions or increase distributions over time.

Our loss of or inability to obtain key personnel could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Leo F. Wells, III and Douglas P. Williams, each of whom would be difficult to replace. We do not have employment agreements with Messrs. Wells or Williams, and we cannot guarantee that such persons will remain affiliated with us. If any of our key personnel or those of our advisor were to cease their affiliation with us, we may be unable to find suitable replacement personnel, and our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor and any property managers we retain may be unsuccessful in attracting and retaining such skilled personnel. Further, we intend to establish strategic relationships with firms that have special expertise in certain services or as to real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties in such regions. We may be unsuccessful in attracting and retaining such relationships. If we lose or are unable to obtain the services of highly skilled personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our operating performance could suffer if our advisor incurs significant losses, including those losses that may result from being the general partner of other entities.

We are dependent on our advisor to select investments and conduct our operations; thus, adverse changes in the financial health of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments. As a general partner to many Well-sponsored programs, our advisor may have contingent liability for the obligations of such partnerships. Enforcement of such obligations against our advisor could result in a substantial reduction of its net worth. If such liabilities affected the level of services that our advisor could provide, our operations and financial performance could suffer as well, which would limit our ability to make distributions and decrease the value of your investment.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Our charter provides that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (i) actually received an improper benefit or profit in money, property or services or (ii) was actively and deliberately dishonest. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner.

Risks Related to Conflicts of Interest

Our advisor and possibly Wells Management will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could lower your overall return.

We will rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs also rely on our advisor for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If our advisor directs an investment opportunity to a Wells-sponsored program, it is to offer the investment opportunity to the program for which the opportunity, in the discretion of our advisor, is most suitable. Likewise, we may rely on Wells Management to attract and retain creditworthy tenants for some of our properties. Other Wells-sponsored programs rely on Wells Management for the same tasks. If Wells Management directs creditworthy prospective tenants to the property of another Wells-sponsored program where it could direct such tenants to our prospective properties, our tenant base could have more inherent risk than might otherwise be the case. Our charter disclaims any interest in an investment opportunity known to our advisor that our advisor has not recommended to us. Our advisor could direct attractive investment opportunities to other entities or even make such investments for its own account. Wells Management could direct attractive tenants to other entities. Such events could result in our investing in properties that provide less attractive returns or leasing properties to tenants that are more likely to default under their leases, thus reducing the level of dividends we may be able to pay you.

Our advisor, its affiliates and our officers will face competing demands on their time, and this may cause our operations and your investment to suffer.

We will rely on our advisor and its affiliates for the day-to-day operation of our business. our advisor and its affiliates, including our officers, have interests in other Wells programs and engage in other business activities and will not be able to allocate all of their time to Institutional REIT. As a result, they will have conflicts of interest in allocating their time among us and other Wells programs and activities in which they are involved. During times of intense activity in other programs and ventures, they may devote less time and allocate fewer resources to our business than they would prefer in order to manage our business. If this occurs, the returns on our investments, and the value of your investment, may decline.

Our officers and some of our directors face conflicts of interest related to the positions they hold with our advisor and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to you.

Our executive officers and some of our directors are also officers and directors of our advisor, our dealer manager and other affiliated entities. As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could hinder the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Our advisor and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Wells-sponsored programs, which could result in actions that are not in the long-term best interest of our stockholders.

Our advisor and its affiliates will receive substantial fees from us and other Wells-sponsored programs. Other Wells-sponsored programs in some cases pay higher fees than we do, which could influence our advisor’s ability to deal impartially with us vis-à-vis other Wells-sponsored programs. These fee arrangements could also influence our advisor’s advice to us, as well as the judgment of the affiliates of our advisor who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement, the dealer manager agreement and any property management and leasing agreements;

•	public offerings of equity by us, which entitle our dealer manager to dealer manager fees and entitle our advisor to increased acquisition and asset management fees;

•	property sales, which entitle our advisor to real estate commissions and possible success-based sale fees, which in some cases are higher for other Wells-sponsored programs;

•	property acquisitions from other Wells-sponsored programs, which might entitle our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for our dealer manager and our advisor;

•	whether and when we seek to list our common stock on a national securities exchange or the Nasdaq Global Market, which listing could entitle our advisor to a success-based listing fee, but could also hinder its sales efforts for other programs if the price at which our shares trade is lower than the price at which we offered shares to the public; and

•	whether and when we seek to sell the company or its assets, which sale could entitle our advisor to a disposition fee but could also hinder its sales efforts for other programs if the sales price for the company or its assets resulted in proceeds less than the amount needed to preserve our stockholders’ capital.

The acquisition fees paid to our advisor and management and leasing fees that would be paid to its affiliate, Wells Management, if Wells Management were retained to manage some of our properties, will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. Moreover, our advisor and Wells Management will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay you dividends or result in a decline in the value of your investment.

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of our outstanding common stock. As a condition of participating in this offering and as required by the REIT qualification rules, we will require our stockholders of record to provide us with certain beneficial owner information on an annual basis. Our 9.8% charter limit ownership restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.

Our dealer manager has no experience directing an offering to only institutional investors, which heightens the risk that we may not raise enough proceeds to acquire a portfolio that is diversified and significant in relation to our general and administrative expenses.

Our dealer manager has no experience managing offerings that are directed only to institutions. Therefore, we may be unable to raise more than the minimum offering amount of $10 million. Unsuccessful capital-raising efforts would likely affect the performance of your investment because our general and administrative expenses would offset a larger proportion of our revenues. In addition, a smaller and less diversified portfolio increases the risks associated with the poor performance of a smaller amount of assets.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate. To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Even if adopted, you may not be able to sell your shares under the proposed share redemption program.

We will not adopt the proposed share redemption program until the earlier of: (i) the completion of this primary offering or (ii) our receipt of SEC exemptive relief from the rules restricting issuer purchases during distributions pursuant to Regulation M promulgated under the Exchange Act of 1934, as amended, which relief we may not be able to obtain. Even when one of these conditions is satisfied, our board of directors could choose not to adopt the proposed share redemption program or to amend its proposed terms without stockholder approval. Our board will also be free to amend, suspend or terminate the program upon 30 days’ notice after its adoption.

As proposed, the share redemption program would permit you to sell your shares to us in only limited circumstances. A stockholder may present all or any portion of such stockholder’s common stock for redemption under the program only if such request relates to the shares beneficially owned by a trust and the trust has dissolved other than:

•	at the discretion of the trustee or grantor of the trust or

•	on the account of the passage of time if the trust agreement called for the dissolution of the trust prior to 2018.

Our share redemption program would not require us to redeem in any calendar year in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year. Further, we would have no obligation to redeem shares if the redemption would violate the restriction on distributions under Maryland law, which prohibits distributions that would cause a corporation to meet the statutory tests of solvency. Even if we adopt the proposed share redemption program, these restrictions would severely limit your ability to sell your shares to us.

The offering price was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

Our initial public offering price of the shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. The board of directors considered the following factors in determining the offering price:

•	the offering price of Wells REIT I and Wells REIT II;

•	the range of offering prices of comparable unlisted REITs; and

•	the recommendation of our dealer manager.

Because the offering price is not based upon any independent valuation, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

Our dealer manager is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Our stockholders will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (1) sell additional shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of Institutional OP. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price you pay, and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.

Payment of fees to our advisor, our dealer manager and their affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

Our advisor and our dealer manager and their affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments and the management of our assets. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment in properties or distribution to stockholders. Additionally, we will pay deferred selling commissions in connection with the sale of shares in this offering, which will also reduce the amount of cash available for distributions to stockholders. Largely as a result of these fees, we expect that for each share sold in this offering, approximately $9.65 to $9.73 will be available for the purchase of real estate, depending primarily upon the number of shares we sell. Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Up-front fees also increase the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange or the Nasdaq Global Market. See “Compensation Table.”

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for tenant improvements to the vacated space in order to attract replacement tenants. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops.

We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We do not intend to reserve significant proceeds from this offering for future capital needs. Accordingly, if we need significant capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of your investment.

General Risks Related to Investments in Real Estate

Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general or local economic conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds, which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties, which would reduce the value of your investment.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce your return.

We depend on tenants for our revenue, and lease terminations could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our investments will materially depend on the financial stability of our tenants. A default by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. If a tenant defaults or goes bankrupt, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to stockholders.

Our inability to sell a property when we want could limit our ability to pay cash distributions to you.

General economic conditions, availability of financing, interest rates and other factors, including supply and demand, all of which are beyond our control, affect the real estate market. We may be unable to sell a property for the price, on the terms or within the time frame we want. That inability could reduce our cash flow and cause our results of operations to suffer, limiting our ability to pay distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income and the return on your investment.

Our advisor will attempt to obtain adequate insurance on all of our properties to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.

We may use proceeds from this offering to develop properties or acquire unimproved real properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

Uncertain market conditions relating to the future disposition of properties could adversely affect the return on your investment.

We intend to hold the properties in which we invest until we determine that selling or otherwise disposing of properties would help us to achieve our investment objectives. Various real estate market conditions may affect the future disposition of our properties, and we may not be able to sell our properties at a profit. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will depend upon fluctuating market conditions.

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.

We may enter into joint ventures to acquire, develop or improve properties. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, for example:

•	the possibility that our co-venturer in an investment might become bankrupt;

•	that such co-venturer may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; or

•	that such co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. We could be subject to liability in the form of fines or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated associated with the disposal of solid and hazardous materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Our tenants’ operations, the conditions of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment. Additionally, compliance with new laws, ordinances or regulations may impose material environmental liability.

Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your investment.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to you.

If we sell properties and provide financing to purchasers, defaults by the purchasers would decrease our cash flows and limit our ability to make distributions to you.

In some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash dividends to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or the reinvestment of proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Associated with Debt Financing

We are likely to incur mortgage and other indebtedness, which may increase our business risks.

As of August 3, 2006, we had no outstanding indebtedness, but we are likely to incur indebtedness, such as fixed-rate mortgages on future properties, even if we raise significant proceeds in this offering. We may incur indebtedness to acquire properties, to fund property improvements and other capital expenditures, to pay our dividend and for other purposes.

Significant borrowings increase the risks of your investment. If there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.

If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties. Although we do not yet have a credit facility, it could include a cross-default provision that would provide that a default under any obligation of a certain dollar threshold or more by us, Institutional OP or any of our subsidiaries constitutes a default under the credit facility. If any of our future properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders may be limited.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at what management deems to be reasonable interest rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage property, discontinue insurance coverage or replace Wells Capital as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.

Increases in interest rates could increase the amount of future debt payments and limit our ability to pay dividends to our stockholders.

As of August 3, 2006, we had no indebtedness, but we expect that we will incur indebtedness in the future. If so, higher interest rates will increase our cost of borrowing. Additionally, some of our borrowings may bear interest at variable rates. Interest rate increases would increase our interest cost on such borrowings. These factors would reduce our cash flows and our ability to pay dividends. In addition, if we need to repay debt in the future during periods of higher interest rates, we might sell one or more of our investments in order to repay the debt, which sale at that time might not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Our board adopted a leverage policy that limits our ability to incur debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflicts committee of our board of directors authorizes the borrowing. Further, in order to help facilitate property acquisitions in our early stages, we expect the conflicts committee of our board will authorize allowing us to incur debt up to 100% of total value of our assets during our offering stage. High debt levels would cause us to incur higher interest charges, which in turn would result in higher debt service payments and could be accompanied by restrictive covenants that could adversely affect our operations. These factors could limit the amount of cash we have available to distribute to stockholders and could result in a decline in the value of your investment.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net income and cash available for distributions.

We expect DLA Piper Rudnick Gray Cary US LLP to render an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2006 and that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2006. This opinion will be based upon, among other things, our representations as to the manner in which we are and will be owned and the manner in which we will invest in and operate assets. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper Rudnick Gray Cary US LLP will not review our compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion will represent DLA Piper Rudnick Gray Cary US LLP’s legal judgment based on the law in effect as of the date of this prospectus. DLA Piper Rudnick Gray Cary US LLP’s opinion will not be binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•	If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.

To qualify as a REIT, we must distribute to our stockholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to make these distributions and maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from (1) differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes; (2) the effect of non-deductible capital expenditures; (3) the creation of reserves; or (4) required debt amortization payments. We may need to borrow funds at times when market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of our common stock.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which could delay or hinder our ability to meet our investment objectives and lower the return on your investment.

To qualify as a REIT, we must satisfy tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Legislative or regulatory tax changes could adversely affect you.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect the taxation of us or of you as a stockholder. Therefore, changes in laws could diminish the value of an investment in our common stock or the value or the resale potential of our properties. We recommend you consult with your own tax advisor with respect to the impact of any relevant legislation on your investment in our common stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

Fiduciary Risks

If you fail to meet the fiduciary and other standards under ERISA, the Internal Revenue Code, or common law as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing trusts or IRAs. If you are investing the assets of a trust, pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing the trust or the plan or IRA, including a plan’s investment policy;

•	your investment satisfies the prudence and diversification

•	requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	your investment will not impair the liquidity of the trust, plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Internal Revenue Code, or other applicable statutory or common law may result in the imposition of civil and criminal penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

Cautionary Note Regarding Forward-looking Statements

Some of the information in this prospectus may contain forward-looking statements. Such statements include statements about our plans, strategies and prospects. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, and other unpredictable factors, many of which are beyond our control.

These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the estimated proceeds raised in this primary offering assuming that we sell a minimum of 1,000,000 shares of common stock, a midrange point of 125,000,000 shares of common stock and the maximum of 250,000,000 shares of common stock. We also disclose information below regarding the estimated use of proceeds assuming we sell the maximum number of shares (90,000,000) pursuant to our dividend reinvestment plan. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily on the number of shares we sell in the primary offering and under our dividend reinvestment plan, we estimate that approximately 96.53% to 97.27% of our gross offering proceeds, or $9.65 to $9.73 per share, respectively, will be used for investments and the repurchase of shares under our share redemption program, while the remainder will be used to pay a portion of our offering expenses and to pay a fee to our advisor for its services in connection with the selection, acquisition, development and construction of our real estate investments. We have been able to increase the amount of offering proceeds that we can invest in real estate by deferring the payment of up to $0.60 per share in selling commissions over a 12-year period commencing one year from the issuance of the share. Regarding our dividend reinvestment plan offering, because there will be no dealer-manager fee or other organization and offering expenses incurred by us, we estimate that 98.50% of our gross offering proceeds, or $9.85 per share, will be available for investments.

	340,000,000 Shares of Common Stock
	Primary Offering						Dividend Reinvestment Plan		Total
	1,000,000 shares ($10.00/share)		125,000,000 shares ($10.00/share)		250,000,000 shares ($10.00/share)		90,000,000 shares ($10.00/share)		340,000,000 shares
	$	%	$	%	$	%	$	%	$
Gross Offering Proceeds	10,000,000	100.00	1,250,000,000	100.00	2,500,000,000	100.00	900,000,000	100.00	3,400,000,000
Less Offering Expenses
Dealer Manager Fee(1)	100,000	1.00	12,500,000	1.00	25,000,000	1.00	—	0.00	25,000,000
Organization and Other Offering Expenses(2)	100,000	1.00	5,664,500	0.45	6,250,000	0.25	—	0.00	6,250,000
Amount Available for Investment(3)	9,800,000	98.00	1,231,835,500	98.55	2,468,750,000	98.75	900,000,000	100.00	3,368,750,000
Acquisition Fees(5)	147,000	1.47	18,500,000	1.48	37,000,000	1.48	13,500,000	1.50	50,500,000

Proceeds Invested
Total application proceeds	9,653,000	96.53	1,213,335,500	97.07	2,431,750,000	97.27	886,500,000	98.50	3,318,250,000

1.	Commencing 12 months after the date of sale, we will also pay a deferred selling commission at an annual rate of 0.50% per share to our dealer manager over a period of up to twelve years. The payment of deferred selling commissions will cease upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market or upon the commencement of a liquidation plan approved by our board of directors. Deferred selling commissions will also cease with respect to any shares submitted for redemption.
2.	Includes all expenses (other than the dealer manager fee and deferred selling commissions) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees and amounts to reimburse our advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials. Our advisor has agreed to reimburse us to the extent organization and offering expenses incurred by us, other than the dealer manager fee, exceed 1.0% of aggregate gross offering proceeds.
3.	Amount available for investment will include customary third-party acquisition expenses, such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition of real estate. We estimate that these third-party costs would average 0.50% of the contract purchase prices of property acquisitions.
4.	For purposes of this table only, we assume that (i) all proceeds from the dividend reinvestment plan will be available for investment in real estate and real estate related assets and (ii) there will be no redemptions, which would otherwise reduce proceeds available for investment. Because of the limited ability to redeem and inability to estimate the number of purchasers who will participate in the dividend reinvestment plan, we are unable to estimate the percentage of proceeds from the sale of shares under our dividend reinvestment plan that we expect will be used to repurchase shares of our common stock under the share redemption program. See “Description of Shares — Share Redemption Program.”
5.	We will pay our advisor acquisition fees of 1.5% of the cost of investments, which will include acquisition expenses and any debt attributable to such investments, for its services in connection with the selection, purchase, development and construction of real estate. This table, however, assumes that we will not borrow any portion of the purchase price for our acquisitions. To the extent we borrow funds to acquire properties, we will pay higher acquisition fees to our advisor. The total acquisition costs will not include the dealer manager fee or additional organizational and offering expenses. We will pay our advisor the acquisition fee amount at the time a property is acquired. In addition to this acquisition fee, we may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property.

Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we establish, may be invested in short-term, highly liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. The board is responsible for the management and control of our affairs. The board has retained our advisor to manage our day-to-day affairs and our portfolio of investments, subject to the board’s supervision. Because of the numerous conflicts of interest created by the relationships among us, our advisor and its affiliates, many of the responsibilities of the board will be delegated to a committee comprised of all of our independent directors. See “Conflicts of Interest.”

At the commencement of the offering, we will have a five-member board of directors. Our board may change the size of the board, but not to fewer than three board seats. Our charter will provide that a majority of the directors must be independent directors. We will have three independent directors. We define “independent director” as a person who is not one of our officers or employees or an officer or employee of our advisor or its affiliates and has not been so for the previous two years. Additionally, no person may be considered an “independent director” if he or she serves on the board of directors of more than three Wells-sponsored programs. However, serving as a director of, or having an ownership interest in, another Wells-sponsored program will not, by itself, preclude independent director status. Two of our five directors, Messrs. Wells and Williams, serve on the board of another Wells entity or Wells-sponsored program.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Although the number of directors may be increased or decreased, a decrease may not shorten the term of any incumbent director, and our charter limits the minimum number of directors to three. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting must indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors. As provided in our charter, nominations of individuals to fill the vacancy of a board seat previously filled by an independent director will be made by the remaining independent directors.

Our directors and officers are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties may require. In addition to meetings of the various committees of the board, which committees we describe below, we expect to hold four regular board meetings each year. We do not expect that our directors will be required to devote a substantial portion of their time in discharging their duties. Our board is empowered to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders. We will follow the policies on investments and borrowings set forth in this prospectus unless they are modified by our directors.

Committees of the Board of Directors

Audit Committee

Our bylaws will require that the audit committee of the board of directors consist solely of independent directors. The audit committee selects the independent public accountants to audit our annual financial statements, reviews with the independent public accountants the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our audit committee will include at least one person who is a financial expert as defined by the applicable rules of the SEC. In addition, our audit committee will operate pursuant to a written charter to be adopted by the board of directors and it will be posted under the caption                      on our affiliate’s web site: www.wellsref.com. Our audit committee will consist of                             ,                      and                      as of the commencement of this offering.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter will create a conflicts committee of our board of directors comprised of all of our independent directors, that is, all of our directors who are not affiliated with our advisor. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. The conflicts committee will be authorized to retained its own legal advisor and its own financial advisor. The committee will be empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by our advisor affiliates could reasonably be compromised. Those conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. See “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our conflicts committee will also discharge the board’s responsibilities relating to compensation of our executives. The conflicts committee will administer the granting of stock options to selected employees of our advisor and Wells Management based upon recommendations from our advisor and Wells Management, and set the terms and conditions of such options in accordance with the Stock Option Plan, which we describe below. The conflicts committee will also have authority to amend the Stock Option Plan or create other incentive compensation and equity-based plans.

Nominating and Corporate Governance Committee

Our board of directors will have a nominating and corporate governance committee, the primary functions of which will be:

(1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting;

(2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and

(3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors.

All three members of the nominating and corporate governance committee will be independent directors. The nominating and corporate governance committee will consider nominees submitted by stockholders. Our independent director                              will chair this non-management director meeting. Our nominating and corporate governance committee will operate pursuant to a written charter to be adopted by the board of directors. This charter will be posted under the caption                          on our affiliate’s web site: www.wellsref.com. Our nominating and corporate governance committee consists of                         ,                          and                     .

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Positions
Leo F. Wells, III	62	President and Director

Douglas P. Williams	55	Executive Vice President, Secretary, Treasurer and Director

Randall D. Fretz	53	Senior Vice President

		Director*

		Director*

		Director*

*	Denotes director who is not affiliated with our advisor.

Leo F. Wells, III is our President and one of our directors. He is also the President and a director of Wells REIT I, Wells REIT II and Wells Timber. He is also the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds, Inc., which directly or indirectly owns our advisor, our dealer manager, Wells Management, Wells & Associates, Inc. and Wells Development Corporation, a company organized in 1997 to develop real estate properties, Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds, and Wells Real Estate Advisory Services, Inc. He is also the President, Treasurer and sole director of our advisor; Wells Management; Wells Development Corporation; and Wells Asset Management, Inc. Mr. Wells is a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is President and sole director of Wells Real Estate Advisory Services, Inc. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and our dealer manager entered into a Letter of Acceptance, Waiver and Consent (AWC) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that our dealer manager and Mr. Wells had violated conduct rules relating to the provision of non-cash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by our dealer manager in 2001 and 2002. Without admitting or denying the allegations and findings against them, our dealer manager and Mr. Wells consented in the AWC to various findings by the NASD that are summarized in the following paragraph:

In 2001 and 2002, our dealer manager sponsored conferences attended by registered representatives who sold its real estate investment products. Our dealer manager also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, our dealer manager paid the costs of travel to the conference and meals for many of the guests and paid the costs of playing golf for some of the registered representatives and their guests. Our dealer manager later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, our dealer manager paid for meals for the guests. Our dealer manager also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for our dealer manager’s products. This conduct violated the prohibitions against payment and receipt of non-cash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810 and 3060. In addition, our dealer manager and Mr. Wells failed to adhere to all of the terms of their written undertaking made in March 2001 not to engage in the conduct described above, and thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

Our dealer manager consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Our dealer manager and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity with our dealer manager ended on October 6, 2004.

Douglas P. Williams is our Executive Vice President, Secretary and Treasurer and one of our directors. Since 1999, he has also served as Executive Vice President, Secretary and Treasurer and a director of Wells REIT I and currently serves in those capacities for Wells REIT II and Wells Timber. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of our dealer manager. Mr. Williams is also a Vice President of Wells Real Estate Funds, Inc. and Wells Asset Management, Inc.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz is our Senior Vice President and is a Senior Vice President of our advisor. He is also the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of Wells REIT I, Wells REIT II and Wells Timber, and a director of our dealer manager. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of our advisor on corporate matters and special projects. Prior to joining our advisor in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home décor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

Corporate Governance

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics (our “Ethics Code”), which will apply to our principal executive officer, principal financial officers and our principal accounting officer, controller other person serving in a similar capacity. We will post our Ethics Code under the caption “                        ” on our affiliate’s web site at www.wellsref.com. Our Ethics Code will comport with the principles specified by SEC regulation including:

•	honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal notification of violations of the Ethics Code; and

•	accountability for adherence to this Ethics Code.

Waivers of our Ethics Code will be granted only by our nominating and corporate governance committee. In the event our nominating and corporate governance committee waives any element of our Ethics Code, we expect to announce any such waivers within five business days by posting such announcement under the “Investors—Governance Documents” section of our affiliate’s web site at www.wellsref.com.

Compensation of Directors

We pay each of our independent directors an annual retainer of $18,000. In addition, we pay directors for attending board and committee meetings as follows:

•	$2,500 per regular board meeting; we expect seven regular board meetings per year.

•	$2,500 per audit committee meeting to review our periodic reports; we expect four such meetings per year.

•	$250 per special board meeting attended (whether held in person or by telephone conference); we expect one such meetings for every property acquisition;

•	$1,500 for all other committee meetings;

•	An additional $500 to a committee chair for each committee meeting attended in person.

However, when a committee meeting follows a board meeting, an additional fee will not always be paid for attending the committee meeting. For example, a conflicts committee meeting will generally be held immediately after every board meeting, but a separate fee will not be paid for attendance at the conflicts committee meeting.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we will not pay separate compensation for services rendered as a director.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. As of the date of this prospectus, we have issued no options; however, we expect to issue options to purchase 2,500 shares of common stock to each of our independent directors pursuant to this plan in connection with our initial public offering upon effectiveness of the registration statement of which this prospectus is a part.

These options will be anti-dilutive with an exercise price of $12.00 per share. We expect to issue options to purchase 1,000 shares to each independent director then in office on the date of each annual stockholders’ meeting. We may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for the subsequent options will be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (1) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or are traded over the Nasdaq Global Market or (2) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange or traded over the Nasdaq Global Market. However, if the conflicts committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the conflicts committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We will also make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal for cause of the independent director as a member of the board of directors, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon the sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•	for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Stock Option Plan

We have adopted a Stock Option Plan that is designed to assist our advisor and Wells Management obtain or retain the services of employees considered important to our long-range success and the success of our advisor and Wells Management by offering such employees an opportunity to participate in our growth through ownership of our common stock.

The conflicts committee of the board of directors will conduct the general administration of the plan. The conflicts committee is authorized to grant “non-qualified” stock options to selected employees of our advisor and Wells Management based upon the recommendation of our advisor and subject to the absolute discretion of the conflicts committee and applicable limitations of the plan. The exercise price for the options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the option is granted. Fair market value for this plan will be determined in the same manner as under the Independent Director Stock Option Plan. A total of 750,000 shares have been authorized and reserved for issuance under our Stock Option Plan. However, we may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares. As of the date of this prospectus, we have not issued any options to purchase shares of common stock under this plan.

The conflicts committee shall set the term of the options in its discretion, although no option shall have a term greater than five years. The conflicts committee shall set the period during which the right to exercise an option vests in the holder of the option. No option issued may be exercised, however, if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. In addition, no option may be sold, pledged, assigned or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

In the event that the conflicts committee determines that any dividend or other distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the shares such that the conflicts committee determines an adjustment to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan or with respect to an option, then the conflicts committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any option. The plan has a 10-year term and has the same provisions as the Independent Director Stock Option Plan with respect to dissolution, liquidation, reorganization, merger or other similar transactions.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us to indemnify our directors, officers, our advisor and its affiliates for losses they may incur by reason of their service in that capacity to the extent permitted by Maryland law.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. We will purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

The Advisor

Our advisor is Wells Capital. Our advisor has contractual and fiduciary responsibilities to us and our stockholders. Some of our officers and directors are also officers and directors of our advisor.

The directors and executive officers of our advisor follow:

Name	Age	Positions
Leo F. Wells, III	62	President, Treasurer and sole Director

Douglas P. Williams	55	Senior Vice President and Assistant Secretary

Randall D. Fretz	53	Senior Vice President

Donald A. Miller	44	Senior Vice President

Robert E. Bowers	49	Senior Vice President

The backgrounds of Messrs. Wells, Williams and Fretz are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officers of our advisor.

Donald A. Miller is a Senior Vice President of our advisor. Mr. Miller is responsible for directing all aspects of the acquisitions, dispositions, property management, construction and leasing groups of our advisor and its affiliates. Prior to joining Wells in 2003, Mr. Miller headed Lend Lease’s U.S. real estate operations, including acquisitions, dispositions, financing and investment management. Prior to joining Lend Lease (The Yarmouth Group) in 1994, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to the publicly traded Prentiss REIT. Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines and was responsible for real estate and international equity investment programs. Mr. Miller is a Chartered Financial Analyst (CFA) and holds multiple broker/dealer and real estate licenses. He received a B.A. from Furman University in Greenville, South Carolina.

Robert E. Bowers is a Senior Vice President of our advisor. Mr. Bowers also serves as Chief Financial Officer and Vice President of Wells Real Estate Funds, Inc. A 20-year veteran of the financial services industry, Mr. Bowers’ experience includes investor relations, debt and capital infusion, IPO structuring, budgeting and forecasting, financial management and strategic planning. Prior to joining Wells in 2004, Mr. Bowers served as a business financial consultant, communicating regularly with the SEC and providing strategic financial counsel to a range of organizations, including the University System of Georgia, venture capital funds and public corporations such as NetBank, Inc., a publicly held online bank. Previously, Mr. Bowers was CFO of NetBank, Inc., the first profitable Internet bank. While at NetBank, he participated in the company’s successful initial public offering and subsequent secondary offerings, directing all SEC and regulatory reporting and compliance. Prior to joining NetBank, Mr. Bowers was CFO and Director of Stockholder Systems, Inc., a Norcross, Georgia-based financial applications company, for 12 years. When CheckFree Corporation, a pioneer in the electronic bill payment industry, acquired Stockholder Systems in 1995, he headed the merger negotiation team and became CFO of the combined organization. Mr. Bowers began his career in 1978 as an audit manager for Arthur Andersen & Company in Atlanta. Mr. Bowers earned a B.S. in Accounting from Auburn University, where he graduated summa cum laude. He is a licensed Certified Public Accountant and serves on the boards of various venture capital and Atlanta-area non-profit organizations, including Woodward Academy, Hope House Children’s Respite and Southwest Christian Hospice.

In addition to the directors and executive officers listed above, our advisor employs personnel who have extensive experience in selecting commercial properties similar to the properties we seek to acquire.

The Advisory Agreement

Under the terms of the advisory agreement, our advisor will use its reasonable efforts to present to us investment opportunities to provide us with a continuing and suitable investment program consistent with our investment policies and objectives as adopted by our board of directors. The advisory agreement calls for our advisor to provide for our day-to-day management and to retain property managers, subject to the authority of our board of directors, and to perform other duties including the following:

•	find, present and recommend to us real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	acquire properties on our behalf in compliance with our investment objectives and policies;

•	at the direction of our management, prepare filings made under the Securities Act of 1933 and periodic reports and other filings made under the Securities Exchange Act of 1934;

•	arrange for financing and refinancing of properties;

•	enter into leases and service contracts for our properties;

•	oversee the performance of our property managers;

•	review and analyze the properties’ operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of properties;

•	perform transfer agent functions; and

•	engage our agents.

The fees payable to our advisor under the advisory agreement are described in detail at “Compensation Table” below. We also describe in that section our obligation to reimburse our advisor for organization and offering expenses, the cost of providing services to us (other than services for which it earns acquisition fees or disposition fees) and payments made by our advisor to third parties in connection with potential acquisitions.

The two-year term of the current advisory agreement ends                         , 2008 and may be renewed for an unlimited number of successive two-year periods upon the mutual consent of our advisor and us. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice.

Our advisor and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, our advisor must devote sufficient resources to our administration to discharge its obligations. our advisor may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Affiliated Companies

Property Manager

We may retain Wells Management Company, Inc. (“Wells Management”) to manage properties we may acquire, to oversee development of properties, or to assume responsibility for leasing activities for properties we may acquire. Wells Management is a wholly owned subsidiary of Wells Real Estate Funds, Inc., and Mr. Wells is the sole director of Wells Management. The executive officers of Wells Management follow:

Name	Age	Positions
Leo F. Wells, III	62	President, Treasurer and sole director

M. Scott Meadows	42	Senior Vice President, Secretary

Robert E. Bowers	49	Senior Vice President

The backgrounds of Messrs. Wells and Bowers are described in the “Management — Executive Officers and Directors” and “Advisor” sections of this prospectus, respectively. Below is a brief description of the other executive officer of Wells Management.

M. Scott Meadows is a Senior Vice President and Secretary of Wells Management. He is primarily responsible for the real estate operations for Wells Management. Prior to joining Wells Management in 1996, Mr. Meadows served as Senior Property Manager for The Griffin Company, a full-service commercial real estate firm in Atlanta, where he was responsible for managing a 500,000-square-foot office and retail portfolio. Mr. Meadows previously managed real estate as a Property Manager for Sea Pines Plantation Company. He graduated from the University of Georgia with a B.B.A. in management. Mr. Meadows is a Georgia real estate broker and holds a Real Property Administrator designation from the Building Owners and Managers Institute International and a Certified Property Manager designation from the Institute of Real Estate Management.

In consideration for supervising the management, leasing, and construction of certain of our properties, we may pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we would pay Wells Management a market-based property management fee based on the gross monthly income of the property.

•	For each property for which Wells Management provides leasing agent services, Wells Management would be entitled to: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•	For each property for which Wells Management provides construction management services, Wells Management would be entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

Wells Management will hire, direct and establish policies for employees who will have direct responsibility for a property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. Some or all of the other employees may be employed on a part-time basis and may also be employed by one or more of our other affiliates.

Dealer Manager

Wells Investment Securities, Inc., our dealer manager, is a member firm of the NASD. Our dealer manager was organized in May 1984 for the purpose of participating in and facilitating the distribution of securities of Wells-sponsored programs.

Our dealer manager will provide wholesaling, sales promotion and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus.

Wells Real Estate Funds, Inc. is the sole stockholder of our dealer manager. The current directors and executive officers of our dealer manager are:

Name	Age	Positions
Thomas E. Larkin	48	President and Director

Douglas P. Williams	55	Vice President, CFO, Treasurer and Director

Randall D. Fretz	53	Director

The backgrounds of Messrs. Williams and Fretz are described in the “Management — Executive Officers and Directors” section of this prospectus.

Thomas E. Larkin. Mr. Larkin is President and a director of our dealer manager, Inc. Mr. Larkin joined Wells in 2003 and directs the national sales effort. Prior to joining Wells, Mr. Larkin was an Executive Vice President of Ronald Blue & Co., where he was responsible for supervising approximately 80 financial professionals. In this capacity, he significantly increased both corporate revenue and assets under management. Mr. Larkin began his career at Ronald Blue in 1994 as a Branch Manager and Recruiter and progressively held positions of greater responsibility in sales management during his tenure with the Company. From 1986 to 1994, Mr. Larkin was with Advanced Cardiovascular Systems Inc., where he served as Sales Representative, Southeastern Sales Manager, and eventually Director of Sales. Mr. Larkin received his Bachelor of Science degree in biology from Valparaiso University. He holds the Series 2, 7, 24, 63, and 65 securities licenses.

Management Decisions

The primary responsibility for the management decisions of our advisor and its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiation for these investments and asset-management decisions, will reside in Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz, Donald A. Miller and Robert E. Bowers. We expect that proposed transactions will often be discussed by the board of directors in advance of a final board vote. During these discussions, independent directors can offer ideas for ways in which deals can be changed to make them acceptable. The conflicts committee is empowered to approve or reject all acquisitions of real estate. We expect that the conflicts committee will condition our acquisition of any property on the committee’s prior approval.

COMPENSATION TABLE

We have no paid employees. Our advisor, our advisor, and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to our advisor and its affiliates, including amounts to reimburse their costs in providing services. This table assumes all shares sold in the primary offering are sold at $10.00 per share and that shares sold through our dividend reinvestment plan are sold at $10.00 per share.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)	Estimated Amount for Minimum Offering (1)
	Organization and Offering Stage

Dealer Manager Fee – Wells Investment Securities	One percent of gross offering proceeds in the primary offering; no dealer manager fee is payable on shares sold under the dividend reinvestment plan. Wells Investment Securities will be paid the 1.0% and reallow 0.25% to Integrity Investments, Inc. for all sales, and, if applicable, Wells Investment Securities will reallow an additional 0.25% of its dealer manager fee to any additional participating broker-dealer, but only for those sales consummated by that participating broker-dealer. In the case of a sale involving both Integrity and a secondary participating broker-dealer, the dealer-manager will retain 0.50%.	$25,000,000	$100,000

Selling Commissions	No selling commissions are immediately payable on shares sold under the primary offering or the dividend reinvestment plan, but see “Deferred Selling Commissions” under “Operational Stage” below.	$0	$0

Other Organization and Offering Expenses – Wells Investment Securities and Wells Capital (2)	Up to 1.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other organization and offering expenses will not exceed 0.25% of our gross offering proceeds, or $6,250,000.	$6,250,000	$100,000

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)	Estimated Amount for Minimum Offering (1)
	Acquisition and Development Stage

Acquisition Fees – Wells Capital (3)	Up to 1.5% of the gross acquisition cost	$37,000,000	$147,000

	Operational Stage

Deferred Selling Commissions—Wells Investment Securities	Commencing 12 months from the date of sale, we will pay Wells Investment Securities a maximum deferred selling commission at an annual rate of 0.50% over a 12-year period on all stock sales in the primary offering. Wells Investment Securities will reallow 0.25% of this 0.50% deferred selling commission payable over the same 12-year period to Integrity on all stock sales. Similarly, Wells Investment Securities will reallow the other 0.25% of the 0.50% deferred selling commission to each additional participating broker-dealer, but only on those stock sales in which that specific broker-dealer participated in the sale. The payment of deferred selling commissions will cease (i) upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market, (ii) upon the commencement of a liquidation plan approved by our board of directors for all shares and (iii) with respect to those shares redeemed under our share redemption plan.	$150,000,000	$600,000

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)	Estimated Amount for Minimum Offering (1)
Operational Stage (continued)

Asset Management Fee – Wells Capital	Monthly fee equal to one-twelfth of 0.50% of the sum of the cost of all investments	Actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; therefore, we cannot determine these amounts at this time.

Property Management – Wells Management	If we retain Wells Management to manage and lease some of our properties, we will pay a market-based property management fee, which would likely be based on the gross monthly income of the property. For leasing-agent services for a property, we would expect to pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building and (ii) a market-based commission based on the net rent payable. For construction-management services for a property, we would expect to pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal (subject to a limit of 5.0% of such lease concessions) and a management fee to be determined for other construction-management activities.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Other Operating Expenses – Wells Capital	We will reimburse the expenses Wells Capital incurs in connection with providing services to us, including related personnel, rent, utilities and IT costs. We will not reimburse personnel costs in connection with services for which Wells Capital receives acquisition fees or real estate commissions.	Actual amounts are dependent upon operations and therefore cannot be determined at this time.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)	Estimated Amount for Minimum Offering (1)
Liquidation/Listing Stage

Disposition Fee (4)	One percent of contract price for property sold.	Actual amounts are dependent upon the selling price of properties at the time of disposition; we cannot determine these amounts at this time.

Subordinated Participation in Net Sale proceeds (payable only if we are not listed on an exchange)(5)	8.0% of remaining net sale proceeds after return of capital plus payment to investors of a 9.0% cumulative, non-compounded return on the capital contributed by investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange) (5)(6)	8.0% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 9.0% cumulative, non-compounded return to investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 340,000,000 shares to the public, including 90,000,000 shares through our dividend reinvestment plan. The estimated minimum dollar amounts are based on the sale of the minimum of 1,000,000 shares to the public.
(2)	These organization and offering expenses include all expenses (other than the dealer manager fee and the deferred commissions) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees and amounts to reimburse our advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials. The portion of these organization and offering expenses for which we (as opposed to our advisor) would be responsible could not be increased above 1.0% of our gross offering proceeds without entering into a new or an amended advisory agreement, which under our charter would require the approval of a majority of our independent directors.

(3)	We will pay our advisor the acquisition fee amount at the time a property is acquired. In addition, we will reimburse our advisor for amounts it pays to third parties in connection with the selection, acquisition or development of a property, whether or not acquired.
(4)	Although we are most likely to pay disposition fees during our liquidation stage if we liquidate, these fees may also be earned during our operational stage.
(5)	Upon termination of the Advisory Agreement, our advisor may be entitled to a similar fee if our advisor would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors.
(6)	In the event the subordinated incentive listing fee is earned by our advisor, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay our advisor any further subordinated participation in net sale proceeds.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus for (1) each person or group that holds more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers and (4) all of our directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and dispositive power with regard to such shares. As of August 3, 2006, we had one stockholder of record and 100 shares of common stock outstanding.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage (%) of All Shares
Wells Capital., Inc.	100	100.0
Leo F. Wells, III, President and Director	100	100.0
Douglas P. Williams, Executive Vice President, Secretary, Treasurer and Director	100	100.0
Randall D. Fretz, Senior Vice President	100	100.0
All directors and executive officers as a group	100	100.0

(1)	The address of each beneficial owner is 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092.
(2)	Consists of shares held by Wells Capital, Inc. Mr. Wells indirectly owns all of the shares of Wells Capital. Excludes Institutional OP limited partnership interests. Messrs. Williams and Fretz hold shared investment control over Wells Capital, Inc.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, some of whom serve as our officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we adopted to ameliorate some of the risks posed by these conflicts.

Our Advisor’s Interests in Other Wells Real Estate Programs

General

Upon commencement of this offering, all of our executive officers and some of our directors will also be executive officers or directors of our advisor, our dealer manager, and other affiliates. These affiliates serve as general partners and advisors of other Wells programs, including programs that have investment objectives similar to ours, and we expect that they will organize other such partnerships and programs in the future. Our advisor and such affiliates have legal and financial obligations with respect to these programs that are similar to their obligations to us.

Our advisor and its affiliates have sponsored the following 18 public real estate programs, all of which (other than Wells Timber) have substantially similar investment objectives as ours:

1.	Wells Real Estate Fund I,

2.	Wells Real Estate Fund II,

3.	Wells Real Estate Fund II-OW,

4.	Wells Real Estate Fund III, L.P.,

5.	Wells Real Estate Fund IV, L.P.,

6.	Wells Real Estate Fund V, L.P.,

7.	Wells Real Estate Fund VI, L.P.,

8.	Wells Real Estate Fund VII, L.P.,

9.	Wells Real Estate Fund VIII, L.P.,

10.	Wells Real Estate Fund IX, L.P.,

11.	Wells Real Estate Fund X, L.P.,

12.	Wells Real Estate Fund XI, L.P.,

13.	Wells Real Estate Fund XII, L.P.,

14.	Wells Real Estate Fund XIII, L.P.,

15.	Wells Real Estate Fund XIV, L.P.,

16.	Wells Real Estate Investment Trust, Inc. (“Wells REIT I”);

17.	Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”); and

18.	Wells Timber Real Estate Investment Trust, Inc. (“Wells Timber”).

Wells also has sponsored a public mutual fund registered under the Investment Company Act of 1940, as amended, entitled the Wells S&P REIT Index Fund which began its offering on January 12, 1998. This mutual fund owns equity interests in real estate companies rather than owning real estate directly, making it unlike a public real estate program such as ours.

Allocation of Investment Opportunities

We will rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs, especially those currently raising offering proceeds, also rely on our advisor for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If our advisor directs an investment opportunity to a Wells-sponsored program, it will offer the investment opportunity to the program for which the opportunity, in the discretion of our advisor, is most suitable. As a result, our advisor could direct attractive investment opportunities to other entities or even purchase them for its own account. Our charter disclaims any interest in an investment opportunity known to our advisor that our advisor has not recommended to us. See “Certain Conflict Resolution Procedures.”

Ventures with Affiliates of Our Advisor

We have no plans to enter into joint venture agreements with other Wells-sponsored programs for the acquisition, development or improvement of properties; however, our governing documents permit us to enter into such joint venture agreements with conflicts committee approval.

Competition for Tenants and Others

Conflicts of interest may exist when we own properties in the same geographic areas as those owned by other Wells-sponsored programs. In those cases, a conflict could arise in the leasing of properties if we and another Wells-sponsored program were to compete for the same tenants in negotiating leases. A conflict also could arise in connection with the resale of properties if we and another Wells program were to attempt to sell similar properties at the same time. See “Risk Factors — Investment Risks.” Conflicts of interest may also exist at such time as we or any of our affiliates managing property on our behalf seek to employ developers, contractors, building managers or other third parties. Our advisor will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Our advisor will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all properties in need of their services. However, our advisor and its affiliates cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for employees at different properties.

Allocation of Advisor’s Time

We will rely on our advisor and its affiliates for the day-to-day operation of our business. As a result of their interests in other Wells-sponsored programs and the fact that they have also engaged and will continue to engage in other business activities, our advisor and its affiliates will have conflicts of interest in allocating their time between us and other Wells-sponsored programs and activities in which they are involved. However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Wells-sponsored programs and ventures in which they are involved.

Receipt of Fees and Other Compensation by our advisor and its Affiliates

Our advisor and its affiliates will receive substantial fees from us and other Wells-sponsored programs. These compensation arrangements could influence our advisor’s advice to us, as well as the judgment of the affiliates of our advisor who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement;

•	public offerings of equity by us, which entitle our dealer manager to dealer manager fees and entitle our advisor to increased acquisition and asset-management fees;

•	property sales, which entitle our advisor to disposition and possible success-based sale fees;

•	property acquisitions from other Wells-sponsored programs, which might entitle our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for our dealer manager and our advisor;

•	whether and when we seek to list our common stock on a national securities exchange or the Nasdaq Global Market, which listing could entitle our advisor to a success-based listing fee, but could also hinder its sales efforts for other programs if the price at which our shares trade is lower than the price at which we offered shares to the public; and

•	whether and when we seek to sell the company or its assets, which sale could entitle our advisor to a success-based fee but could also adversely affect its sales efforts for other programs depending upon the sales price for the company or its assets.

The advisory fees we will pay to our advisor will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. See “Certain Conflict Resolution Procedures.”

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

Our executive officers and some of our directors are also officers and/or directors of:

•	Our advisor and the general partner of the various real estate programs sponsored by our advisor (described above);

•	Wells Management, one of our potential property managers; and

•	Our dealer manager.

As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties they owe to us.

Affiliated Dealer Manager

Since our dealer manager, is an affiliate of our advisor, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Affiliated Property Manager

We have entered into a property management, construction, and leasing agreement with Wells Management, an affiliate of our advisor. Under this agreement, we may engage Wells Management to provide property-management services to some of the properties we acquire with the proceeds of this offering. To the extent we retain Wells Management, we will not have the benefit of independent property management. See “Management — Affiliated Companies.”

Certain Conflict Resolution Procedures

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors comprised of all of our independent directors. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. However, serving on the board of three Wells-sponsored programs prohibits a director from being deemed an independent director. The conflicts committee is authorized to retain its own legal and financial advisors. It is empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by our advisor affiliates could reasonably be compromised. Those conflict of interest matters that the board cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement;

•	public offerings of securities;

•	property sales;

•	property acquisitions;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange or the Nasdaq Global Market; and

•	whether and when we seek to sell the company or its assets.

Allocation of Investment Opportunities

When our advisor presents an investment opportunity to a Wells-sponsored program, it will offer the opportunity to the program for which the investment opportunity is most suitable. This determination is made by our advisor. However, our advisory agreement with our advisor requires that our advisor make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, our advisor will consider the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area and on diversification of the tenants of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

In the event that an investment opportunity becomes available that is equally suitable for us and one or more other Wells programs, then our advisor will offer the investment opportunity to the entity that has had the longest period of time elapse since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor, to be more appropriate for another Wells program, our advisor may offer the investment to another Wells program.

Our advisory agreement with our advisor requires that our advisor periodically inform the conflicts committee of the investment opportunities it has offered to other Wells programs so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. our advisor is to inform the conflicts committee of such investment opportunities quarterly. Our advisor’s success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in the conflicts committee’s determination to continue or renew our arrangements with our advisor and its affiliates. The conflicts committee has a duty to ensure that our advisor fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

INVESTMENT OBJECTIVES AND POLICIES

General

We intend to invest in commercial real estate properties. Our primary investment objective is one of maximizing total return, including:

•	providing current income for you through the payment of cash dividends;

•	preserving your capital contribution; and

•	seeking capital appreciation on our investments.

We may return all or a portion of your capital contribution in connection with periodic distributions or distributions related to a sale of the company or the properties we will acquire.

We may seek to list our shares of common stock when our independent directors believe listing would be in the best interest of our stockholders; however, currently, we have no intention to list our shares of common stock on a national securities exchange or on the Nasdaq Global Market. If we have not applied for such listing by                         , 2018, our charter requires that we either:

•	seek stockholder approval to extend this listing deadline; or

•	seek stockholder approval to liquidate the corporation.

If we sought and did not obtain stockholder approval of an extension to the listing deadline, we would then be required to seek stockholder approval to liquidate. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. We would continue in existence until all properties are sold and our other assets are liquidated.

Our board may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. We expect that our conflicts committee will review our investment policies at least annually to determine that our policies are in the best interest of our stockholders.

Acquisition and Investment Policies

Primary Investment Focus – Investments in real estate and interests in real estate

We intend to invest primarily in high-quality, income-generating office and industrial properties, leased or pre-leased to creditworthy companies and governmental entities. We will invest in properties at all stages of development, from those under construction to those with established operating histories. While the following description includes other possible investments including mortgages, our intent is to operate primarily as a commercial equity real estate REIT.

Our advisor has developed specific standards for determining the creditworthiness of potential tenants of our properties. While authorized to enter into leases with any type of tenant, we anticipate that a majority of our tenants will be large corporations or other entities that have a net worth in excess of $100,000,000 or whose lease obligations are guaranteed by another corporation or entity with a net worth in excess of $100,000,000. In an attempt to limit or avoid speculative purchases, our advisor generally will seek to secure, on our behalf, leases with tenants at or prior to the closing of our acquisitions of properties.

Although our real estate investments and operations will not be limited to any specific geographic region within the United States or foreign countries, we currently intend to invest in commercial properties located in the United States. Generally, we will hold fee title or a long-term leasehold estate in the properties we acquire.

In addition, while we expect that most of our property acquisitions will be of the type described above, we may make other investments. For example, we may purchase warehouse and distribution facilities, shopping centers, business and industrial parks, manufacturing facilities, undeveloped land or options to purchase a particular property. Moreover, we intend to maintain the flexibility in our investment choices so that we may invest in whatever types of interests in real estate that we believe are in the best interests of our stockholders. We are not limited in the number or size of properties we may acquire or on the percentage of net proceeds of this offering or percentage of total assets that we may invest in a single property.

Although we can purchase any type of interest in real estate, our policy does limit us to certain types of investments. We do not expect to invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year. Lastly, if a real estate opportunity is presented that we deem in the best interests of our stockholders, we may issue securities in exchange for that property.

Investments in real estate mortgages

Although our charter permits us to make mortgage loans or to invest in mortgages, we generally do not intend to do so. We do not have a goal of investing any minimum or maximum percentage of our assets in mortgages; however should we decide to invest in mortgage loans, we will comply with the Investment Company Act of 1940 (the “Investment Company Act”), monitor these mortgage investments on a periodic basis and ensure that we maintain the 55% of our total assets in qualifying real estate assets as defined by the Investment Company Act to avoid having to register as an investment company under the Investment Company Act. Even if we have offering proceeds that cannot be invested in office properties immediately, we do not intend to invest those proceeds in mortgages. The circumstances in which we believe we are more likely to invest in mortgages or make mortgage loans are limited to the following:

•	the making of a mortgage loan required by a property owner as a condition to our purchase of a property;

•	the indirect acquisition of a mortgage by purchasing an entity, such as a REIT or other real estate company, that also owns a mortgage; and

•	the acquisition of a mortgage with the view of acquiring the underlying property through foreclosure.

Investments in interests or securities related to real estate

We may invest in securities or interests in persons or entities engaged in real estate activities such as interests in REITs, real estate partnerships and joint venture interests. We do not foresee limiting our investments in these types of interests or securities related to real estate except to the extent the Investment Company Act of 1940 may regulate investments in securities; however, our primary goal remains investing in commercial real estate properties.

Joint Venture Investments

Regarding future joint venture investments, we may enter into joint ventures for the acquisition, development or improvement of properties and we will likely acquire additional properties through joint venture arrangements with some of the proceeds of this offering. We have no plans to enter into joint ventures and other co-ownership arrangements or participations with other Wells programs; however, our governing documents permit such joint ventures with conflicts committee approval. We intend to enter into joint venture and make similar arrangements for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, our advisor will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments.

Our policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Land Sale Contracts

We do not intend to invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

Investments in other securities

Although we intend to maintain flexibility in our ability to invest in all types of assets, including certain securities, such as bonds, preferred and common stocks in industries other than real estate or mortgages, we do not intend to invest in non-real estate related securities. Further, we do not intend to invest in:

•	commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages; or

•	equity securities unless a majority of the conflicts committee approves such investment as being fair, competitive and commercially reasonable.

Investment Decisions

Our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our conflicts committee.

In pursuing our investment objectives and making investment decisions for us, our advisor will consider relevant real estate property and financial factors, including the creditworthiness of major tenants, the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, liquidity and tax considerations. Moreover, to the extent feasible, our advisor will strive to invest in a diversified portfolio of properties for us based on geography, type of property, and industries represented by tenants. However, the number and mix of properties we acquire will largely depend upon real estate and market conditions and other circumstances existing at the time we acquire properties, as well as the amount of proceeds we raise in this offering.

To find properties that best meet our selection criteria for investment, our advisor’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that these studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building. An environmental firm will investigate environmental issues. Using these providers will help ensure each property meets our quality specifications.

Conditions to Closing Our Acquisitions

Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor and our conflicts committee;

•	title and liability insurance policies; and

•	financial statements covering recent operations of properties having operating histories.

Moreover, we will not close the purchase of any property unless we are generally satisfied with the environmental status of the property.

Development and Construction of Properties

We may invest substantially all of the proceeds available for investment in properties on which improvements are to be constructed or completed. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. To help ensure a builder’s performance of property construction at the price contracted, we may obtain either an adequate completion bond or performance bond. As an alternative to a completion bond or performance bond, we may rely upon the substantial net worth of the contractor or developer or a personal guarantee provided by an affiliate of the person entering into the construction or development contract.

Moreover, we may directly employ one or more project managers to plan, supervise and implement the development of any unimproved properties that we may acquire. If so, we would compensate such persons directly.

Tenant Improvements

We anticipate that tenant improvements required when we acquire a property will be funded from our offering proceeds. However, when one of our tenants does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We do not anticipate reserving a portion of this offering’s proceeds for such tenant improvements. We may not have access to funds required in the future for tenant improvements and tenant refurbishments. This could adversely affect our ability to attract new tenants to lease vacated space.

Terms of Leases

The terms and conditions of any lease we enter into with our tenants may vary substantially from those we describe in this prospectus. However, we expect that a majority of our leases will be what we refer to as “economically net” leases. An “economically net” lease provides that in addition to making its lease payments, the tenant will be required to pay or reimburse us for all real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, and other building operation and management costs. We will probably be responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. We expect that our leases will generally have terms of five or more years, and some of them may have renewal options.

We may also enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

Borrowing Policies

Our board of directors adopted a leverage policy which limits our ability to incur debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflicts committee of our board of directors approves the borrowing. Further, in order to help facilitate property acquisitions in our early stages, we expect our board will approve our incurring debt up to but not exceeding 100% of total value of our assets during the early stages of this offering.

We may maintain amounts outstanding under long-term debt arrangements or lines of credit so that we will have more funds available to invest in properties, which will allow us to acquire a more diversified portfolio. However, the percentage of debt financing will depend upon various factors our board of directors will consider, including without limitation, our ability to raise equity proceeds from the sale of our common stock in this and future offerings, our ability to pay dividends, the availability of properties meeting our investment criteria, the availability of debt and changes in the cost of debt financing.

Our use of leverage increases the risk we would default on mortgage payments and suffer a foreclosure of a particular property. If we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. Our advisor will seek to obtain financing on our behalf on the most favorable terms available. Lenders may have recourse to assets not securing the repayment of indebtedness.

Our advisor will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. Currently we have no credit facility.

We may repay borrowings under any future credit facility or under long-term mortgage debt with proceeds from the sale of properties, operating cash flow, long-term mortgage debt or with proceeds from this offering.

Loan Policies

We do not intend to make loans to other persons (other than possibly acquiring real estate mortgages as described above or loans to purchasers in connection with the sale of our property as described below). Further, we do not intend to make loans to any affiliated persons or entities other than Institutional OP or future subsidiaries for investment or operational purposes as appropriate.

Disposition Policies

We intend to hold each property we acquire in the future for an extended period. However, circumstances might arise that could result in the early sale of some properties. Our conflicts committee will determine whether we should sell or dispose of a particular property if doing so would be in the best interest of our stockholders.

The conflicts committee will determine if we should sell or otherwise dispose of a particular property before the end of the expected holding period after considering relevant factors with a view to achieving maximum capital appreciation. The factors the conflicts committee may consider include prevailing economic conditions, the performance or projected performance and appreciation of the property and current tenant creditworthiness. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions. We may reinvest the proceeds of property sales in investments that satisfy our investment objectives or we may make special distributions to our stockholders.

Equity Capital Policies

Following the traditional practice of broad flexibility in capital policies, our board has the authority to issue additional shares of our common stock or other equity securities beyond this offering in the form of public or private issuances. Further, our board may authorize the issuance of senior securities such as preferred stock, which may include rights senior to our holders of common stock regarding such characteristics as voting rights and rights to dividend distributions.

Change in Investment Objectives and Policies

The aforementioned investment objectives and policies are the responsibility of our board of directors, and stockholders will have no rights to modify these objectives and policies.

Public Reporting Policy

After the registration statement of which this prospectus constitutes a part is declared effective, we will have public reporting obligations and be required to file annual (including consolidated financial statements audited by registered independent public accountants), quarterly and current reports with the Securities and Exchange Commission. We also will make these reports available to all stockholders and post these reports on our affiliate’s web site www.wellsref.com. For more information, please refer to “Where You Can Find Other Information.”

Insurance

Currently, we own no properties. Once we acquire any interests in properties, we will endeavor to acquire and maintain insurance at what we believe will be adequate levels of coverage.

PLAN OF OPERATION

General

As of the date of this prospectus, we have not commenced operations. We are a newly organized Maryland corporation that intends to qualify as a REIT beginning with the taxable year ending December 31, 2006. After the minimum subscription of 1,000,000 shares at $10.00 per share is achieved, subscription proceeds will be released to us and applied to investments in properties and other assets and the payment of other organization and offering expenses. See “Estimated Use of Proceeds.” We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

We intend to acquire and manage a diverse portfolio of real estate assets composed primarily of high quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. We plan to diversify our portfolio by property type, tenant and geographic location with the goal of achieving a stable current return on your investment through dividend distributions and long-term capital appreciation. We may also invest in entities that make similar investments as well as mortgage loans, mezzanine debt, mortgage-backed securities and other structured finance investments. As of the date of this prospectus, we have not entered into any arrangements to acquire any specific properties with the net proceeds from this offering. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties.

Our advisor also may, but is not required to, establish reserves from gross offering proceeds, from cash flow generated by operating properties or from non-liquidating net sale proceeds from the sale of our properties. Currently, we do not plan to designate any of our offering proceeds as working capital reserves. Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves.

The net proceeds of this offering will provide funds to enable us to purchase properties. We may acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, and we may selectively encumber some or all properties if favorable financing terms are available following acquisition. We will use the proceeds from such loans to acquire additional properties or increase cash flow. In addition, we intend to borrow funds to purchase properties. If this offering is not fully sold, our ability to diversify our investments may be diminished.

We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2006. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and may not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes during the year ending December 31, 2006, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT. Ownership of our shares will be monitored to ensure that no more than 50% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT. We will also determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Federal Income Tax Considerations—Requirements for Qualification” are met.

Competition

We believe that the current market for properties that meet our investment objectives is highly competitive. While we are in a period of increasing interest rates, these rates remain low by historical standards of the past two to three decades. These relatively low interest rates have given potential buyers increased access to financing. We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. We may at times compete with other Wells-sponsored programs for investment opportunities, especially those that are currently raising offering proceeds. When the our advisor real estate professionals direct an investment opportunity to any Wells-sponsored program, they, in their sole discretion, will offer the opportunity to the program for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program. Our charter disclaims any interest in an investment opportunity known to our advisor or its affiliates that our advisor has not recommended to us.

The current leasing market is also highly competitive. The high acquisition prices of properties coupled with the competitive leasing market means that buyers are generally paying more for a lower stream of rental revenue than they have in the past. To draw attractive tenants to our properties, we may have to offer inducements, such as free rent and tenant improvements.

We and other Wells-sponsored programs may rely on many of the same real estate professionals to supervise the leasing of our properties. If the Wells Management team of real estate professionals direct creditworthy prospective tenants to a property of another Wells-sponsored program when they could direct such tenants to our properties, our tenant base may have more inherent risk than might otherwise be the case.

Liquidity and Capital Resources

Our principal demands for funds will be for property acquisitions, either directly or through investment interests, for the payment of operating expenses and dividends, and for the payment of interest on any outstanding indebtedness. Generally, cash needs for items other than property acquisitions will be met from operations, and cash needs for property acquisitions will be funded by public offerings of our shares and debt. However, there may be a delay between the sale of our shares and our purchase of properties, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.

In an attempt to avoid this delay, we intend to commence discussions with lenders, but currently, we have no credit facility.

Our advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers and lenders on our behalf. After a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in case of unforeseen significant capital expenditures. We have not identified any sources of such financing.

Results of Operations

As of the date of this prospectus, we have commenced no significant operations because we are in our organizational and early phases of our development stage. No operations will commence until we have sold at least 1,000,000 shares of our common stock to the public at $10.00 per share in this offering. We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that one could reasonably expect to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties, other than those referred to in this prospectus.

Inflation

Over the past two to three years, the real estate market has been affected slightly by a steady trend of slowly increasing inflation. We expect that there will be provisions in the majority of our tenant leases which would protect us from the impact of inflation. These provisions include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot basis, or in some cases, annual reimbursement of operating expenses above a certain per square foot allowance. However, due to the long-term nature of the leases, the leases may not re-set frequently enough to cover inflation.

Critical Accounting Policies

We discuss below the accounting policies we believe will be critical once we commence operations. We consider these policies to be critical because they require our management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Different management judgments or interpretations of facts and circumstances could result in materially different amounts reported in the financial statements and could impact the choice of accounting policies. Additionally, other companies may utilize different estimates and policies that may impact comparability of our results of operations to those of companies in similar businesses.

Principles of Consolidation and Basis of Presentation

The consolidated balance sheet includes our accounts and the accounts of Institutional OP. The balance sheet of Institutional OP is prepared using accounting policies consistent with our policies. All significant inter-company balances and transactions are eliminated in consolidation.

Investment in Real Estate Assets

We will be required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. We anticipate the estimated useful lives of our assets by class to be as follows:

Building	40 years
Building improvements	5-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible Lease Assets	Lease term

If we use inappropriate useful lives or methods for depreciation, our net income will be misstated.

Valuation of Real Estate Assets

We will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets, including those held through joint ventures, may not be recoverable. Circumstances may indicate that the carrying amounts of real estate assets may not be recoverable. If so, we will assess the recoverability of the real estate assets by comparing the asset’s carrying value to the undiscounted future operating and disposition cash flows we expect from the asset. If such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate assets to the fair value and recognize an impairment loss.

Projecting expected future cash flows requires us to estimate a number of factors, including: future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. If we use inappropriate assumptions in the future cash flows analysis, our assessment of the property’s future cash flows and fair value would be incorrect. This could result in the overstatement of the carrying value of our real estate assets and net income.

Allocation of Purchase Price of Acquired Assets

When we acquire real properties, we will allocate the purchase price of properties to acquired tangible assets and identified intangible assets and liabilities based on their fair values. Tangible assets generally consist of land and building. Identified intangible assets and liabilities generally consist of the value of above-market and below-market leases and the value of in-place leases.

We will determine the fair values of land and building by valuing the property as if it were vacant. We will then allocate the “as-if-vacant” value to land and building based on our determination of the relative fair value of these assets. We will determine the as-if vacant fair value of a property using methods similar to those used by independent appraisers. Factors we consider in performing these analyses will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand. We will estimate costs to execute similar leases, including leasing commissions and other related costs.

We will record the fair values of above-market and below-market in-place leases based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. We will amortize the capitalized above-market and below-market lease values as an adjustment to rental income over the remaining terms of the respective leases. The fair values of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals, which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant will include commissions, tenant improvements and other direct costs and will be estimated based on our consideration of current market costs to execute a similar lease. We will include these direct costs in deferred leasing costs in our consolidated balance sheet and will amortize such costs to expense over the remaining terms of the respective leases. We will calculate the value of opportunity costs using the contractual amounts to be paid pursuant to the in-place leases over market absorption periods for similar leases. We will value customer relationships based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. We will include these lease intangibles in intangible lease assets in our consolidated balance sheet and amortize these assets to rental income over the remaining terms of the respective leases.

Estimating the fair values of the tangible and intangible assets will require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property is held for investment. Using inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders as discussed elsewhere in this prospectus. As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Distributions

We intend to make distributions each taxable year equal to at least 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States). We expect to authorize, declare and pay dividends on a quarterly basis.

Our board of directors will determine the amount of dividends we distribute to you based on a number of factors, including: funds available from our operations, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs managed by our advisor, and its affiliates in the last 10 years. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Wells real estate programs. The Prior Performance Tables included in this prospectus, beginning on page F-12, set forth information regarding certain Wells public real estate programs.

Prior Public Programs

Our advisor has served as a general partner of a total of 15 completed publicly offered real estate limited partnerships, seven of which completed their public offerings in the last 10 years. These seven limited partnerships and the year in which each of their offerings was completed are:

1.	Wells Real Estate Fund VIII, L.P. (1996)
2.	Wells Real Estate Fund IX, L.P. (1996)
3.	Wells Real Estate Fund X, L.P. (1997)
4.	Wells Real Estate Fund XI, L.P. (1998)
5.	Wells Real Estate Fund XII, L.P. (2001)
6.	Wells Real Estate Fund XIII, L.P. (2003)
7.	Wells Real Estate Fund XIV, L.P. (2005)

Our advisor and its affiliates have also sponsored two real estate investment trusts prior to this offering. Wells Real Estate Investment Trust, Inc., which we refer to as Wells REIT I, has completed four public offerings of shares of its common stock and Wells Real Estate Investment Trust II, Inc., which we refer to as Wells REIT II, has completed one public offering of shares of its common stock and commenced a second public offering of its shares on November 10, 2005.

Our advisor and its affiliates have previously sponsored the above-described limited partnerships and REITs on an unspecified property or blind-pool basis. As of December 31, 2005, the total amount of funds raised from investors in these eight completed real estate limited partnership offerings, the completed offerings for Wells REIT I and the ongoing Wells REIT II offering was approximately $7.3 billion, and the total number of investors in such programs was approximately 196,000. The investment objectives of each of these Wells programs are substantially identical to our investment objectives of (1) providing current income through the payment of cash distributions, (2) preserving and returning your capital contributions and (3) realizing capital appreciation upon the ultimate sale of our assets. We cannot assure you that any of the Wells public programs will ultimately be successful in meeting their investment objectives. For more information regarding the operating results of Wells-sponsored public programs, see Table III beginning on page F-18 of this prospectus.

As of December 31, 2005, these Wells-sponsored public programs had acquired 181 properties. The table below gives further information about these properties by region.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price
Southeast	31	10%
Mideast	27	19
Northeast	23	18
Mountain	16	4
Southwest	22	9
West North Central	7	4
East North Central	33	24
Pacific	22	12

Total	181	100%

As of December 31, 2005, the aggregate dollar amount of the acquisition and development costs of the 181 properties purchased by these Wells-sponsored public programs was approximately $7.8 billion. Of the aggregate amount, 100% was spent on commercial property, with 99.9% spent on acquiring or developing office or industrial buildings, and 0.1% spent on acquiring or developing shopping centers. Of the aggregate amount, 97.3% was spent on acquired properties and 2.7% on properties under construction or constructed by the programs. Of the aggregate amount, 40.9% were single-tenant office or industrial buildings and 59.1% were multi-tenant office or industrial buildings.

Following is a table showing a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by these 10 Wells public programs as of December 31, 2005:

Type of Property	Existing	Construction
Office and Industrial Buildings	96.8%	2.6%
Shopping Centers	0.5	0.1

From the inception of the first Wells public program through December 31, 2005, the Wells public programs had sold 53 properties and one outparcel of land.

All of the properties purchased in which a Wells public partnership owned any interest were purchased without borrowing any additional funds. However, certain properties acquired by Wells REIT I and Wells REIT II were subject to existing mortgages, and in connection with each of these acquisitions Wells REIT I and Wells REIT II, respectively, assumed its share of the debt. Table VI contained in Part II of the registration statement, of which this prospectus is a part, gives additional information relating to properties acquired by the Wells public programs, including applicable mortgage financing on properties purchased.

In addition to the real estate programs sponsored by our advisor discussed above, our advisor is also sponsoring an index mutual fund that invests in various REIT stocks and is known as the Wells S&P REIT Index Fund. The Wells S&P REIT Index Fund is a mutual fund that seeks to provide investment results corresponding to the performance of the S&P REIT Index by investing in the REIT stocks included in the S&P REIT Index. The Wells S&P REIT Index Fund began its offering on January 12, 1998, and as of December 31, 2005, the fund had raised approximately $562.7 million in offering proceeds from approximately 19,000 investors.

Prior Private Programs

In addition to the public real estate programs sponsored by our advisor and its affiliates described above, Wells has sponsored a total of 10 private real estate programs. Wells Development Corporation, an affiliate of our advisor, sponsors private placements for a series of limited liability companies pursuant to a Section 1031 exchange program. As of December 31, 2005, there have been nine such offerings, which raised a total of $131 million from 188 investors. The investment objectives of each of these Wells private programs are substantially identical to our investment objectives, although none of these prior private programs have focused on serving an institutional level trust investor class and no portion of our investments will be operated through a Section 1031 exchange program. We cannot assure you that any of the Wells private programs will ultimately be successful in meeting their investment objectives.

As of December 31, 2005, the 10 Wells-sponsored private programs had acquired an aggregate of nine properties. The table below gives further information about these properties.

	Properties Purchased
Location	Number	As a Percentage of Aggregate Purchase Price
Southeast	3	31%
Mideast	—	—
Northeast	—	—
Mountain	1	14
Southwest	1	9
West North Central	1	15
East North Central	2	18
Pacific	1	13

Total	9	100%

As of December 31, 2005, the aggregate dollar amount of the acquisition and development costs of the nine properties purchased by these Wells-sponsored private programs was $155 million. Of the aggregate amount, 100% was spent on commercial property, all of which was spent on acquiring or developing office or industrial buildings. Of the aggregate amount, 100% was spent on acquired properties. Of the aggregate amount, approximately 90% were single-tenant office or industrial buildings and 10% were multi-tenant office or industrial buildings.

From the inception of the first Wells private program through December 31, 2005, none of the Wells private programs has sold any properties.

Wells Management, an affiliate of our advisor, is sponsoring a private placement of limited liability company interests in Wells Mid-Horizon Value-Added Fund I, LLC (“Wells Mid-Horizon Fund”). On September 15, 2005, an offering of up to 150,000 shares of investor member interests in Well Mid-Horizon Fund commenced under a private placement to accredited investors. Such subscribers will be admitted to Wells Mid-Horizon Fund upon the receipt and acceptance of gross offering proceeds of $10,000,000. Wells Mid-Horizon Fund was formed to invest primarily in commercial office and industrial real estate properties that provide opportunities to enhance their value through development, operations, re-leasing, property improvements or other means. As of December 31, 2005, Wells Mid-Horizon Fund had received approximately $800,000 in proceeds from 12 investors, which is included in the statistics above. As of December 31, 2005, Well Mid-Horizon Fund had not acquired any properties.

Adverse Business Developments or Conditions

Wells-sponsored programs have occasionally been adversely affected by the cyclical nature of the real estate market. Some Wells programs invested funds in properties at the high end of a real estate cycle, resulting in sales of such properties for less than their purchase price. In the past, Wells programs have only sold properties for less than their purchase price in order to produce a better return for the overall portfolio. However, sales of properties at less than the purchase price could adversely affect the value of an investment in a Wells program. In addition, some Wells public programs have owned properties that have experienced long periods of time when no tenants were paying rent. This reduction in revenues resulted in less cash from operations available for distribution to investors. However, such occurrences have been sporadic. For more information regarding the operating results of Wells-sponsored public programs, see Table III beginning on page F-18 of this prospectus.

Summary of Recent Acquisitions by Wells Prior Programs

During 2003, 2004 and 2005, Wells-sponsored programs acquired 95 properties, for which the property type, location and method of financing are summarized below.

Property Type
Office	88
Distribution	3
Warehouse	1
Hotel	1
Mixed use	2

Total	95

Method of Financing
All cash	73
All debt	0
Combination of cash and debt	22

Total	95

Location
Southeast	12
Mideast	16
Northeast	15
Mountain	2
Southwest	6
West North Central	4
East North Central	23
Pacific	17

Total	95

Additional Information

Potential investors are encouraged to examine the Prior Performance Tables in this prospectus beginning on page F-12 for more detailed information regarding the prior experience of our advisor and its affiliates. In addition, upon request, prospective investors may obtain from our advisor without charge copies of offering materials and any reports prepared in connection with any of the Wells public programs, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to any such Form 10-K. Any such request should be directed to our advisor. Additionally, Table VI contained in Part II of our registration statement, of which this prospectus is a part, gives certain additional information relating to properties acquired by the Wells public programs. We will furnish, without charge, copies of such table upon request.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material federal income tax considerations relating to our qualification and taxation as a REIT beginning with our taxable year ending December 31, 2006, and the ownership and disposition of our common stock that the owners of our shares may consider relevant. The summary is not intended as a detailed description of the federal income tax consequences applicable to any particular shareholder in view of such shareholder’s particular circumstances, nor is it intended as a detailed description of all of the federal income tax consequences applicable to certain types of shareholders subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, broker-dealers and, except to the extent discussed below, tax-exempt organizations and non-U.S. persons). This summary does not address state, local or non-U.S. tax considerations. Also, this summary deals only with our shareholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).

We base the information in this section on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code and current administrative interpretations of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause statements in this section to be inaccurate.

DLA Piper Rudnick Gray Cary US LLP, acting as our tax counsel in connection with this offering, has reviewed this summary and is expected to opine that, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, this summary is accurate in all material respects. This opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. The opinion of DLA Piper Rudnick Gray Cary US LLP will be based on various assumptions, will be subject to limitations and will not be binding on the Internal Revenue Service or on any court.

Each investor is advised to consult with its own tax advisor regarding the tax consequences to it of the purchase, ownership and sale of the offered stock, including the federal, state, local, non-U.S. and other tax consequences of such purchase, ownership or sale and of potential changes in applicable tax laws.

Federal Income Taxation of the Company

General

We plan to make an election to be taxed as a REIT under the Code effective for the taxable year ending December 31, 2006. We believe that beginning with that taxable year, we will be organized and operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such manner. We can provide no assurance, however, that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. We have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

Opinion of Counsel

In connection with this offering, DLA Piper Rudnick Gray Cary US LLP is expected to render an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2006 and our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2006. In providing its opinion, DLA Piper Rudnick Gray Cary US LLP will rely, as to certain factual matters, upon the statements and representations contained in certificates provided by us. These certificates will include representations regarding the manner in which we are and will be owned, the nature of our assets and the past, present and future conduct of our operations. DLA Piper Rudnick Gray Cary US LLP will not independently verify these facts. Moreover, our continued qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal income tax laws and described below. DLA Piper Rudnick Gray Cary US LLP will not review our continuing compliance with those tests. The statements made in the opinion of DLA Piper Rudnick Gray Cary US LLP will be based upon existing law and Treasury regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions that our counsel will express in its opinion. Moreover, an opinion of counsel is not binding on the IRS.

REIT Taxation

Our qualification as a REIT depends, among other things, upon our meeting the various qualification tests imposed by the Code discussed below, including through annual operating results, asset diversification, distribution levels and diversity of stock ownership each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of our financial and operational results, we can give you no assurance that we will satisfy the REIT requirements during the taxable year that will end December 31, 2006 or in any future year.

If we qualify as a REIT, we generally will not be subject to federal income tax on the income that we distribute to our shareholders each year. To the extent that we are not subject to income tax on the income we distribute, we will avoid “double taxation,” or taxation at both the corporate and shareholder levels, which generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference.

Third, we will be subject to tax at the highest corporate income tax rate on net income from “foreclosure property” (generally property we acquire through foreclosure or after default on a loan secured by the property or a lease of the property) held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of business), we will be subject to a 100% tax on such income.

Fifth, if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met certain other requirements, we will be subject to a 100% tax on the net income attributable to the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Sixth, if we (1) fail to satisfy the REIT asset tests (discussed below) and continue to qualify as a REIT because we meet certain other requirements, we will have to pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time we failed to satisfy the asset tests or (2) if we fail to satisfy REIT requirements other than the gross income tests and the asset tests and continue to qualify as a REIT because we meet other requirements, we will have to pay $50,000 for each other failure.

Seventh, if we fail to distribute each year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which we pay income tax at the corporate level.

Eighth, if we acquire assets from a corporation generally subject to full corporate-level tax in a merger or other transaction in which our initial basis in the assets is determined by reference to the transferor corporation’s basis in the assets, the fair market value of the assets acquired in any such transaction exceeds the aggregate basis of such assets, and we subsequently recognize gain on the disposition of any such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate income tax rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, pursuant to guidelines issued by the IRS (the “Built-In Gain Rules”).

Ninth, subject to certain exceptions, we will be subject to a 100% tax on transactions with our “taxable REIT subsidiaries” if such transactions are not at arm’s length.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, income, assets and distributions.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association that:

(1)	is managed by one or more trustees or directors;

(2)	has transferable shares or transferable certificates of beneficial ownership;

(3)	would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

(5)	has at least 100 persons as beneficial owners;

(6)	during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include certain entities;

(7)	files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

(8)	meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which we make an election to be taxed as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust. We believe that we will issue sufficient stock in this offering to satisfy conditions (5) and (6). Our charter currently includes certain restrictions regarding the transfer of our common stock, which are intended to assist us in continuing to satisfy conditions (5) and (6). If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we have violated condition (6), we will be deemed to have satisfied condition (6) for that taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit, although the subsidiary may be subject to state and local income tax in some states. Unincorporated domestic entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiary ensure that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to its parent REIT. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of securities of taxable REIT subsidiaries held by the REIT cannot comprise more than 20% of the REIT’s total asset value. We currently do not have any taxable REIT subsidiaries. Should we form a taxable REIT subsidiary in the future we can give you no assurance that our taxable REIT subsidiary will not be limited in its ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100% tax on services performed by our taxable REIT subsidiary for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiary.

In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership and any debt securities issued by such partnership held by the REIT) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities and items of income of Institutional OP will be treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, Institutional OP’s proportionate share of the assets, liabilities and items of income with respect to any partnership (including any limited liability company treated as a partnership) in which it holds an interest would be considered assets, liabilities and items of income of Institutional OP for purposes of applying and meeting the various REIT requirements.

Income Tests

To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs or mortgages on real property (including “rents from real property” and, in certain circumstances, interest), and, as discussed below, income from certain temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence as well as from dividends, interest or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Prior to investing amounts received from the issuance of our stock and certain securities in real property assets, we may invest in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% gross income test only for one year from the receipt of proceeds. Accordingly, to the extent that we have not invested the offering proceeds in properties prior to the expiration of this one-year period, in order to satisfy the 75% gross income test, we may invest the offering proceeds in investments approved by our board of directors such as certain mortgage-backed securities or shares in other REITs. We intend to trace offering proceeds received for purposes of determining the one-year period for such investments, although as the IRS has not issued any rulings or regulations governing these transactions there can be no assurance that the IRS will agree with our methodology of tracing investments.

Rents that we receive or that we are deemed to receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, rent received from a tenant will not qualify as “rents from real property” if we own, or are treated as owning, 10% or more of (i) the total combined voting power of all classes of voting stock of a corporate tenant, (ii) the total value of shares of all classes of stock of a corporate tenant or (iii) the interests in total assets or net profits in any tenant which is an entity that is not a corporation. Third, rent attributable to personal property is generally excluded from “rents from real property,” except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Our rental income should not cease to qualify as “rents from real property” merely because we perform a de minimis amount of services for tenants of a property that are not usually and customarily provided and are considered rendered to the occupant. The income from these services will be considered de minimis if the value of such services (valued at not less than 150% of our direct cost of performing such services) is less than 1% of the total income derived from such property, and such de minimis services income will not be treated as rents from real property.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related-party tenants, although we can make no assurance in this regard.

Institutional OP may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Noncustomary services and services rendered primarily for the tenants’ convenience that would cause us to violate the “de minimis” services threshold described above will generally be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

If we fail one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Code. This relief generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not to willful neglect; and (2) we properly disclose the failure to the IRS. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “—Federal Income Taxation of the Company,” even if this relief provision applies, a 100% tax would be imposed on the greater of the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, except for stock or securities of REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in partnerships and other securities that qualify as “real estate assets” for purposes of the 75% asset test: (1) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer’s outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. The 10% value limitation will not apply, however, to (i) any security qualifying for the “straight debt exception” discussed below, (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay qualifying rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. For purposes of the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The straight debt exception starts with the definition of straight debt in Section 1361 of the Code (as modified) but permits certain contingent payments. The timing of payments of principal or interest may be contingent if such contingency causes specified limited changes to the debt’s effective yield to maturity or the REIT does not hold more than $1 million (by face amount or issue price) of the issuer’s debt instruments and not more than 12 months of unaccrued interest can be required to be prepaid on such debt instruments. In addition, the time or amount of payments may be contingent if such contingency arises only upon default or upon the issuer’s exercise of a prepayment right and such contingencies are consistent with customary commercial practice.

The straight debt exception will not apply to any securities issued by a corporation or partnership if the REIT and any controlled taxable REIT subsidiaries also own securities of such issuer that would not qualify for the straight debt exception and that are worth more than 1% of the issuer’s outstanding securities.

With respect to each issuer in which we acquire an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we will seek to structure our acquisition to ensure that our pro rata share of the value of the securities, including debt, of any such issuer will not exceed 5% of the total value of our assets and so that we will comply with the 10% voting securities limitation and the 10% value limitation. We, however, cannot provide any assurance that the IRS will agree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. Even after the 30-day cure period, if we fail the 5% securities limitation or either of the 10% securities limitations, we may avoid disqualification as a REIT by disposing of a sufficient amount of non-qualifying assets to cure the violation if the assets causing the violation do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, provided that, in either case, the disposition occurs within six months following the last day of the quarter in which we first identified the violation. For other violations of any of the REIT asset tests due to reasonable cause, we may avoid disqualification as a REIT after the 30-day cure period by taking certain steps, including the disposition of sufficient non-qualifying assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the IRS that describes the non-qualifying assets. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

First, we must make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to:

(1)	the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and by excluding our net capital gain) and (b) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property

(2)	minus the sum of certain items of non-cash income.

We must pay these distributions in the taxable year to which they relate. Dividends distributed in the subsequent year, however, will be treated as if distributed in the prior year for purposes of such prior year’s 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November or December, the dividends were payable to shareholders of record on a specified date in such month, and the dividends were actually distributed during January of the subsequent year; or (2) the dividends were declared before we timely filed our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if distributed in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted.

Second, we must distribute during each calendar year at least the sum of:

(1)	85% of our ordinary income for that year;

(2)	95% of our capital gain net income for that year; and

(3)	any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends that are declared in October, November or December of the relevant taxable year, are payable to shareholders of record on a specified date in such month and are actually distributed during January of the subsequent year are treated as distributed in the prior year.

Third, if we dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid the 4% excise tax. In this regard, Institutional OP’s partnership agreement will authorize us, as the sole general partner of Institutional OP, to take such steps as may be necessary to cause Institutional OP to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for us to deduct dividends we distribute to our shareholders, such distributions must not be “preferential” within the meaning of Section 562(c) of the Code. Every holder of a particular class of stock must be treated the same as every other holder of shares of such class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We do not intend to make any preferential dividends.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, an agreement as to tax liability between us and an IRS district director or a statement by us attached to an amendment or supplement to our federal income tax return, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our shareholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from an adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

Throughout the remainder of this discussion, we frequently will refer to “earnings and profits.” Earnings and profits is a concept used extensively throughout corporate tax law but it is undefined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain. At the close of any taxable year, a REIT cannot have accumulated C corporation earnings and profits and remain qualified as a REIT.

Statutory Relief

In addition to the statutory relief provisions discussed above, the American Jobs Creation Act of 2004 created additional relief provisions for REITs. If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect and we paid a penalty of $50,000 for each such failure.

Failure to Qualify

If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, but we also will not be required to make distributions during those years. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to shareholders will be dividends that are taxable to individuals at preferential rates under the Jobs and Growth Relief Reconciliation Act of 2003 (the “2003 Act”), as extended by the Tax Increase Prevention and Reconciliation Act of 2005 (the “2005 Act”) through 2010. Subject to certain limitations of the Internal

Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Shareholders

When we use the term “U.S. Shareholder,” we mean a holder of common stock that for federal income tax purposes:

(1)	is a citizen or resident of the United States;

(2)	is a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

(3)	is an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	is a trust, provided that a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity classified as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally

Distributions to U.S. Shareholders, other than capital gain dividends (which are discussed below), will constitute taxable dividends up to the amount of our positive current or accumulated earnings and profits.

Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act, as extended by the 2005 Act. However, there are exceptions: individual shareholders are taxed at such rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income that the REIT previously retained in a prior year and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable corporations (including taxable REIT subsidiaries) or (iii) income from sales of appreciated property subject to the Built-in Gain Rules. Because a REIT is not subject to tax on income distributed to its shareholders, the distributions made to corporate shareholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital (reducing the tax basis in the U.S. Shareholder’s shares of our common stock) and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November or December of any year payable to shareholders of record on a specified date in any such month are treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions

Distributions to U.S. Shareholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held the stock. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. In the case of individuals, long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010), except that capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed depreciation deductions.

We may elect to retain and pay federal income tax on any net long-term capital gain. In this instance, U.S. Shareholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Shareholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Shareholders’ shares will be increased in an amount equal to the excess of the amount of capital gain included in his or her income over the amount of tax he or she is deemed to have paid.

Certain Dispositions of Shares

In general, U.S. Shareholders will realize capital gain or loss on the sale of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received by the U.S. Shareholder on such disposition and (2) the U.S. Shareholder’s adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that a U.S. Shareholder holds for less than six months (after applying certain holding period rules) will be treated as long-term capital loss to the extent of any capital gain dividend the shareholder has received with respect to those shares.

The applicable tax rate will depend on the U.S. Shareholder’s holding period in the asset (generally, if the U.S. Shareholder has held the asset for more than one year, it will produce long-term capital gain) and the U.S. Shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of the capital gain realized by a non-corporate shareholder on the sale of common stock that would correspond to our “unrecaptured Section 1250 gain.” U.S. Shareholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of common stock that the U.S. Shareholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

If a U.S. Shareholder has shares of our common stock redeemed by us, such U.S. Shareholder will be treated as if such U.S. Shareholder sold the redeemed shares if all of such U.S. Shareholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. U.S. Shareholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Loss and Investment Interest Limitations

U.S. Shareholders may not treat distributions we make to them or any gain from disposing of our common stock as passive activity income. Therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Dividends we pay (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock (or capital gain dividends) generally will be excluded from investment income unless the shareholder elects to have such gain taxed at ordinary income rates.

Treatment of Tax-Exempt Shareholders

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute unrelated business taxable income (“UBTI”), unless the tax-exempt shareholder has borrowed to acquire or carry our shares of our common stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. We expect that our ownership limitations will prevent us from becoming a pension-held REIT, unless our board of directors grants qualified plans waivers from our ownership limitations.

Special Tax Considerations for Non-U.S. Shareholders

The rules governing United States income taxation of non-U.S. Shareholders (beneficial owners of shares of our common stock who are not U.S. Shareholders) are complex. We intend the following discussion to be only a summary of these rules. Prospective non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our common stock, including any reporting requirements.

In general, non-U.S. Shareholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

A distribution payable out of our current or accumulated earnings and profits that is not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be subject to federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. A distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in his or her common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.

As long as our stock is not regularly traded on an established securities market in the United States, distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Shareholder under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Shareholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty. If our shares of common stock are ever “regularly traded” on an established securities market in the United States, then, with respect to distributions by us that are attributable to gain from the sale or exchange of a United States real property interest, a non-U.S. Shareholder who does not own more than 5% of our common stock at any time during the taxable year: (i) will be taxed on such capital gain dividend as if the distribution was an ordinary dividend, (ii) will generally not be required to report distributions received from us on U.S. federal income tax returns and (iii) will not be subject to a branch profits tax with respect to such distribution. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock generally should be treated with respect to non-U.S. Shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Shareholder would be able to offset as a credit against his or her resulting federal income tax liability an amount equal to his or her proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent his or her proportionate share of this tax paid by us was to exceed his or her actual federal income tax liability.

We generally will be required to withhold tax from distributions to non-U.S. Shareholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends), and 30% (as reduced or eliminated by tax treaties or otherwise) of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that we designated as capital gain dividends, will be treated as capital gain dividends for purposes of withholding. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s United States tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder, unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless our common stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of common stock by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity.” A REIT is “domestically controlled” under these rules if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA. We cannot assure non-U.S. Shareholders, however, that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of common stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest, unless the common stock were “regularly traded” on an established securities market and the selling shareholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock was subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). However, even if our common stock is not a U.S. real property interest, a nonresident-alien individual’s gains from the sale of our common stock will be taxable if the nonresident-alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident-alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of common stock from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if the purchased common stock is “regularly traded” on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of common stock from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange or that we will be a domestically controlled qualified investment entity.

If a non-U.S. Shareholder has shares of our common stock redeemed by us, such non-U.S. Shareholder will be treated as if such non-U.S. Shareholder sold the redeemed shares if all of such non-U.S. Shareholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. Non-U.S. Shareholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Upon the death of a nonresident-alien individual, that individual’s common stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Shareholders

In general, information reporting requirements will apply to payments of distributions on our common stock and to payments of the proceeds of the sale of our common stock, unless an exception applies. Further, under certain circumstances, U.S. Shareholders may be subject to backup withholding at a current rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

(1)	the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

(2)	the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

(3)	the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee’s return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

(4)	the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding.

In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against the U.S. Shareholder’s federal income tax liability and may entitle the shareholder to a refund, provided that the shareholder furnishes the required information to the IRS.

Non-U.S. Shareholders

Generally information reporting will apply to payments of distributions on our common stock and backup withholding at a current rate of 28% may apply, unless the payee certifies that he or she is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding, unless the non-U.S. Shareholder certifies as to his or her non-U.S. status or otherwise establishes an exemption and provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition of our common stock by a non-U.S. Shareholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply, unless the broker has documentary evidence as to the non-U.S. Shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payor. These Treasury regulations require some shareholders to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, non-U.S. Shareholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Tax Aspects of Institutional OP

General

We expect that substantially all of our investments will be held through Institutional OP. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive distributions from the partnership. We will include in our income our proportionate share of Institutional OP’s income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we will include our proportionate share of the assets held by Institutional OP in the REIT asset tests.

Tax Allocations with Respect to our Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner’s adjusted basis in the property rather than the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Future contributions to Institutional OP may take the form of appreciated property. Consequently, Institutional OP’s partnership agreement requires tax allocations be made in a manner consistent with Section 704(c) of the Code.

In general, partners who contribute their interests in properties to Institutional OP (the “Contributing Partners”) will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of Institutional OP. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Institutional OP may cause us to be allocated lower depreciation and other deductions and cause Contributing Partners to be allocated less taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements, and Contributing Partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See “ — Annual Distribution Requirements.”

With respect to any property purchased by Institutional OP, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Institutional OP Interest

Our adjusted tax basis in our interest in Institutional OP generally:

(1)	will be equal to the amount of cash and the basis of any other property that we contribute to Institutional OP;

(2)	will be increased by (a) our allocable share of Institutional OP’s income and (b) our allocable share of indebtedness of Institutional OP; and

(3)	will be reduced, but not below zero, by our allocable share of (a) losses suffered by Institutional OP, (b) the amount of cash distributed to us, and (c) constructive distributions resulting from a reduction in our share of indebtedness of Institutional OP.

If the allocation of our distributive share of Institutional OP’s loss exceeds the adjusted tax basis of our partnership interest in Institutional OP, the recognition of such excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our partnership interest. To the extent that Institutional OP’s distributions, or any decrease in our share of the indebtedness of Institutional OP (such decreases being considered a cash distribution to the partners), exceed our adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income normally will be characterized as a capital gain if the interest in Institutional OP has been held for longer than one year, subject to reduced tax rates described above (See “ — Taxation of U.S. Shareholders — Capital Gain Distributions”). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties

Our share of the gain realized by Institutional OP on the sale of any property held by Institutional OP as inventory or other property held primarily for sale to customers in the ordinary course of Institutional OP’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “ — Requirements for Qualification — Income Tests.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of Institutional OP’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We, however, do not presently intend to acquire or hold or allow Institutional OP to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or Institutional OP’s trade or business.

State and Local Tax

We may be subject to state and local tax in various states and localities. Our shareholders may also be subject to state and local tax in various states and localities. The tax treatment to us and to our shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (“IRA”). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (“Benefit Plan”), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•	whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Treatment of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

•	Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan that are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan, unless an administrative or statutory exemption applies. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Code defines the term “plan assets.” However, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to our advisor and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our advisor of the fiduciary duties mandated under ERISA

If our advisor or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons who are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

Exception for “Publicly-Offered Securities.” The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes or which would violate any state or federal law will not ordinarily affect a determination that such securities are “freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that was registered under the Securities Exchange Act of 1934 within the specified period. While we expect that our shares will be owned by 100 or more independent investors, we cannot confirm that this requirement will be satisfied. Also, because the minimum initial investment in our shares is $1,000,000 and we impose a one-year holding period from the date of purchase before shares may be transferred, our shares may not be deemed to be freely transferable for purposes of the Plan Asset Regulation.

Exception for Operating Companies. The Plan Assets Regulation also provides an exception with respect to securities issued by an operating company, which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50% or more of our assets must be invested in “venture capital investments” during the relevant periods. A venture capital investment is an investment in operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. We intend to use our best efforts to qualify as a “real estate operating company” or as a “venture capital operating company.”

Exception for Insignificant Participation by Benefit Plan Investors. The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of any Benefit Plan that invests in that entity if equity participation in that entity by employee benefit plans, including Benefit Plans, is not significant. Equity participation in an entity is not deemed to be significant if immediately after the most recent acquisition of an equity interest in such entity employee benefit plans hold less than 25% of the value of each class of equity interests in that entity. Equity interests held by persons with discretionary authority or control over the assets of the entity, persons who provide investment advice to the entity for a fee (direct or indirect) with respect to those assets, and any affiliate of any such person, are disregarded for purposes of determining whether equity participation of employee benefit plans is significant. The Plan Asset Regulation provides that this test applies at the time of an acquisition by any person of our equity interests. In addition, an advisory opinion issues by the Department of Labor takes the position that a redemption of an equity interest by an investor constitutes the acquisition of equity interests by the remaining investors (through an increase in the percentage ownership of the remaining equity interests). Although we expect to qualify for this exception, neither our organizational documents nor our escrow arrangements restrict ownership of each class of equity interests held by employee benefit plans to less than 25%.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until our shares are listed on a national securities exchange or are included for quotation on the Nasdaq Global Market, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

Eventually, we may engage a third-party valuation firm to value our shares; however, we intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. (We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Institutional OP). Furthermore, until we have completed our offering stage, our advisor has indicated that it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. Although this approach to valuing our shares has the advantage of avoiding the cost of paying for appraisals or other valuation services, the estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio.

We do not currently anticipate obtaining appraisals for our properties and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our properties nor will they represent the amount of net proceeds that would result from an immediate sale of our properties. After three years from completion of our offering stage, the estimated value of our shares will be based upon a number of assumptions that may not be accurate or complete. For these reasons, the estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following: the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

Our amended and restated charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share, and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares. As of the date of this prospectus, we had 100 shares of common stock outstanding held by a total of one stockholder, and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange or the Nasdaq Global Market, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to our stockholder upon request and without charge. We maintain a stock ledger that contains the name and address of each stockholder of record and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of our board of directors, a majority of the independent directors, the president or upon the written request of stockholders holding at least a majority of the shares entitled to be cast on any issue proposed to be considered at the special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast is sufficient to elect a director in contested elections.

Our advisor is selected and approved as our advisor bi-annually by our directors. While the stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Advance Notice for Stockholder Nomination of Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal at least 90 days but not more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restriction on Ownership of Shares

Ownership Limit

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities. In addition, our outstanding shares must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences do not apply until after the first taxable year for which we have made an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective. We may also engage in certain transactions in order to comply with the 100 stockholder requirement.

In order to assist us in preserving our status as a REIT, our charter contains a limitation on ownership that prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares unless exempted by our board of directors. Since our stock is expected to be primarily held as of record by bank trust departments and other similar institutions on behalf of beneficiaries, for purposes of REIT qualification requirements, we will require certain of these record holders to provide us with information concerning beneficial owners, including such information that no single stockholder beneficially owns in excess of 9.8% of our outstanding shares. Our charter provides that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless the transfer is approved by our board of directors based upon receipt of information that such transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

Shares that, if transferred, would be in excess of the 9.8% ownership limit (without an exemption from our board of directors) will be transferred automatically to a trust effective on the day before the reported transfer of such shares. The record holder of the shares that are held in trust will be required to submit such number of shares to us in the name of the trustee of the trust. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

At our direction, the trustee will transfer the shares held in trust to a person whose ownership will not violate the ownership limit. The transfer shall be made within 20 days of our receipt of notice that shares have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (1) the price per share in the transaction that caused the ownership limit violation or (2) the market price per share on the date of the transfer or redemption.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event, or (2) transfers or receives shares subject to such limitations is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit also does not apply to the underwriter in an offering of shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

As required under Treasury Regulations, if, as of any dividend record date, we have (i) 2,000 or more shareholders of record, we will demand a written statement of actual beneficial stock ownership of any owner of record of 5% or more of our stock, (ii) more than 200 but fewer than 2,000 shareholders of record, we will demand such a statement of any owner of record of 1% or more of our stock, or (iii) fewer than 200 shareholders of record, we will demand such a statement of any owner of record of 0.5% or more of our stock. Any such demand for written statements of beneficial ownership will take place within 30 days of the end of our taxable year. In addition to maintaining a record of those shareholders responding to such demands as required under Treasury Regulations, we will maintain a record of the persons failing or refusing to comply with our demand for a statement of actual beneficial stock ownership and notify such person of their duty to submit such information directly to the IRS at the time they file their income tax return.

Restrictions on Transferability of Shares

As noted above under “Restriction on Ownership of Shares – Ownership Limit,” our charter provides that any transfer of shares that would violate our share ownership limitations is null and void unless the transfer is approved by our board of directors. Additionally, within the first year from the date of purchase from us, shares may be transferred only (i) to other institutions or (ii) if we receive a satisfactory opinion of counsel concluding that the transfer will not affect our ability to rely on state registration exemptions for this offering.

Dividends

Dividends will be paid on a quarterly basis regardless of the frequency with which such dividends are declared. Dividends will be paid to our bank trust department and institutional investors who are stockholders as of the record dates selected by our board of directors. In turn, our stockholders of record will effectuate any appropriate distributions to beneficiaries of any trust on whose behalf the stockholder has invested in our shares. We expect to calculate our quarterly dividends based upon daily record dates so that our investors will be entitled to be paid dividends immediately upon purchasing our shares. We expect to make quarterly dividend payments following such calculation.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). See “Federal Income Tax Considerations — Annual Distribution Requirements.”

Dividends will be declared at the discretion of our board of directors. Our board will be guided, in substantial part, by its desire to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, dividends may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow that we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make dividends relatively uniform. We may borrow money, issue securities or sell assets in order to make dividend distributions.

We are not prohibited from distributing our own securities in lieu of making cash dividends to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash dividends may incur transaction expenses in liquidating the securities.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan that allows you to have dividends and other distributions otherwise distributable to you invested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. The full text of our dividend reinvestment plan is included as Appendix B to this prospectus.

Eligibility

All of our stockholders are eligible to participate in our dividend reinvestment plan except for restrictions imposed by us in order to comply with the securities laws of various jurisdictions. We may elect to deny your participation in this plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

Election to Participate

You may elect to participate in our dividend reinvestment plan by completing the Subscription Agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may generally continue to purchase shares under our dividend reinvestment plan until we have terminated the plan. You can choose to have all or a portion of your dividends reinvested through our dividend reinvestment plan. You may also change the percentage of your dividends that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose.

Stock Purchases

Shares will be purchased under our dividend reinvestment plan on the quarterly distribution payment dates. The purchase of fractional shares is a permissible, and likely, result of the reinvestment of dividends under the plan.

The purchase price per share will be the higher of $10.00 or 100% of the estimated value of a share of our common stock, as estimated by our advisor or another firm chosen for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Institutional OP). Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering, or $10.00 per share, as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio.

Account Statements

Our dealer manager will provide a confirmation of your quarterly purchases under the dividend reinvestment plan. The dealer manager will provide the confirmation to you or your designee within five business days after the end of each quarter, which confirmation is to disclose the following information:

•	each distribution reinvested for your account during the quarter;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year.

Fees and Commissions

No selling commissions or dealer manager fees are payable on shares sold under the dividend reinvestment plan, and we will not receive a fee for selling shares under the dividend reinvestment plan. Sales under this plan, however, will result in greater fee income for our advisor. See “Compensation Table.”

Voting

You may vote all whole shares acquired through our dividend reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. At least until three years after our offering stage is complete, we expect that (i) we will sell shares under our dividend reinvestment plan at $10.00 per share; (ii) no secondary trading market for our shares will develop; and (iii) our advisor will estimate the fair market value of a share to be $10.00. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders and Distributions Generally.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.

Termination of Participation

You may terminate your participation in our dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation to the extent that a reinvestment of your dividends in our shares would cause you to exceed the ownership limitation contained in our charter.

Amendment or Termination of Plan

We may amend or terminate our dividend reinvestment plan for any reason at any time, provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of the board of directors) will only take effect upon 10 days’ written notice to participants.

Proposed Share Redemption Program

If you meet the limited qualifications to participate in our proposed share redemption program, you may be able to sell your shares to us, although we will not adopt the program during this primary offering or any subsequent primary offering unless the SEC grants us exemptive relief from restrictions on issuer repurchases during a distribution. A stockholder may present all or any portion of such stockholder’s common stock for repurchase under the program only if such request relates to the shares beneficially owned by a trust and the trust has dissolved other than:

•	at the discretion of the trustee or grantor of the trust or

•	on the account of the passage of time if the trust agreement called for the dissolution of the trust prior to 2018.

We will repurchase shares under the share redemption program at the price at which we sold the shares. Although we intend to redeem all shares eligible for redemption under the share redemption program, our share redemption program would not require us to redeem in any calendar year more than 5% of the weighted average number of shares outstanding during the prior calendar year. Even if we adopt the program, we could later amend, suspend or terminate the share redemption program upon 30 days’ notice.

Subject to the limitations described above, we will redeem shares on the last business day of each month. Requests for redemption must be received at least five business days before a month-end redemption date in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption, we will honor redemption requests at the applicable month-end on a pro rata basis.

If we do not completely satisfy a stockholder’s redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we can redeem under the program, we will treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdraws its request before the next date for redemptions. Any stockholder may withdraw a redemption request upon written notice to the address provided below before the date for redemption.

Once the program is adopted, qualifying stockholders who desire to redeem their shares should give written notice to us at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092-3365, Attn: Client Services.

Our board of directors may amend, suspend or terminate the share redemption program upon 30 days’ notice. We will notify you of such developments (i) in the annual or quarterly reports mentioned above or (ii) by means of a separate notice to you.

Our share redemption program provides stockholders only a limited ability to redeem shares for cash until a secondary market develops for the shares, at which time the program will terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Registrar and Transfer Agent

Our advisor, a registered transfer agent, will serve as the registrar and transfer agent for our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND

OF OUR CHARTER AND BYLAWS

The following description of provisions of Maryland law and our governing documents is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus forms a part.

Business Combinations

Under Maryland law, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any investor who beneficially owns 10% or more of the voting power of the corporation’s shares or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A investor is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the investor otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination statute, control share acquisition statute, the provisions of Subtitle 8 and our advance notice requirements with respect to stockholder nomination of directors and stockholder proposals could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interest. For a discussion of our advance notice requirements, see “Description of Shares—Advance Notice for Stockholder Nomination of Directors and Proposals of New Business.”

THE OPERATING PARTNERSHIP AGREEMENT

General

Institutional Operating Partnership, L.P., which we refer to as “Institutional OP,” was formed in June 2006 to acquire, own and operate properties on our behalf. As a result of this structure, we are considered to be an umbrella partnership real estate investment trust, or UPREIT. An UPREIT is a structure REITs often use to acquire real property from owners on a tax deferred basis. Sellers generally can accept partnership units and defer taxable gain they otherwise must recognize when they sell their properties. Such owners may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of Institutional OP are deemed to be assets and income of the REIT.

We expect that substantially all of our assets will be held by Institutional OP. We are the sole general partner of Institutional OP and, as of August 3, 2006, owned 1.0% of its limited partner units. As the sole general partner, we have the exclusive power to manage and conduct the business of Institutional OP. Our advisor is the only other owner of interests in Institutional OP. Our advisor purchased 9,900 limited partner units for $99,000 in 2006.

The following is a summary of material provisions of Institutional OP’s limited partnership agreement. This summary is qualified by the specific language in the limited partnership agreement. You should refer to the actual limited partnership agreement for more detail. You may request a copy of the partnership agreement, at no cost, by writing or telephoning us as set forth below at “Where You Can Find More Information.”

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to Institutional OP as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Institutional OP will be deemed to have simultaneously paid the costs associated with the offering. If Institutional OP requires additional funds at any time in excess of capital contributions made by us and Our advisor or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to Institutional OP on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Institutional OP to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of Institutional OP and us.

Operations

The limited partnership agreement of Institutional OP provides that, so long as we remain qualified as a REIT, we must operate Institutional OP to enable us to satisfy the requirements for being classified as a REIT for tax purposes. As general partner of Institutional OP, we are also empowered to do anything to ensure that Institutional OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in Institutional OP being taxed as a corporation rather than as a partnership.

Distributions and Allocations of Profits and Losses

The limited partnership agreement provides that Institutional OP will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts that we, as general partner, determine. The effect of these distributions will be that a holder of one unit of limited partnership interest in Institutional OP will receive the same amount of annual cash flow distributions as the amount of annual dividends paid to the holder of one of our shares.

Similarly, the limited partnership agreement provides that taxable income is allocated to the partners of Institutional OP in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury regulations, the effect of these allocations will be that a holder of one unit of limited partnership interest in Institutional OP will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Institutional OP. Losses cannot be passed through to our stockholders.

If Institutional OP liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

As Institutional OP’s general partner, we generally have complete and exclusive discretion to manage and control Institutional OP’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types we deem necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine Institutional OP with another entity.

Institutional OP pays all the administrative and operating costs and expenses it incurs in acquiring and operating real properties. Institutional OP also pays all of our administrative costs and expenses and such expenses are treated as expenses of Institutional OP. Such expenses include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we would incur for which Institutional OP would not reimburse us are costs and expenses relating to properties we may own outside of Institutional OP. We would pay the expenses relating to such properties directly.

Exchange Right

The limited partners of Institutional OP have the right to cause Institutional OP to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares. Alternatively, at our option, we may purchase their limited partnership units for cash or by issuing one share of our common stock for each limited partnership unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.

Furthermore, limited partners may exercise their exchange rights only after their limited partnership units have been outstanding for one year. A limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units. In that case, he must exercise his exchange right for all of his units.

Change in General Partner

We are generally not allowed to withdraw as the general partner of Institutional OP or transfer our general partnership interest in Institutional OP (except to a wholly owned subsidiary). The principal exception to this is if we merge with another entity and:

•	the holders of a majority of partnership units (including those we hold) approve the transaction;

•	the limited partners receive or have the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction;

•	we are the surviving entity and our stockholders do not receive cash, securities, or other property in the transaction; or

•	the successor entity contributes substantially all of its assets to Institutional OP in return for an interest in Institutional OP and agrees to assume all obligations of the general partner of Institutional OP.

If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners may not transfer their interests in Institutional OP, in whole or in part, without our written consent as the general partner. In addition, pursuant to our charter, Our advisor may not transfer its interest in Institutional OP as long as it is acting as our advisor.

Amendment of Limited Partnership Agreement

An amendment to the limited partnership agreement requires the consent of the holders of a majority of the partnership units (including the partnership units we hold). Additionally, we, as general partner, must approve any amendment. However, certain amendments require the consent of the holders of a majority of the partnership units (excluding the partnership units we or one of our affiliates holds). Such amendments include:

•	any amendment affecting the exchange right to the detriment of the limited partners (except for certain business combinations where we merge with another entity and leave Institutional OP in existence to hold all the assets of the surviving entity);

•	any amendment that would adversely affect the limited partners’ rights to receive distributions, except for amendments we make to create and issue preferred partnership units;

•	any amendment that would alter how we allocate profits and losses, except for amendments we make to create and issue preferred partnership units; and

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions.

PLAN OF DISTRIBUTION

General

We are publicly offering a minimum of 1,000,000 shares and a maximum of 340,000,000 shares of our common stock through Wells Investment Securities, our dealer manager, a registered broker-dealer affiliated with our advisor. Of this amount, we are offering 250,000,000 shares in our primary offering at a price of $10.00 per share on a “best efforts” basis, which means that the dealer manager must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of the shares. The remaining 90,000,000 shares of our maximum offering will be offered through our dividend reinvestment plan at a purchase price equal to the higher of $10.00 per share or 100% of the estimated value of a share as estimated by our advisor or another firm we choose for that purpose.

If we have not sold the minimum number of 1,000,000 shares of common stock within one year of the commencement of this offering, or                         , 2007, we will terminate this offering and return your investment with interest. Although we expect to sell the shares offered in this prospectus over a two-year period, under rules the SEC recently adopted, we could continue this offering until as late as                         , 2010 in some circumstances. If we decide to continue this offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. We reserve the right to terminate this offering at anytime.

Escrow Arrangement

If we accept your subscription, we will deposit the proceeds from your subscription in a separate escrow account with an independent third-party escrow agent,                         . These escrowed funds will be held in trust pending release to us. None of the common stock being registered in this public offering will be sold and no fees will be paid unless the escrow agent has received and accepted funds relating to subscriptions for 1,000,000 shares of common stock for $10,000,000 within one year from the date of this prospectus and received our instruction to release such escrowed funds. Should we be unable to sell a minimum of 1,000,000 shares of common stock within one year of the date of this prospectus, the escrow agent will promptly refund your investment. If the escrow agent refunds your subscription amount, our advisor will pay any escrow fees and no amounts will be deducted from your escrowed funds. Regardless of whether we sell the minimum number of 1,000,000 shares, all participating investors will receive interest on all escrowed funds until the offering is terminated or the funds are released to us. After the minimum offering amount of 1,000,000 shares of common stock is sold, closings will be held on an ongoing basis monthly on the first business day of each month. For more information on subscriptions, please refer to “Plan of Distribution – Subscription Procedures.”

Compensation of Dealer Manager, Integrity Investments and Other Participating Broker-Dealers

Dealer-Manager Fee

Except as provided below, our dealer manager, an affiliate, will receive a dealer manager fee of $0.10 per share for each share of common stock sold in our primary offering. With respect to our dividend reinvestment plan, we will not pay selling commissions or the dealer manager fee. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

We expect the dealer manager to authorize Integrity Investments, Inc. (“Integrity”) and other broker-dealers to sell our shares. Integrity is a member of the NASD, and any other participating broker-dealers will be required to be NASD members as well. Integrity will receive compensation in the form of

0.025 per share reallowance out of the dealer manager fee. When another participating broker-dealer is involved in a sale, regardless of the extent of Integrity’s involvement, Integrity and this second participating broker-dealer would each receive compensation in the form of a $0.025 per share reallowance out of the $0.10 per share fee payable to the dealer manager.

Deferred Selling Commissions

With respect to all sales in this offering, we will pay selling commissions to the dealer manager on a deferred basis, commencing one year after the purchase of shares. The amount of the deferred selling commission will be $0.05 per share per year over a period of up to twelve years. Of this amount, the dealer manager would reallow $0.025 per share per year to Integrity and would reallow the remaining $0.025 per share per year to a second participating broker-dealer if another participating broker-dealer was involved in the sale. Assuming we pay deferred selling commissions over a full 12-year period with respect to the sale of a share in this offering, the total selling commissions with respect to the sale would be $0.60 per share.

We may not have to pay deferred selling commissions for a full 12-year period with respect to some or all of the shares sold in this offering. We have no obligation to pay deferred selling commissions

•	upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market;

•	upon the commencement of a liquidation plan approved by our board of directors; or

•	with respect to the sale of any particular share, upon the redemption of such share under our proposed share redemption program.

For the period that we are obligated to pay deferred selling commissions, we will have fewer funds available for distribution to our stockholders. However, deferring the payment of selling commissions will increase the amount of net proceeds that we can invest in real estate.

Other Compensation to Dealer Manager and Participating Broker-Dealers

In addition to the compensation described above, we will also reimburse the dealer manager for some of its costs in connection with the offering as described in the table below, which table sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by the NASD assuming we sell all of the shares offered hereby.

Dealer Manager and Participating Broker-Dealer Compensation(1)

Dealer manager fee (maximum)	$25,000,000		1.000%
Deferred selling commissions (maximum)(2)	$150,000,000		6.000%
Salary allocations of sales managers and their support personnel(3)	$500,000	(4)	0.020%
Legal fees allocable to dealer manager(5)	$125,000	(4)	0.005%

Total	$175,625,000		7.025%

(1)	Applicable to 250,000,000 share primary offering only. No underwriting compensation will be paid in connection with the offering pursuant to our dividend reinvestment plan.
(2)	The deferred selling commissions are payable over up to a 12-year period commencing one year from the sale of each share. The payment of deferred selling commissions will cease before the expiration of the 12-year period (i) upon the listing of our common stock on a national securities exchange or the Nasdaq Global Market, (ii) upon the commencement of a liquidation plan approved by our board of directors and (iii) with respect to any particular share, upon redemption of such shares pursuant to our share redemption program.
(3)	These costs are borne by our advisor and are not reimbursed by us.
(4)	Amounts shown are estimates.
(5)	Subject to the cap on organization and offering expenses described below, we will reimburse our dealer manager for these expenses.

As required by the rules of the NASD, total underwriting compensation may not exceed 10% of our gross offering proceeds, except for bona fide due diligence expenses, which may not exceed 0.5% of our gross offering proceeds. The NASD also limits our total organization and offering expenses to 15% of gross offering proceeds. Our advisor is obligated to reimburse us to the extent the organization and offering expenses (other than the dealer manager fee and deferred selling commissions) exceed 1.0% of our gross offering proceeds.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities. See “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

TABLE OF SUITABLE OFFEREES

	Bank	Savings Institution	Trust Company	Insurance Company	Investment Company[1]	Pension or Profit- sharing Trust or Plan	Broker- Dealer	Corporation	Federal Covered Investment Adviser	Other Financial Institution or Institutional Buyer[2]

ALABAMA	•	•	•	•	•	•	•			•
ALASKA	•	•	•	•	•	•	•
ARIZONA	•	•	•	•	•	•				•
ARKANSAS	•	•	•	•	•	•	•			•
CALIFORNIA[3]	•	•	•	•	•	•[4]
COLORADO	•	•	•	•[5]	•	•[6]	•			•
CONNECTICUT	•	•	•	•	•	•	•			•
DELAWARE	•	•	•	•	•	•	•			•
DISTRICT OF COLUMBIA	•	•	•	•[5]	•	•[6]	•			•
FLORIDA	•	•	•	•	•	•	•			•

[1]	As defined in the Investment Company Act of 1940.
[2]	Eligibility must be determined by us on a case-by-case basis.
[3]	Institutional investor must either be acting for itself or as a trustee.
[4]	Excluding self-employed individual retirement plans or individual retirement accounts.
[5]	Including a separate account of an insurance company.
[6]	Provided the plan has total assets in excess of $5 million, or its investment decisions are made by a named fiduciary that is either a depositary institution, an insurance company, a broker-dealer registered under the Securities Exchange Act of 1934, or an investment adviser registered or exempted from registration under the Investment Advisers Act of 1940.

	Bank	Savings Institution	Trust Company	Insurance Company	Investment Company[1]	Pension or Profit- sharing Trust or Plan	Broker- Dealer	Corporation	Federal Covered Investment Adviser	Other Financial Institution or Institutional Buyer[2]
GEORGIA	•	•	•	•	•	•	•			•
GUAM	•	•	•	•	•	•	•			•
HAWAII	•	•	•	•	•	•	•			•
IDAHO	•	•	•[7]	•	•	•[8]	•		•[9]	•
ILLINOIS	•	•	•	•		•	•	•		•
INDIANA	•	•	•	•	•	•	•			•
IOWA	•	•	•	•[5]	•	•[6]	•		•[9]	•
KANSAS	•	•	•	•[5]	•	•[8]	•		•[9]	•
KENTUCKY	•	•	•	•	•	•	•			•
LOUISIANA	•	•	•	•	•	•	•			•
MAINE	•	•	•	•[5]	•	•[8]	•		•[9]	•
MARYLAND[10]	•	•	•	•	•	•[11]	•		•[12]	•

[7]	Provided the trust company is chartered in Idaho.
[8]	Provided the plan has total assets in excess of $10 million, or its investment decisions are made by a named fiduciary that is either a depositary institution, an insurance company, a broker-dealer registered under the Securities Exchange Act of 1934, or an investment adviser registered or exempted from registration under the Investment Advisers Act of 1940.
[9]	Only if acting for its own account.
[10]	Institutional investor must either be acting for itself or as a trustee or a fiduciary with investment control.
[11]	Provided plan has assets of no less than $1 million.
[12]	Provided the investment adviser has assets under management of not less than $1 million.

	Bank	Savings Institution	Trust Company	Insurance Company	Investment Company[1]	Pension or Profit- sharing Trust or Plan	Broker- Dealer	Corporation	Federal Covered Investment Adviser	Other Financial Institution or Institutional Buyer[2]
MASSACHUSETTS	•	•	•	•	•	•	•			•
MICHIGAN	•	•	•	•	•	•[13]	•			•
MINNESOTA	•	•	•	•	•		•	•[14]		•
MISSISSIPPI	•	•	•	•	•	•	•			•
MISSOURI	•	•	•	•[5]	•	•[8]	•		•[9]	•
MONTANA	•	•	•	•	•	•	•			•
NEBRASKA	•	•	•	•	•	•	•			•
NEVADA	•	•	•	•	•	•[6]	•			•
NEW HAMPSHIRE	•	•	•	•	•	•	•			•
NEW JERSEY	•	•	•	•	•	•	•			•
NEW MEXICO	•	•	•	•[5]	•	•[6]	•			•
NEW YORK	•	•	•	•	•	•[6]	•	•[15]		•
NORTH CAROLINA	•	•	•	•	•	•	•	•[16]		•
NORTH DAKOTA	•	•	•	•	•	•	•			•

[13]	Provided the assets of the plan are managed by an institutional manager that possesses final investment authority.
[14]	Provided corporation has a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.
[15]	Provided the corporation has total assets in excess of $5 million.
[16]	Provided the entity has a net worth in excess of $1 million.

	Bank	Savings Institution	Trust Company	Insurance Company	Investment Company[1]	Pension or Profit- sharing Trust or Plan	Broker- Dealer	Corporation	Federal Covered Investment Adviser	Other Financial Institution or Institutional Buyer[2]
OHIO[3]	•	•	•	•	•	•	•	•
OKLAHOMA	•	•	•	•[5]	•	•[8]	•		•[9]	•
OREGON[17]	•	•	•	•	•	•	•			•
PENNSYLVANIA[18]	•	•	•	•	•	•	•
PUERTO RICO	•	•	•	•	•	•	•			•
RHODE ISLAND	•	•	•	•[5]	•	•[6]	•			•
SOUTH CAROLINA	•	•	•	•[5]	•	•[8]	•		•[9]	•
SOUTH DAKOTA	•	•	•	•[5]	•	•[8]	•		•[9]	•
TENNESSEE[19]	•		•	•	•	•[20]				•
TEXAS[21]	•	•	•	•	•		•
UTAH	•	•	•	•	•	•	•			•
VERMONT	•	•	•	•	•	•[6]	•			•
VIRGINIA					•	•	•	•

[17]	Institutional investor must be either acting for itself or in a fiduciary capacity with discretionary authority to make investment decisions.
[18]	Institutional investor acting for the benefit of another person is eligible only if empowered under state or federal law to act as a corporate fiduciary and acting as a trustee, guardian, conservator, executor or administrator.
[19]	Institutional investor must either be acting for itself or as trustee for a trust having net worth in excess of $1 million over which such institution has or shares investment discretion.
[20]	Provided the plan has a net worth in excess of $1 million.
[21]	Institutional investor must either be acting for itself or as a bona fide trustee of a trust organized and existing other than for the purpose of acquiring our securities.

	Bank	Savings Institution	Trust Company	Insurance Company	Investment Company[1]	Pension or Profit- sharing Trust or Plan	Broker- Dealer	Corporation	Federal Covered Investment Adviser	Other Financial Institution or Institutional Buyer[2]
WASHINGTON	•	•	•	•	•	•	•			•
WEST VIRGINIA	•	•	•	•	•	•	•			•
WISCONSIN[22]	•	•	•	•	•	•	•		•	•
WYOMING	•	•	•	•	•	•	•			•

[22]	Institutional investor must either be acting for itself or as a trustee with investment control.

Minimum Purchase Requirements

For your initial investment in our shares, you must invest at least $1,000,000. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100,000, except for additional purchases of shares pursuant to our dividend reinvestment plan. If you are investing on behalf of accounts or trusts for which you are acting in a fiduciary capacity, these minimum amounts may come from multiple accounts or trusts.

SUBSCRIPTION PROCEDURES

To purchase shares in this offering, the institution that will be the holder of record must complete the Subscription Agreement, a sample of which is contained in this prospectus as Appendix A. Shares should be paid for by federal reserve wire only on the first business day of the next month. Checks will not be accepted. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into an escrow account in our name under the joint authorization of the dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned promptly to the rejected subscribers. If accepted and we obtain the minimum offering threshold of 1,000,000 shares, the funds will be transferred from the escrow agent into our general account. You will receive a confirmation of your purchase. We generally plan to admit stockholders on a monthly basis.

SUPPLEMENTAL SALES LITERATURE

In addition to this prospectus, we may utilize certain supplemental sales material in connection with the primary offering of shares of common stock, but only if such sales material are accompanied by or preceded by the delivery of this prospectus. Our supplemental sales material may consist of information related to this offering, pictures, summary descriptions of properties, the past performance of Our advisor, our advisor and its affiliates, brochures, audiovisual materials, articles and other publications concerning real estate. We may also send certain introductory materials to NASD members and prospective investors designated by our dealer-manager. As of the commencement of this offering, no person has been authorized to prepare or furnish any sales material.

We are offering shares of common stock only by means of this prospectus. Although the content of any supplemental sales material will not conflict with any information contained in this prospectus, the supplemental materials will not purport to be complete and should not be considered part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

We expect that the validity of the shares of our common stock being offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina. DLA Piper Rudnick Gray Cary US LLP has reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and is expected to pass upon the accuracy of those statements as well as our qualification as a REIT for federal income tax purposes.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated balance sheet at July 21, 2006, as set forth in their report. We have included our balance sheet in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We will file annual, quarterly and special reports, proxy statements and other information with the SEC. We will furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

One of our affiliates also maintains an Internet site at http://www.wellsref.com at which there is additional information about us and our affiliates. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

INDEX TO CONSOLIDATED BALANCE SHEET AND

PRIOR PERFORMANCE TABLES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

Institutional REIT, Inc.

We have audited the accompanying consolidated balance sheet of Institutional REIT, Inc. (the “Company”) as of July 21, 2006. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Institutional REIT, Inc. at July 21, 2006, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

Atlanta, Georgia

The foregoing report is in the form that we anticipate will be signed upon the adoption of the advisory agreement and the dealer-manager agreement described in Note 3 to the consolidated balance sheet and the adoption of the independent director stock option plan, the stock option plan, the dividend reinvestment plan and the share redemption program described in Note 4 to the consolidated balance sheet.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 28, 20066

INSTITUTIONAL REIT, INC.

CONSOLIDATED BALANCE SHEET

July 21, 2006

Assets:
Cash and cash equivalents	$100,000

Total assets	$100,000

Liabilities and Stockholder’s Equity:
Liabilities	$—

Commitments and Contingencies	—

Minority Interest of Limited Partner in Operating Partnership	99,000

Stockholder’s Equity:
Preferred stock, $0.01 par value; 10 million shares authorized, no shares issued and outstanding	—
Common stock, $0.01 par value; 1 billion shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	999

Total stockholder’s equity	1,000

Total liabilities, minority interest, and stockholder’s equity	$100,000

See accompanying notes.

INSTITUTIONAL REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 21, 2006

1. ORGANIZATION

Institutional REIT, Inc. (“Institutional REIT”) was formed in December 2005 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”). Substantially all of Institutional REIT’s business is expected to be conducted through Institutional Operating Partnership, L.P. (“Institutional OP”), a Delaware limited partnership formed in June 2006. Institutional REIT is the sole general partner and owns 1% of the limited partner units of Institutional OP. Wells Capital, Inc. (the “Advisor”) is the only other limited partner of Institutional OP and has contributed $99,000 to Institutional OP for 9,900 limited partnership units therein. Neither Institutional REIT nor Institutional OP has engaged in any operations to date. References to Institutional REIT herein shall include Institutional OP unless otherwise noted.

Institutional REIT intends to execute an agreement with the Advisor (“Advisory Agreement”), under which the Advisor will perform certain key functions on behalf of Institutional REIT, including, among others, the investment of capital proceeds and management of day-to-day operations.

Institutional REIT expects to engage in the acquisition and ownership of commercial real properties, throughout the United States, including properties that are under construction, are newly constructed or have operating histories. Institutional REIT may invest in office buildings, shopping centers, other commercial and industrial properties or other real estate properties. All such properties may be acquired directly or through joint ventures with real estate limited partnerships sponsored by the Advisor, affiliates of the Advisor, or other third parties.

As of July 21, 2006, Institutional REIT has neither purchased nor contracted to purchase any assets, nor has the Advisor identified any assets in which there is a reasonable probability that Institutional REIT will invest.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

Institutional REIT’s consolidated balance sheet is prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and includes the accounts of Institutional REIT, Institutional OP, and any variable interest entities in which Institutional REIT or Institutional OP is the primary beneficiary, as defined by Financial Accounting Standards Board Interpretation No. (“FIN”) 46(R), Consolidation of Variable Interest Entities, which supersedes FIN 46 and is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (“ARB 51”). FIN 46(R) requires the identification of variable interest entities (“VIEs”), which are defined as entities that have a level of invested equity insufficient to fund future activities on a stand-alone basis or whose equity holders lack certain characteristics of a controlling financial interest. FIN 46(R) requires the consolidation of such VIEs in cases where Institutional REIT absorbs a majority of the expected losses and returns and is, therefore, considered the primary beneficiary. The accompanying consolidated balance sheet also includes the accounts of entities in those situations where FIN 46(R) is not applicable and in which Institutional REIT or Institutional OP owns a controlling financial interest, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 94, Consolidation of All Majority-Owned Subsidiaries, ARB 51, and Statement of Position (“SOP”) No. 78-9, Accounting for Investments in Real Estate Ventures. In determining whether Institutional REIT or Institutional OP has a controlling financial interest, the following factors are considered, among others: ownership of voting interests, protective rights of investors and participatory rights of investors. The financial statements of Institutional OP are prepared using accounting policies consistent with those used by Institutional REIT. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Institutional REIT considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of Institutional REIT’s cash balances as of July 21, 2006.

Organization and Offering Costs

Organization and offering costs are incurred by the Advisor on behalf of Institutional REIT and, accordingly, are not a direct liability of Institutional REIT. Such costs shall include legal and accounting fees, printing costs, and other offering expenses, and specifically exclude sales or underwriting commissions. Under the proposed terms of the Advisory Agreement discussed in Note 3, upon the sale of shares of common stock to the public, Institutional REIT will be obligated to reimburse the Advisor in an amount equal to the lesser of actual costs incurred or 1.0% of total gross capital raised from the sale of shares to the public.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it will be Institutional REIT’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, and the value of in-place leases, based in each case on their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and building based on management’s determination of the relative fair value of these assets. Management will determine the as-if vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management will include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand. Management will estimate costs to execute similar leases, including leasing commissions and other related costs.

The fair values of above-market and below-market in-place leases will be recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values will be amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals, which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant will include commissions, tenant improvements and other direct costs and will be estimated based on management’s consideration of current market costs to execute a similar lease. These direct costs will be included in deferred leasing costs in the consolidated balance sheet and will be amortized to expense over the remaining terms of the respective leases. The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships will be valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles will be included in intangible lease assets in the consolidated balance sheet and will be amortized to rental income over the remaining terms of the respective leases.

Income Taxes

Institutional REIT intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such beginning with its taxable period ending December 31, 2006. To qualify as a REIT, Institutional REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of Institutional REIT’s ordinary taxable income to stockholders. As a REIT, Institutional REIT generally will not be subject to federal income tax on taxable income that it distributes to stockholders. If Institutional REIT fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants Institutional REIT relief under certain statutory provisions.

3. RELATED PARTY TRANSACTIONS

Advisory Agreement

Institutional REIT anticipates executing an Advisory Agreement that entitles the Advisor to specified fees for certain services, including, among other services, the investment of capital proceeds and management of day-to-day operations. The Advisory Agreement will become effective on the date the registration statement for Institutional REIT’s initial public offering is declared effective.

Under the proposed terms of the Advisory Agreement, Institutional REIT will reimburse the Advisor for organization and offering costs not to exceed 1.0% of the gross offering proceeds raised if Institutional REIT raises at least $10.0 million from the sale of common stock to the public in its initial public offering. To the extent that organization and offering costs exceed 1.0% of gross offering proceeds or if Institutional REIT does not raise at least $10.0 million in its initial public offering on or before the one-year anniversary of the commencement of the offering, offering costs will be paid by the Advisor and not by Institutional REIT. As of July 21, 2006, the Advisor has incurred aggregate organization and offering expenses on behalf of Institutional REIT of approximately $165,000.

Institutional REIT will pay an asset management fee to the Advisor for services related to formulating and implementing strategies to administer, promote, manage, operate, maintain, improve, finance and refinance, market, lease, and dispose of properties. Under the proposed terms of the Advisory Agreement, Institutional REIT will pay a monthly asset management fee equal to one-twelfth of 0.50% of the sum of the costs of all investments made on behalf of Institutional REIT. Additionally, Institutional REIT will reimburse the Advisor for all costs and expenses the latter incurs in fulfilling its duties as the asset portfolio manager. These costs and expenses may include wages and salaries and other employee-related expenses of the Advisor’s employees engaged in the management, administration, operations, and marketing functions. Employee-related expenses include taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the services they provide. The Advisor will allocate its reimbursable costs of providing these services among Institutional REIT and the various affiliated entities of Wells Real Estate Funds, Inc. based on time spent on each entity by individual personnel or other reasonable allocation methodology.

Institutional REIT will pay a fee to the Advisor for services related to the acquisition and disposition of investment properties. Institutional REIT will pay the Advisor acquisition fees equal to 1.5% of the costs of investments acquired by Institutional REIT, including acquisition expenses and any debt attributable to such investments. These acquisition fees serve as compensation for services the Advisor will render in connection with the investigation, selection and acquisition of properties. Institutional REIT will pay the acquisition fees at the time a property is acquired. In addition to this acquisition fee, Institutional REIT may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property. Additionally, when Institutional REIT sells a property, it will pay the Advisor a fee equal to 1.0% of the contract price for the property sold. As of July 21, 2006, the Advisor has not earned any such fees with regard to Institutional REIT.

The Advisor may also earn success-based fees in connection with the listing of Institutional REIT’s shares of common stock or the sale of Institutional REIT’s assets. If Institutional REIT sells properties and receives proceeds enabling it to distribute to stockholders all of the capital stockholders invested plus an amount sufficient to provide stockholders with a cumulative, non-compounded return of 9%, the Advisor will be entitled to an incentive fee. This incentive fee will equal 8.0% of the net sales proceeds remaining only after Institutional REIT has made the distributions providing shareholders a complete return of capital and the 9% return. Furthermore, if Institutional REIT lists its shares on a national securities exchange or national over-the-counter market system, the Advisor will be entitled to a fee. This fee will only be payable if the market value of Institutional REIT’s outstanding stock plus distributions paid prior to listing exceeds the sum of the amount of capital stockholders invested plus the amount that would be required to be paid to stockholders to provide an cumulative, non-compounded return of 9%. The fee would equal 8.0% of that excess and would be offset by any incentive fees previously paid. Further, if Institutional REIT pays this fee following a listing of shares, it will not be obligated to pay any further incentive fees to the Advisor. As of July 21, 2006, the Advisor has not earned any such fees with regard to Institutional REIT.

The Advisory Agreement is intended to have a two-year term that begins on the effective date of the Advisory Agreement and may be renewed for an unlimited number of successive two-year periods upon mutual consent of the Advisor and Institutional REIT. Institutional REIT will be able to terminate the Advisory Agreement without penalty upon 60 days’ written notice. If Institutional REIT terminates the Advisory Agreement, Institutional REIT will pay the Advisor all unpaid reimbursements of expenses and all earned but unpaid fees.

Dealer-Manager Agreement

Institutional REIT intends to execute a dealer-manager agreement, whereby Wells Investment Securities, Inc. (“WIS”), an affiliate of the Advisor, will perform the dealer-manager function for Institutional REIT. For these services, WIS shall earn a fee of 1.0% of the gross offering proceeds from the sale of the shares of Institutional REIT.

WIS is expected to use Integrity Investments, Inc. (“Integrity”), a member firm of the National Association of Securities Dealers, Inc., as the primary participating broker dealer for Institutional REIT’s best efforts offering. In return for Integrity’s professional sales services, WIS will reallow up to 0.25% of its 1.00% total dealer-manager fee to Integrity. If another participating broker dealer is involved with a sale, WIS will reallow up to an additional 0.25% of its 1.00% total dealer manager fee to that participating broker dealer.

In addition to the 1.0% total dealer-manager fee, commencing twelve months from the date of sale, WIS shall earn a deferred sales commission at an annual rate of 0.50% over a twelve-year period, of which, up to 0.25% will be reallowed to Integrity over the same twelve-year period. If another participating broker dealer is involved in a particular sale, WIS will reallow up to an additional 0.25% of the total 0.50% annual rate deferred sales commission to that participating broker dealer over the same twelve year period. The payment of deferred sales commissions will cease upon the listing of Institutional REIT’s common stock on a national securities exchange or the Nasdaq Global Market or upon the commencement of a liquidation plan approved by Institutional REIT’s board of directors.

Dealer-manager fees apply only to the sale of shares in the primary offering, and do not apply to the sale of shares under the DRP. As of July 21, 2006, WIS has not earned any such fees with regard to Institutional REIT.

Conflicts of Interest

The Advisor also is a general partner or advisor in various other entities affiliated with Wells Real Estate Funds. As such, in connection with serving as a general partner or advisor for various other entities affiliated with Wells Real Estate Funds, the Advisor may encounter conflicts of interests with regard to allocating human resources and making decisions related to investments, operations and disposition related activities for Institutional REIT and Wells Real Estate Funds.

Additionally, two members of the board of Institutional REIT also serve on the board of three other REITs sponsored by the Advisor and will encounter certain conflicts of interest regarding investment and operations decisions.

4. STOCKHOLDER’S EQUITY

General

Institutional REIT’s charter authorizes it to issue 1,010,000,000 shares of capital stock, consisting of 1,000,000,000 common shares and 10,000,000 preferred shares, each as defined by the charter.

The common shares have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion or exchange rights. As of July 21, 2006, Institutional REIT had issued 100 shares of common stock.

Institutional REIT is authorized to issue one or more series of preferred stock. Prior to the issuance of such shares, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares constituting such series and the designation, preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares. As of July 21, 2006, Institutional REIT had issued no shares of preferred stock.

Independent Director Stock Option Plan

Institutional REIT anticipates adopting an independent director stock option plan, which will be used to attract and retain qualified independent directors, subject to certain limitations. A total of 100,000 shares of common stock will be authorized and reserved for issuance under the independent director stock option plan.

In addition to cash compensation, upon the appointment of an independent director to Institutional REIT’s board, each director will receive a grant of options to purchase 2,500 shares of Institutional REIT’s common stock. Institutional REIT expects the initial grant of options to be anti-dilutive with an exercise price of $12.00 per share. Upon each subsequent re-election of the independent director to the board, he or she will receive a subsequent grant of options to purchase 1,000 shares of Institutional REIT’s common stock. The exercise price for the subsequent options will be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date of grant. Fair market value is generally defined to mean (1) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or are traded over the Nasdaq Global Market or (2) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange or traded over the Nasdaq Global Market. However, if the conflicts committee of the board of directors determines that the fair market value of Institutional REIT’s shares is not properly reflected by such Nasdaq quotations, or if its shares are not quoted by Nasdaq, then the conflicts committee will determine fair market value in good faith.

No option issued may be exercised if such exercise would jeopardize Institutional REIT’s status as a REIT under the Internal Revenue Code. Institutional REIT may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to its advisor, directors, officers or any of their affiliates, would exceed 10% of Institutional REIT’s outstanding shares. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

Stock Option Plan

Institutional REIT anticipates adopting a stock option plan, which will be used to attract and retain qualified employees, advisors and consultants, as applicable, subject to certain limitations. A total of 750,000 shares of common stock will be authorized and reserved for issuance under the stock option plan.

The exercise price for the options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the option is granted. Fair market value for this plan will be determined in the same manner as under the Independent Director Stock Option Plan. The conflicts committee of the board of directors will conduct the general administration of the plan. The conflicts committee is authorized to grant “non-qualified” stock options to selected employees of the Advisor and Wells Management Company, Inc. based upon the recommendation of the Advisor and subject to the absolute discretion of the conflicts committee and applicable limitations of the plan.

No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize Institutional REIT’s status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under Institutional REIT’s charter. Furthermore, Institutional REIT may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to the Advisor, its directors, officers or any affiliates, would exceed 10% of Institutional REIT’s outstanding shares. As of July 21, 2006, Institutional REIT has not issued any options to purchase shares of common stock under this plan.

Distribution Reinvestment Plan

Institutional REIT anticipates adopting a distribution reinvestment plan (the “DRP”), through which stockholders may elect to reinvest an amount equal to the distributions declared on their shares of common stock into shares of Institutional REIT’s common stock in lieu of receiving cash distributions. The purchase price per share will be the higher of $10.00 or 100% of the estimated value of a share of our common stock, as estimated by the Advisor or another firm chosen for the purpose. Participants in the DRP may purchase fractional shares so that 100% of the distributions may be used to acquire additional shares of Institutional REIT’s common stock.

Proposed Share Redemption Program

The board of directors of Institutional REIT anticipates adopting a share redemption program that may enable stockholders to sell their shares back to Institutional REIT, subject to certain limitations. Under the proposed terms of the share redemption plan, a stockholder may present all or any portion of such stockholder’s common stock for repurchase under the program only if such request relates to the shares beneficially owned by a trust and the trust has dissolved other than at the discretion of the trustee or grantor of the trust or on the account of the passage of time if the trust agreement called for the dissolution of the trust prior to 2018. Institutional REIT will repurchase shares under the share redemption program at the price at which it sold the shares. Institutional REIT will not be obligated to redeem in any calendar year more than 5% of the weighted average number of shares outstanding in the prior calendar year.

5. ECONOMIC DEPENDENCY

Institutional REIT will be dependent on the Advisor, or its affiliates, for certain services that are essential to Institutional REIT, including the sale of Institutional REIT’s shares of common stock, asset acquisition and disposition decisions, and other general and administrative responsibilities. In the event that the Advisor is unable to provide such services, Institutional REIT would be required to find alternative service providers.

6. COMMITMENTS AND CONTINGENCIES

Institutional REIT is not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against Institutional REIT.

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables (“Tables”) provide information relating to real estate investment programs sponsored by Our advisor, and its affiliates (“Wells Public Programs”), which have investment objectives similar to Institutional REIT, Inc., including the provision of current income to the stockholders through the payment of cash distributions, the preservation and return of capital contributions to such stockholders and the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. See “Investment Objectives and Policies.” Except for Wells Real Estate Investment Trust, Inc. (“Wells REIT I”) and Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), all of the Wells Public Programs have used capital, and no acquisition indebtedness, to acquire their properties.

The Wells Public Programs which we determined have investment objectives similar to ours were those programs that stated the following investment objectives: (i) the provision of current income to the stockholders through the payment of cash distributions, (ii) the preservation and return of capital contributions to such stockholders and (iii) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. We consider that programs with these stated objectives had investment objectives similar to ours, although we will make investments in different types of properties from those which the Wells Public Programs acquired.

Prospective investors should read these Tables carefully, together with the summary information concerning the Wells Public Programs as set forth in the “Prior Performance Summary” section of this prospectus.

Investors in Institutional REIT will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in other Wells Public Programs.

Our advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties owned by Institutional REIT as well as other Wells Public Programs. The financial results of other Wells Public Programs thus may provide some indication of our advisor’s performance of its obligations during the periods covered.

The following tables are included herein:

Table I - Experience in Raising and Investing Funds

Table II - Compensation to Sponsor

Table III - Annual Operating Results of Wells Public Programs

Table IV - Results of Completed Programs has been omitted since none of the Wells Public Programs have been liquidated

Table V - Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement that Institutional REIT has filed with the SEC. Copies of any or all information will be provided to prospective investors at no charge upon request.

“Acquisition Fees”, as used in the Tables, shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

This Table provides a summary of the experience of the sponsors of Wells Public Programs for which offerings have been completed since December 31, 2002 which have investment objectives similar to Institutional REIT. The investment objectives of each of these Wells Public Programs have included some or all of the following: (1) the provision of current income to the stockholders through the payment of cash distributions, (2) the preservation and return of capital contributions to such stockholders and (3) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2005.

	Wells Real Estate Fund XIII, L.P.		Wells Real Estate Fund XIV, L.P.		Wells Real Estate Investment Trust, Inc.		Wells Real Estate Investment Trust II, Inc.
Dollar Amount Offered	$45,000,000		$45,000,000		$4,789,200,000		$7,766,750,000
Dollar Amount Raised	37,720,487	(4)	34,741,238	(5)	4,779,898,134	(6)	1,990,767,689	(7)
Percentage Amount Raised	100.0	%(4)	100	%(5)	100.0	%(6)	100	%(7)
Less Offering Expenses
Selling Commissions and Discounts(1)	9.5		9.5		9.5		9.5
Organizational Expenses	3.0		3.0		1.3		2.0
Reserves(2)	0.0		0.0		0.0		0.0

Percent Available for Investment	87.5%		87.5%		89.2%		88.5%
Acquisition and Development Costs
Prepaid Items and Fees related to Purchase of Property	0.0		0.0		0.0		0.0
Cash Down Payment	84.0		84.0		82.6		86.5
Acquisition Fees(3)	3.5		3.5		3.5		2.0
Development and Construction Costs	0.0		0.0		3.1		0.0
Reserve for Payment of Indebtedness	0.0		0.0		0.0		0.0
Total Acquisition and Development Cost	87.5		87.5		89.2		88.5
Percent Leveraged	0.0		0.0		26.07%		25.41%
Date Offering Began	03/29/01		05/14/03			(6)		(7)
Length of Offering	24 mo.		24 mo.			(6)		(7)
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	34 mo.		10 mo.			(6)		(7)
Number of Investors as of 12/31/05	1,355		627		111,000		74,000

(1)	Includes selling commissions, discounts and dealer-manager fees, including those reallowed to participating broker/dealers.

(2)	Does not include general partner contributions held as part of reserves.
(3)	Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to advisor or affiliates of the general partners.
(4)	Total dollar amount registered and available to be offered was $45 million. Wells Real Estate Fund XIII, L.P. closed its offering on March 28, 2003, and the total dollar amount raised was $37,751,487.
(5)	The total dollar amount registered and available to be offered was $45 million. Wells Real Estate Fund XIV, L.P. closed its offering on April 30, 2005, and the total dollar amount raised was $34,741,238.
(6)	This amount includes the Wells Real Estate Investment Trust, Inc.’s third and fourth offerings, as well as shares offered pursuant to Wells Real Estate Investment Trust, Inc.’s dividend reinvestment plan under a registration statement filed on Form S-3, which became effective on April 5, 2004. Wells Real Estate Investment Trust, Inc. began its third offering on December 20, 2000 and closed its third offering on July 26, 2002. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in its third offering. The total dollar amount raised in its third offering was $1,282,976,862. The total dollar amount registered and available to be offered in the fourth offering was $3.3 billion. Wells Real Estate Investment Trust, Inc. began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. It took Wells Real Estate Investment Trust, Inc. 18 months to invest 90% of the amount available for investment in its fourth offering. The total dollar amount raised through the dividend reinvestment plan was $260,087,356.
(7)	This amount includes only Wells Real Estate Investment Trust II, Inc.’s first offering. Wells Real Estate Investment Trust II, Inc. began its first offering on December 1, 2003 and closed its first offering on November 26, 2005. It took Wells Real Estate Investment Trust II, Inc. 8 months to invest 90% of the amount available for investment in its first offering.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

The following sets forth the compensation received by our advisor and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 2002. All figures are as of December 31, 2005.

	Wells Real Estate Fund XIII, L.P.	Wells Real Estate Fund XIV, L.P.	Wells Real Estate Investment Trust, Inc.(1)	Wells Real Estate Investment Trust II, Inc.	Other Public Programs(2)
Date Offering Commenced	03/29/01	05/14/03	12/20/00	12/1/03
Dollar Amount Raised	$37,720,487	$34,741,238	$4,779,898,134	$1,990,767,689	$320,514,000
Amount paid to Sponsor from Proceeds of Offering:
Selling Commissions(3)	313,000	459,000	48,065,000	26,469,000	2,009,000
Acquisition Fees	—	—	—	—
Real Estate Commissions	—	—	—	—	—
Acquisition and Advisory Fees(4)	1,320,000	1,216,000	167,296,000	39,720,000	14,470,000
Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor(5)	6,778,000	2,661,000	1,301,480,000	117,844,000	38,635,000

Amount Paid to Sponsor from Operations:
Property Management Fee	166,000	74,000	26,813,000	144,000	1,666,000

Program Management Fee	—	—	268,208,000	13,449,000	—

Reimbursements	336,000	170,000	21,964,000	5,078,000	3,300,000

Leasing Commissions	166,000	74,000	26,813,000	144,000	1,666,000

General Partner Distributions	—	—	—	—	—
Other
Dollar Amount of Property Sales Payments to Sponsors:
Cash	—	—	—	—	—
Notes	—	—	—	—	—
Amount Paid to Sponsor from Property Sates and Refinancing:
Real Estate Commissions	—	—	—	—	—
Incentive Fees	—		—	—
Other	—	—	—	—	—

(1)

This amount includes the Wells Real Estate Investment Trust, Inc.’s third and fourth offerings, as well as shares offered pursuant to Wells Real Estate Investment Trust, Inc.’s dividend reinvestment plan under a Registration Statement filed on Form S-3, which became effective on April 5, 2004. The total dollar amount registered and available to be offered in the third offering was $1,350,000,000. Wells Real Estate Investment Trust, Inc. began its third offering on December 20, 2000 and closed its third offering on July 26, 2002. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in the third offering. The total dollar amount raised in its third offering was $1,282,976,862. Wells Real Estate Investment Trust, Inc., began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. It took Wells Real Estate Investment Trust, Inc. 18 months to invest 90% of the amount available for investment in the fourth offering. The total dollar amount raised in its fourth offering was $3,225,125,063. The total dollar amount raised through April 30, 2006 under the dividend reinvestment plan was $298,350,419.

(2)	Includes compensation paid to the general partners from Wells Real Estate Fund I, Wells Real Estate Fund II, Wells Real Estate Fund II-OW, Wells Real Estate Fund III, L.P., Wells Real Estate Fund IV, L.P., Wells Real Estate Fund V, L.P., Wells Real Estate Fund VI, L.P., Wells Real Estate Fund VII, L.P., Wells Real Estate Fund VIII, L.P., Wells Real Estate Fund IX, L.P., Wells Real Estate Fund X, L.P., Wells Real Estate Fund XI, L.P., and Wells Real Estate Fund XII, L.P. for the last three years.
(3)	Includes net selling commissions paid to Wells Investment Securities, Inc. in connection with the offering that were not reallowed to participating broker/dealers.
(4)	Fees paid to the general partners or their affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.
(5)	Includes $6,110,000 in net provided by in operating activities and $668,000 in payments to sponsor for Wells Real Estate und XIII, L.P.; includes $2,343,000 in net cash provided by operating activities and $290,000 in payments to sponsor for Wells Real Estate Fund XIV, L.P.; includes $957,682,000 in net cash provided by operating activities and $343,798,000 in payments to sponsor for Wells Rea Estate Investment Trust, Inc.; includes $99,029,000 in net cash provided by operating activities and $18,815,000 in payments to sponsor for Wells Real Estate Investment Trust II, Inc. and includes $32,003,000 in net cash used in operating activities and $6,632,000 in payments to sponsor for other public programs.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following five tables set forth operating results of Wells Public Programs, offerings of which have been completed since December 31, 2002. The information relates only to public programs with investment objectives similar to ours. All figures are as of December 31 of the year indicated.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XII, L.P.

	2005	2004	2003	2002	2001
Gross Revenues(1)	$1,493,053	$1,749,468	$1,634,528	$1,727,330	$1,661,194
Profit on Sale of Properties(1)	4,025,078	413,316	—	—	—
Less: Operating Expenses(2)	206,936	214,621	183,756	179,436	105,776
Depreciation and Amortization(3)	—	—	—	—	—

Net Income GAAP Basis(4)	$5,311,195	$1,948,163	$1,450,772	$1,547,894	$1,555,418

Taxable Income: Operations	$5,123,163	$2,107,964	$1,825,945	$1,929,381	$1,850,674

Cash Generated (Used By):
Operations	1,998,429	2,425,543	2,504,869	2,648,041	1,963,808
Net Sale Proceeds from Joint Ventures	11,704,352	1,603,361	—	—	—

	13,702,781	4,028,904	2,504,869	2,648,041	1,963,808
Less Cash Distributions to Investors:
Operating Cash Flow	1,716,159	2,158,737	2,520,418	2,648,041	1,963,808
Return of Capital	13,350,000	—	—	—	—
Undistributed Cash Flow from Prior Year Operations	—	—	—	2,156	164,482

Cash Surplus (Deficiency) after Cash Distributions	(1,363,378)	1,870,167	(15,549)	(2,156)	(164,482)
Special Items (not including sales-and financing):
Source of Funds:
General Partner Contributions	—	—	—	—	—

Increase in Limited Partner Contributions	—	—	—	—	10,625,431
	(1,363,378)	1,870,167	(15,549)	(2,156)	10,460,949
Use of Funds:
Sales Commissions and Offering Expenses	—	—	—	—	1,338,556
Return of Original Limited Partner’s Investment	—	—	—	—	—
Property Acquisitions and Deferred Project Costs	148,333	—	—	—	9,298,085

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$(1,511,711)	$1,870,167	$(15,549)	$(2,156)	$(175,692)

Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis:
Ordinary Income (Loss):
— Cash Preferred Units	$76	$85	$89	$94	$98
— Tax Preferred Units	525	(86)	(163)	(151)	(131)
Capital Gain (Loss)	—	—	—	—	—
Tax and Distribution Data Per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (Loss):
— Cash Preferred Units	62	66	86	91	84
— Tax Preferred Units	(89)	(38)	(97)	(95)	(74)
— Recapture	—	—	—	—	—
Capital Gain (Loss):	—	—	—	—	—
— Cash Preferred Units	—	—	—	—	—
— Tax Preferred Units	—	—	—	—	—
Deferred Gain: — Capital	—	—	—	—	—
— Ordinary	—	—	—	—	—

	2005	2004	2003	2002	2001
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income to Cash Preferred Units	57	66	86	93	77
— Return of Capital to Cash Preferred Units	317	—	—	—	—
— Return of capital to Tax Preferred Units	671	—	—	—	—
Source (on Cash Basis):
— Sales to Cash Preferred Units	317	—	—	—	—
— Sales to Tax Preferred Units	671	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations to Cash Preferred Units	57	66	86	93	77
— Other	—	—	—	—	—
Source (on a Priority Distribution Basis)(5):
— Investment Income to Cash Preferred Units	57	66	85	93	77
— Return of Capital to Cash Preferred Units	317	—	—	—	—
— Investment Income to Tax Preferred Units	—	—	—	—	—
— Return of Capital to Tax Preferred Units	671	—	—	—	—
Amount (in Percentage Terms) Remaining invested in Program Properties at the end of the last year Reported in the Table	100%

(1)	Includes $1,577,523 in equity in earnings of joint ventures and $83,671 from investment of reserve funds in 2001; $1,726,553 in equity in earnings of joint ventures and $777 from investment of reserve funds in 2002; $1,634,000 in equity in earnings of joint ventures and $528 from investment of reserve funds in 2003; $2,162,669 in equity in earnings of joint ventures and $115 from investment of reserve funds in 2004; and $5,300,846 in equity in earnings of joint ventures and $217,285 from investment of reserve funds in 2005. As of December 31, 2005, the leasing status was 78%, including developed property in initial lease-up.
(2)	Includes partnership administrative expenses.
(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation $1,035,609 for 2001; $1,107,728 for 2002; $1,112,820 for 2003; $541,812 for 2004; and $522,702 for 2005.
(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization and gains on sales of properties are allocated $2,591,027 to Cash Preferred Limited Partners, $(1,035,609) to Tax Preferred Limited Partners and $0 to the General Partners for 2001; $2,655,622 to Cash Preferred Limited Partners, $ (1,107,728) to Tax Preferred Limited Partners and $0 to the General Partners for 2002; $2,563,592 to Cash Preferred Limited Partners, $(1,112,820) to Tax Preferred Limited Partners and $0 to the General Partners for 2003; $2,489,975 to Cash Preferred Limited Partners, $(541,812) to Tax Preferred Limited Partners and $0 to the General Partners for 2004; and $2,256,111 to Cash Preferred Limited Partners, $3,055,084 to Tax Preferred Limited Partners and $0 to the General Partners for 2005.
(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cumulative cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. Such distributions arc characterized as return of capital distributions to Tax Preferred Limited Partners. As of December 31, 2005, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners totaled $5.34 per unit.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XIII, L.P.

	2005	2004	2003	2002	2001
Gross Revenues(1)	$1,134,819	$1,118,781	$1,049,108	$621,381	$96,685
Profit on Sale of Properties(1)	2,057,197	—	—	—	—
Less: Operating Expenses(2)	163,954	164,408	160,705	142,996	61,817
Depreciation and Amortization(3)	—	—	—	—	—

Net Income GAAP Basis(4)	3,028,062	$954,373	$888,403	$478,385	$34,868

Taxable Income: Operations	3,453,018	$1,839,064	$2,634,584	$514,584	$61,402

Cash Generated (Used By):
Operations	2,267,380	2,538,646	1,221,825	599,212	112,870
Net Sale Proceeds from Joint Ventures	10,043,535	—	—	—	—

	12,310,915	2,538,646	1,221,825	599,212	112,870
Less Cash Distributions to Investors:
Operating Cash Flow	2,192,411	2,354,445	1,221,825	599,212	—
Return of Capital	10,000,000	—	—	—	—
Undistributed Cash Flow From Prior Year Operations	—	—	78,167	21,499	—

Cash Surplus (Deficiency) after Cash Distributions	118,504	184,201	(78,167)	(21,499)	112,870

Special Items (not including sales and financing):
Source of Funds:
General Partner Contributions	—	—	—	—	—
Increase in Limited Partner Contributions	—	—	10,399,660	16,442,773	10,630,964

	118,504	184,201	10,321,493	16,421,274	10,743,834
Use of Funds:
Sales Commissions and Offering Expenses	—	—	1,300,909	1,979,576	1,259,747
Return of Original Limited Partner’s Investment	—	—	—	—	100
Property Acquisitions and Deferred Project Costs	114,404	2,836,446	12,511,831	9,107,492	8,522,750

Cash Surplus (Deficiency) after Cash Distributions and Special Items	4,100	$(2,652,245)	$(3,491,247)	$5,334,206	$(961,237)

Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis:
Ordinary Income (Loss)
— Cash Preferred Units	$73	$83	$56	$52	$20
— Tax Preferred Units	118	(242)	(109)	(102)	(55)
Capital Gain (Loss)	—	—	—	—	—
Tax and Distribution Data Per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (Loss):
— Cash Preferred Units	70	80	61	46	20
— Tax Preferred Units	(104)	(108)	(65)	(61)	(55)
— Recapture	—	—	—	—	—
Capital Gain (Loss):	—	—	—	—
— Cash Preferred Units	5	—	—	—	—
— Tax Preferred Units	285	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—	—

	2005	2004	2003	2002	2001
— Ordinary	—	—	—	—	—
Cash Distributions to Investors:	—
Source (on GAAP Basis):
— Investment Income to Cash Preferred Units	64	81	50	52	0
— Return of Capital to Cash Preferred Units	235	—	—	—	—
— Return of capital to Tax Preferred Units	415	—	—	—	—
Source (on Cash Basis):
— Sales to Cash Preferred Units	235	—	—	—
— Sales to Tax Preferred Units	415	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations to Cash Preferred Units	64	81	50	52	77
— Other	—	—	—	—	—
Source (on a Priority Distribution Basis)(5):
— Investment Income to Cash Preferred Units	64	81	50	53	—
— Return of Capital to Cash Preferred Units	235	—	—	—	—
— Investment Income to Tax Preferred Units	—	—	—	—	—
— Return of Capital to Tax Preferred Units	415	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%

(1)	Includes $58,610 in equity in earnings of joint ventures and $38,075 from investment of reserve funds in 2001; $531,457 in equity in earnings of joint ventures and $89,924 from investment of reserve funds in 2002; $931,683 in equity in earnings of joint ventures and $117,425 from investment of reserve funds in 2003; $1,106,316 in equity in earnings of joint ventures and $12,465 from investment of reserve funds in 2004; and $3,023,505 in equity in earnings of joint ventures and $168,511 from investment of reserve funds in 2005. As of December 31, 2005, the leasing status was 100%, including developed property in initial lease-up.
(2)	Includes partnership administrative expenses.
(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation of $48,925 for 2001; $317,466 for 2002; $739,383 for 2003; $1,629,571 for 2004; and $1,338,401 for 2005.
(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization and gains on sales of properties are allocated $84,293 to Cash Preferred Limited Partners, $(48,925) to Tax Preferred Limited Partners and $0 to the General Partners for 2001; $795,851 to Cash Preferred Limited Partners, $(317,466) to Tax Preferred Limited Partners and $0 to the General Partners for 2002; $1,627,786 to Cash Preferred Limited Partners, $(739,383) to Tax Preferred Limited Partners and $0 to the General Partners for 2003; $2,583,944 to Cash Preferred Limited Partners, $(1,629,571) to Tax Preferred Limited Partners and $0 to the General Partners for 2004; and $2,295,882 to Cash Preferred Limited Partners, $732,180 to Tax Preferred Limited Partners and $0 to the General Partners in 2005.
(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. Such distributions are characterized as return of capital distributions to Tax Preferred Limited Partners. As of December 31, 2005, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners totaled $2.72 per unit.

TABLE III OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XIV, L.P.

	2005	2004	2003
Gross Revenues(1)	$1,508,479	$480,724	$31,420
Profit on Sale of Properties(1)	—	—	—
Less: Operating Expenses(2)	1,000,688	191,525	84,349
Depreciation & Amortization(3)	—	—	—

Net Income GAAP Basis(4)	$507,791	$289,199	$(52,929)

Taxable Income: Operations	$1,263,502	$673,416	$41,334

Cash Generated (Used By):
Operations	1,695,836	714,196	(67,404)
Net Sale Proceeds from Joint Ventures	—	—	—

	1,695,830	714,196	(67,404)
Less Cash Distributions to Investors:
Operating Cash Flow	1,402,622	686,351	—
Return of Capital	—	—	—
Undistributed Cash Flow from Prior Year Operations	—	—	—

Cash Surplus (Deficiency) after Cash Distributions of Special Items (not including sales and financing):	293,214	27,845	(67,404)
Source of Funds:
General Partner Contributions	—	—	—
Increase in Limited Partner Contributions	4,236,155	14,938,545	15,162,434

	4,529,369	14,966,390	15,095,030
Use of Funds:
Sales Commissions and Offering Expenses	621,400	1,610,813	1,659,167
Return of Original Limited Partner’s Investment	—	—	—
Property Acquisition and Deferred Project Costs	11,804,575	4,634,071	9,641,316

Cash Surplus (Deficiency) after Cash Distributions and	$(7,896,606)	$8,721,506	$3,794,447

Special Items
Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis
Ordinary Income (Loss):
— Cash Preferred Units	$70	$63	$12
— Tax Preferred Units	(141)	(105)	(22)
— Recapture	—	—	—
Capital Gain (Loss):	—	—	—
Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Cash Preferred Units	68	60	15
— Tax Preferred Units	(52)	(41)	(7)
— Recapture	—	—	—
Capital Gain (Loss):	—	—	—
— Cash Preferred Units	—	—	—
— Tax Preferred Units	—	—	—
Deferred Gain:
— Capital	—	—	—
— Ordinary	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income to Cash Preferred Units	64	56	15
— Return of Capital to Cash Preferred Units	—	—	—
— Return of Capital to Tax Preferred Units	—	—	—
Source (on Cash Basis):
— Sales to Cash Preferred Units	—	—	—
— Sales to Tax Preferred Units	—	—	—
— Refinancing		—	—
— Operations to Cash Preferred Units	64	56	15
— Other	—	—	—
Source (on a Priority Distribution Basis)(5):

	2005	2004	2003
— Investment Income to Cash Preferred Units	64	56	15
— Return of Capital to Cash Preferred Units	—	—	—
— Investment Income to Preferred Units	—	—	—
— Return of Capital to Tax Preferred Units	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%

(1)	Includes $18,205 of equity in earnings of joint ventures in 2003; includes $427,890 of equity in earnings of joint ventures in 2002: and includes $510,288 in equity in earnings of joint ventures in 2005. As of December 31, 2005, the leasing status was 100%, including developed property in initial lease-up.
(2)	Includes partnership administrative expenses.
(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation of $85,391 for 2003; $712,817 for 2004; and $1,266,765 for 2005.
(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $57,392 to Cash Preferred Limited Partners, $ (109,860) to Tax Preferred Limited Partners, and $ (461) to the General Partners for 2003; $992,650 to Cash Preferred Limited Partners, $ (703,451) to Tax Preferred Limited Partners and $0 to the General Partners for 2004; and $1,761,888 to Cash Preferred Limited Partners, $(1,254,097) to Tax Preferred Limited Partners and $0 to the General Partners in 2005.
(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. Such distributions are characterized as return of capital distributions to Tax Preferred Limited Partners. As of December 31, 2005, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners was $4.31 per unit.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE INVESTMENT TRUST, INC.

	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Gross Revenues(1)	$593,963	$564,625	$327,965	$100,448	$42,189
Operating Income from Discontinued Operations	12,358	34,517	26,597	17,206	6,154
Profit on Sale of Properties	177,678	11,489	—	—	—
Less: Operating Expenses	300,541	257,703	135,676	30,141	15,371
Depreciation and Amortization(2)	154,323	143,206	98,201	27,659	11,248

Net Income GAAP Basis	$329,135	$209,722	$120,685	$59,854	$21,724

Taxable Income: Operations	$365,290	$230,670	$153,511	$80,521	$26,362

Cash Generated (Used By):
Operations	271,494	329,818	237,238	111,960	42,349
Sales	756,768	40,506	—	—	—
Financing	146,130	193,679	(27,041)	150,071	(119,538)

	1,174,392	564,003	210,197	262,031	(77,189)
Less Cash Distributions to Investors:
Operating Cash Flow	286,643	326,372	219,121	104,996	36,737
Return of Capital	748,526	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	139,223	237,631	(8,924)	157,035	(113,926)
Special Items (not including sales and financing):
Issuance of common stock	159,459	194,942	2,537,192	1,340,293	552,517
Redemptions of common stock	(215,015)	(96,806)	(43,690)	(15,362)	(4,137)
Deferred financing costs paid and other	(984)	(10,473)	(8,346)	(1,674)
Repurchase of shares upon settlement	—	(12,842)	—	—	—

	82,683	312,452	2,476,232	1,480,292	434,454
Use of Funds:
Sales Commissions and Offering Expenses	8,301	32,877	260,773	140,488	58,559
Return of Investors’ Investment	—	—	—	—	—
Property Acquisitions and Deferred Project Costs	64,550	292,778	2,183,383	1,361,016	245,159
Contributions to joint ventures	528	395	24,059	8,910	33,691

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$9,304	$(13,598)	$8,017	$(30,122)	$97,045
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss):
— Operations	$15	$—	$—	$—	$—
— Recapture	—	—	—	—	—
Return of capital	50		—	—	—
Capital Gain (Loss)	13	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—	—
— Ordinary	—		—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	61	68	70	76	75
— Return of capital	162	—	—	—	—
Source (on Cash Basis):
— Sales	34	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	61	—	—	—	—
— Return of capital	128	—	—	—	—
— Other	—	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%

(1)	Includes $3,721 in equity in earnings of joint ventures in 2001; $4,700 in equity in earnings of joint ventures in 2002; $4,751 in equity in earnings of joint ventures in 2003; $6,634 in equity in earnings of joint ventures in 2004; and $14,765 in equity in earnings of joint ventures in 2005.
(2)	Included in equity in earnings of joint ventures in gross revenues is depreciation and amortization of $2,233 for 2001; $2,818 for 2002; $3,730 for 2003; $4,160 for 2004; and $2,777 for 2005.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

	Period from inception (July 3, 2003) to December 31,
	2005	2004	2003
	(In thousands, except per share amounts)
Gross Revenues	$173,565	$53,622	—
Profit on Sale of Properties	—	—	—
Less: Operating Expenses	93,329	38,700	—
Depreciation & Amortization	67,715	19,484	—

Net Income GAAP Basis	$12,521	$(4,562)	—

Taxable Income: Operations	$43,376	$3,879	—

Cash Generated (Used By):
Operations	76,351	22,722	(44)
Sales	—	—	—
Financing	231,687	235,987	—

	308,038	258,709	(44)
Less Cash Distributions to Investors:
Operating Cash Flow	80,586	16,613	—
Return of Capital	—	—	—

Cash Surplus (Deficiency) after distributions:	227,452	242,096
Special Items (not including sales and financing):
Issuance of common stock	1,194,594	790,270	—
Redemptions of common stock	(15,320)	(690)	—
Deferred financing costs paid and other	(3,151)	(6,382)

	1,403,575	1,025,294	—
Use of Funds:
Sales Commissions and Offering Expenses	126,971	84,917	—
Return of Investors’ Investment	—	—	—
Property Acquisition and Deferred Project Costs	1,262,128	919,658	—

Cash Surplus (Deficiency) after Cash Distributions and Special Items:	14,476	$20,719	(44)

Tax and Distribution Data Per $1,000 Invested:
Federal Income Tax Results:
Ordinary income (Loss):
— Operations	$17	$3	$—
— Recapture	—	—	—
Return of Capital	14	6	—
Capital Gain (Loss):	—	—	—
Deferred Gain:
— Capital	—	—	—
— Ordinary	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	60	49	—
— Return of Capital	—	—	—
Source (on Cash Basis):
— Sales	—	—	—
— Refinancing	—	—	—
— Operations	60	12	—
— Return of Capital	—	37	—
— Other	—	—	—
Amount (in percentage terms) remaining invested in Program Properties at the end of last year report in table	100%

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following Table sets forth sales or other disposals of properties by Wells Public Programs within the most recent three years. The information relates to only public programs with investment objectives similar to ours. All figures are as of December 31, 2005.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Greenville Center, Greenville, SC	6/20/90	9/30/02	$2,271,187	—	—	—	$2,271,187	(2)	—	$4,297,901	$4,297,901	—
Tanglewood Commons Outparcel, Clemmons, NC	5/30/95	10/07/02	524,398	—	—	—	524,398	(3)	—	506,326	506,326	—
Heritage Place, DeKalb County, GA	6/30/88	04/47/03	3,207,708	—	—	—	3,207,708	(4)	—	4,549,656	4,549,656	—
Hartford Building, Southington, CT	12/29/93	08/12/03	8,146,900	—	—	—	8,146,900	(5)	—	7,687,520	7,687,520	—
Cort Building, Fountain Valley, CA	09/01/98	09/11/03	5,563,403	—	—	—	5,563,403	(6)	—	6,851,616	6,851,616	—
Village Overlook, Stockbridge, GA	09/14/92	09/29/03	4,995,305	—	—	—	4,995,305	(7)	—	4,788,885	4,788,885	—

(1)	Amount shown does not include pro rata share of original offering costs.
(2)	Includes taxable loss from this sale in the amount of $910,227.
(3)	Includes taxable gain from this sale in the amount of $13,062, of which $13,062 is allocated to capital gain and $0 is allocated to ordinary income.
(4)	Includes taxable loss from this sale in the amount of $147,135.
(5)	Includes taxable gain from this sale in the amount of $1,815,315, of which $1,815,315 is allocated to capital gain and $0 is allocated to ordinary income.
(6)	Includes taxable loss from this sale in the amount of $686,513.
(7)	Includes taxable gain from this sale in the amount of $1,264,739, of which $1,264,739 is allocated to capital gain and $0 is allocated to ordinary gain.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Stockbridge Village II, Stockbridge, GA	11/12/93	04/29/04	$2,705,451	—	—	—	$2,705,451	(8)	—	$3,075,946	$3,075,946	—
Stockbridge Village III, Stockbridge, GA	04/01/94	04/29/04	$2,909,853	—	—	—	2,909,853	(9)	—	3,034,378	3,034,378	—
Stockbridge Village I Expansion, Stockbridge, GA	06/07/95	04/29/04	$4,108,277	—	—	—	4,108,277	(10)	—	3,222,355	3,222,355	—
Hannover Center, Clayton County, GA	04/01/96	04/29/04	$1,703,431	—	—	—	1,703,431	(11)	—	1,682,069	1,682,069	—
Stockbridge Village Shopping Center, Stockbridge, GA	04/04/91	04/29/04	$12,024,223	—	—	—	12,024,223	(12)	—	10,639,795	10,639,795	—
5104 Eisenhower Boulevard Building, Tampa, FL	12/31/98	06/03/04	$30,514,310	—	—	—	30,514,310	(13)	—	24,162,456	24,162,456	—
Peachtree Place II, Norcross, GA	01/01/85	06/18/04	$857,826	—	—	—	857,826	(14)	—	1,295,536	1,295,536	—

(8)	Includes taxable gain from this sale in the amount of $204,519, of which $204,519 is allocated to capital gain and $0 is allocated to ordinary gain.
(9)	Includes taxable gain from this sale in the amount of $1,831,250, of which $1,831,250 is allocated to capital gain and $0 is allocated to ordinary gain.
(10)	Includes taxable gain from this sale in the amount of $1,465,912, of which $1,465,912 is allocated to capital gain and $0 is allocated to ordinary gain.
(11)	Includes taxable gain from this sale in the amount of $337,421, of which $337,421 is allocated to capital gain and $0 is allocated to ordinary gain.
(12)	Includes taxable gain from this sale in the amount of $4,050,688, of which $4,050,688 is allocated to capital gain and $0 is allocated to ordinary gain.
(13)	Includes taxable gain from this sale in the amount of $7,684,705, of which $7,684,705 is allocated to capital gain and $0 is allocated to ordinary gain.
(14)	Includes taxable gain from this sale in the amount of $347,537, of which $347,537 is allocated to capital gain and $0 is allocated to ordinary gain.
(15)	Includes taxable gain from this sale in the amount of $665,199, of which $665,199 is allocated to capital gain and $0 is allocated to ordinary gain.
(16)	Includes taxable gain from this sale in the amount of $1,164,002, of which $1,164,002 is allocated to capital gain and $0 is allocated to ordinary gain.
(17)	Includes taxable gain from this sale in the amount of $2,114,572, of which $2,114,572 is allocated to capital gain and $0 is allocated to ordinary gain.
(18)	Includes taxable gain from this sale in the amount of $1,699,607, of which $1,699,607 is allocated to capital gain and $0 is allocated to ordinary gain.
(19)	Includes taxable gain from this sale in the amount of $2,753,041, of which $2,753,041 is allocated to capital gain and $0 is allocated to ordinary gain.
(20)	Includes taxable gain from this sale in the amount of $4,290,651 of which $4,290,65 is allocated to capital gain and $0 is allocated to ordinary gain.
(21)	Includes taxable gain from this sale in the amount of $6,798,154 of which $6,798,154 is allocated to capital gain and $0 is allocated to ordinary gain.
(22)	Includes a taxable loss from this sale $(2,634,299).
(23)	Includes taxable gain from this sale in the amount of $5,144,469 of which $5,144,469 is allocated to capital gain and $0 is allocated to ordinary gain.
(24)	Includes taxable gain from this sale in the amount of $5,242,003 of which $5,242,003 is allocated to capital gain and $0 is allocated to ordinary gain.
(25)	Includes taxable gain from this sale in the amount of $2,304,984 of which $2,304,984 is allocated to capital gain and $0 is allocated to ordinary gain.
(26)	Includes taxable gain from this sale in the amount of $5,092,422 of which $5,092,422 is allocated to capital gain and $0 is allocated to ordinary gain.
(27)	Includes taxable gain from this sale in the amount of $18,896,175 of which $18,896,175
(28)	Includes taxable gain from this sale in the amount of $1,557,153 of which $1,557,153 is allocated to capital gain and $0 is allocated to ordinary gain.

(29)	Includes taxable gain from this sale in the amount of $1,397,465 of which $1,397,465 is allocated to capital gain and $0 is allocated to ordinary gain.
(30)	Includes taxable gain from this sale in the amount of $1,497,835 of which $1,497,835 is allocated to capital gain and $0 is allocated to ordinary gain.
(31)	Includes taxable gain from this sale in the amount of $7,273,433 of which $7,273,433 is allocated to capital gain and $0 is allocated to ordinary gain.
(32)	Includes taxable gain from this sale in the amount of $6,892,438 of which $6,892,438 is allocated to capital gain and $0 is allocated to ordinary gain.
(33)	Includes taxable gain from this sale in the amount of $2,972,661 of which $2,972,661 is allocated to capital gain and $0 is allocated to ordinary gain.
(34)	Includes taxable gain from this sale in the amount of $8,345,282 of which $8,345,282 is allocated to capital gain and $0 is allocated to ordinary gain.
(35)	Includes taxable gain from this sale in the amount of $7,806,011 of which $7,806,011 is allocated to capital gain and $0 is allocated to ordinary gain.
(36)	Includes taxable gain from this sale in the amount of $11,999,840 of which $11,999,840 is allocated to capital gain and $0 is allocated to ordinary gain.
(37)	Includes taxable gain from this sale in the amount of $4,155,567 of which $4,155,567 is allocated to capital gain and $0 is allocated to ordinary gain.
(38)	Includes taxable gain from this sale in the amount of $187,625 of which $187,625 is allocated to capital gain and $0 is allocated to ordinary gain.
(39)	Includes taxable gain from this sale in the amount of $6,545,326 of which $6,545,326 is allocated to capital gain and $0 is allocated to ordinary gain.
(40)	Includes taxable gain from this sale in the amount of $7,664,259 of which $7,664,259 is allocated to capital gain and $0 is allocated to ordinary gain.
(41)	Includes taxable gain from this sale in the amount of $21,673,281 of which $21,673,281
(42)	Includes taxable gain from this sale in the amount of $4,961,842 of which $4,961,842 is allocated to capital gain and $0 is allocated to ordinary gain.
(43)	Includes taxable gain from this sale in the amount of $4,157,855 of which $4,157,855 is allocated to capital gain and $0 is allocated to ordinary gain.
(44)	Includes taxable gain from this sale in the amount of $6,946,994 of which $6,946,994 is allocated to capital gain and $0 is allocated to ordinary gain.
(45)	Includes taxable gain from this sale in the amount of $4,924,013 of which $4,924,013 is allocated to capital gain and $0 is allocated to ordinary gain.
(46)	Includes taxable gain from this sale in the amount of $4,481,579 of which $4,481,579 is allocated to capital gain and $0 is allocated to ordinary gain.
(47)	Includes taxable gain from this sale in the amount of $1,305,941 of which $1,305,941 is allocated to capital gain and $0 is allocated to ordinary gain.
(48)	Includes taxable gain from this sale in the amount of $19,209,804 of which $19,209,804 is allocated to capital gain and $0 is allocated to ordinary gain.
(49)	Includes taxable gain from this sale in the amount of $5,229,866 of which $5,229,866 is allocated to capital gain and $0 is allocated to ordinary gain.
(50)	Includes taxable gain from this sale in the amount of $1,626,903 of which $1,626,903 is allocated to capital gain and $0 is allocated to ordinary gain.
(51)	Includes taxable gain from this sale in the amount of $1,356,025 of which $1,356,025 is allocated to capital gain and $0 is allocated to ordinary gain.
(52)	Includes taxable gain from this sale in the amount of $4,821,336 of which $4,821,336 is allocated to capital gain and $0 is allocated to ordinary gain.
(53)	Includes taxable gain from this sale in the amount of $1,003,858 of which $1,003,858 is allocated to capital gain and $0 is allocated to ordinary gain.
(54)	Includes taxable gain from this sale in the amount of $3,478,342 of which $3,478,342 is allocated to capital gain and $0 is allocated to ordinary gain.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Brookwood Grill, Roswell, GA	01/31/90	07/01/04	$2,318,115	—	—	—	$2,318,115	(15)	—	$2,114,124	$2,114,124	—
880 Holcomb Bridge, Roswell, GA	01/31/90	07/01/04	6,889,379	—	—	—	$6,889,379	(16)	—	7,171,261	7,171,261	—
Johnson Matthey Building, Wayne, PA	08/17/99	10/05/04	9,675,000	—	—	—	9,675,000	(17)	—	8,392,077	8,392,077	—
15253 Bake Parkway, Irvine, CA	01/10/97	12/02/04	11,892,035	—	—	—	11,892,035	(18)	—	10,579,865	10,579,865	—
Marathon Building, Appleton, WI	09/16/94	12/29/04	9,927,330	—	—	—	9,927,330	(19)	—	9,333,483	9,333,483	—
Alstom Power-Knoxville Building, Knoxville, TN	12/10/96	03/15/05	11,646,089	—	—	—	11,646,089	(20)	—	8,133,347	8,133,347	—
AT&T Oklahoma Building, Oklahoma City, OK	12 28/00	04/13/05	21,307,577	—	—	—	21,307,577	(21)	—	15,973,132	15,973,132	—
AT&T Pennsylvania, Harrisburg, PA	02/04/99	04/13/05	8,524,584	—	—	—	8,524,584	(22)	—	13,173,835	13,173,835	—
Allstate Indianapolis, Indianapolis, IN	09/27/02	04/13/05	15,790,699	—	—	—	15,790,699	(23)	—	11,398,100	11,398,100	—
Alstom Power Richmond, Midlothian, VA	07/22/99	04/13/05	15,646,879	—	—	—	15,646,879	(24)	—	10,911,372	10,911,372	—
AmeriCredit Building, Orange Park, FL	07/16/01	04/13/05	14,301,802	—	—	—	14,301,802	(25)	—	13,063,258	13,063,258	—
ASML, Tempe, AZ	03/29/00	04/13/05	20,883,739	—	—	—	20,883,739	(26)	—	18,124,318	18,124,318	—
Bank Of America, Brea, CA	12/18/03	04/13/05	114,069,409	—	—	—	114,069,409	(27)	—	92,928,622	92,928,622	—
Capital One Richmond I, Glen Allen, VA	11/26/02	04/13/05	10,033,685	—	—	—	10,033,685	(28)-	—	8,989,934	8,989,934	—
Capital One Richmond II, Glen Allen, VA	11/26/02	04/13/05	11,314,581	—	—	—	11,314,581	(29)	—	10,464,969	10,464,969	—
Capital One Richmond III, Glen Allen, VA	11/26/02	04/13/05	11,315,903	—	—	—	11,315,903	(30)	—	10,374,378	10,374,378	—
Daimler Chrysler Dallas, Westlake, TX	09/30/02	04/13/05	31,962,415	—	—	—	31,962,415	(31)	—	26,206,605	26,206,605	—
Dana Detroit, Farmington Hills, MI	03/29/02	04/13/05	30,211,213	—	—	—	30,211,213	(32)	—	24,883,938	24,883,938	—
Dana Kalamazoo, Kalamazoo, MI	03/29/02	04/13/05	20,997,036	—	—	—	20,997,036	(33)	—	19,255,544	19,255,544	—
Dial, Scottsdale, AZ	03/29/00	04/13/05	21,683,256	—	—	—	21,683,256	(34)	—	14,886,573	14,886,573	—
EDS Des Moines, Des Moines, IA	09/27/02	04/13/05	33,735,843	—	—	—	33,735,843	(35)	—	27,659,014	27,659,014	—
Experian/TRW, Allen, TX	05/01/02	04/13/05	46,742,128	—	—	—	46,742,128	(36)	—	37,147,417	37,147,417	—
Gartner Building, Fort Myers, FL	09/20/99	04/13/05	12,396,859	—	—	—	12,396,859	(32)	—	9,181,850	9,181,850	—
Gartner Parking Deck, Fort Myers, FL	09/30/04	04/13/05	1,135,876	—	—	—	1,135,876	(18)	—	933,251	933,251	—
Ikon, Houston, TX	09/07/01	04/13/05	26,587,092	—	—	—	26,587,092	(39)	—	21,639,972	21,639,972	—
Ingram Micro, Millington, TN	09/26/01	04/13/05	27,654,696	—	—	—	27,654,696	(40)	—	21,923,060	21,923,060	—
ISS Atlanta, Atlanta, GA	07/01/02	04/13/05	61,374,003	—	—	—	61,374,003	(41)	—	42,424,206	42,424,206	—
ISS Atlanta III, Atlanta, GA	07/01/03	04/13/05	14,815,427	—	—	—	14,815,427	(42)	—	8,818,753	8,818,753	—
John Wiley Building, Fishers, IN	12/12/02	04/13/05	21,427,599	—	—	—	21,427,599	(43)	—	18,316,778	18,316,778	—
Kerr Mcgee, Houston, TX	07/29/02	04/13/05	21,760,086	—	—	—	21,760,086	(44)	—	14,081,555	14,081,555	—
Kraft Atlanta, Suwanee, GA	07/31/02	04/13/05	16,452,223	—	—	—	16,452,223	(45)	—	12,150,948	12,150,948	—
Lucent, Cary, NC	09/28/01	04/13/05	22,213,160	—	—	—	22,213,160	(46)	—	18,760,392	18,760,392	—
Metris Tulsa, Tulsa, OK	02/11/00	04/13/05	13,008,856	—	—	—	13,008,856	(47)	—	13,261,072	13,261,072	—
Nissan, Irving, TX	09/19/01	04/13/05	59,881,046	—	—	—	59,881,096	(48)	—	38,519,092	38,519,092	—
Pacificare San Antonio, San Antonio, TX	07/12/02	04/13/05	19,670,204	—	—	—	19,670,204	(49)	—	15,287,669	15,287,669	—
Transocean HOUSTON, Houston, TX	03/15/02	04/13/05	22,855,716	—	—	—	22,855,716	(50)	—	22,928,458	22,928,458	—

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Travelers Express Denver, Lakewood, CO	04/10/02	04/13/05	11,519,192	—	—	—	11,519,192	(51)	—	10,993,334	10,993,334	—
Tanglewood Commons (shopping center), Clemmons, NC	05/31/95	04/21/05	11,236,283	—	—	—	11,236,283	(52)	—	7,745,425	7,745,425	—
4400 Cox Road, Richmond, VA	07/01/92	06/21/05	6,308,796	—	—	—	6,308,796	(53)	—	6,349,364	6,349,364	—
CH2M Hill Building, Gainesville, FL	01/01/96	12/07/05	7,935,259	—	—	—	7,935,259	(54)	—	5,843,204	5,843,204	—

Appendix A

Institutional REIT, Inc.

Subscription Agreement and Account Application

Regular mail:	Overnight address:
Wells Real Estate Funds, P.O. Box 2828, Norcross, GA 30091-2828	Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, GA 30092-3365

For additional questions, please call Client Services at 800-557-4830 or 770-243-8282. You may also contact us by e-mail at client.services@wellsref.com or visit our Web site at www.wellsref.com

1. Wiring Instructions

Please wire funds as follows:

[insert wire instructions]

2. Account Registration

Please print name in which shares of Common Stock are to be registered.

Name of Institution or Nominee

Tax Identification Number

Secondary Tax Identification Number (if any)

Please attach a certified copy of your bank’s corporate resolution to authorize redemptions and add account features.

3. Mailing Address

Attention

Street Address

                                                                                                                       Suite or Box Number

City                                                                               State                                                       Zip Code

Telephone                                                                                                            Fax

E-mail

If you would like a duplicate confirmation statement sent to another address, please complete Section 8.

4. Redemption Instructions

Your signature at the end of this application will authorize you to change the securities in your account(s) and to redeem and/or withdraw shares and/or funds from your account(s), subject to the limitations of the REIT’s redemption program. Please see the “Description of Shares – Share Redemption Program” section of the prospectus of Institutional REIT, Inc. for a description of the redemption program and the terms and limitations thereof. Wells Real Estate Funds and its affiliates are hereby authorized to act upon instructions made or given by telephone, facsimile transmission, and other acceptable methods of electronic communication from an authorized individual, which are reasonably believed to be genuine. Authorized redemptions should be wired to:

Bank Name:

Bank Address

                                                                                                                            Suite or Box Number

City                                                                               State                                                           Zip Code

Bank Routing/Transit Number                                                                           Bank Account Number

Name on Account

5. Qualified Plans Only – Trustee Information

Trustee Name

Trustee Address 1

Trustee Address 2

Trustee City                                                                                                            State                  Zip Code

Trustee Telephone No.                  -              -

Trustee Tax Identification Number                  -              -

6. Dividend Option

Please select how you wish to receive your dividend distributions:

         Reinvested in my designated account pursuant to the Dividend Reinvestment Program.

         Wired to the bank account referenced in Section 4.

7. Electronic Delivery Election

Please carefully review the accompanying instructions and, if you desire, check the item below.

         Yes, I would like to receive shareholder communications electronically.

E-mail address:                                                                                                                                                    .

Your e-mail address will be held in confidence and used only for matters relating to your investment in Institutional REIT, Inc.

8. Request for Duplicate Confirmation Statements

Name

Attention

Street Address

                                                                                                                            Suite or Box Number

City                                                                               State                                                       Zip Code

9. Broker/Dealer

If a participating Broker-Dealer, other than Integrity Investments, Inc., acted as a Broker-Dealer in connection with this purchase, this section should be completed and signed by both the registered representative and an authorized person for and on behalf of the participating Broker-Dealer. Such Broker-Dealer has executed an appropriate Dealer Agreement with Wells Investment Securities, Inc. with respect to Institutional REIT, Inc. and represents and warrants that it is a duly licensed Broker-Dealer and may lawfully offer shares of Institutional REIT, Inc. in the appropriate state in which the sale was or is to be made.

A.	Name of Broker-Dealer

Firm                                                                                                Telephone No.

Street Address

                                                                                                               Suite or Box Number

City                                                                           State                                               Zip Code

Signature of Broker-Dealer	Title	Date

B.	Name of Registered Representative

Street Address

                                                                                                           Suite or Box Number

City                                                                           State                                               Zip Code

Telephone                                                                                                                Fax

Email

Signature of Registered Representative	Title	Date

10. Certification of Suitability

The undersigned hereby certifies to Institutional REIT, Inc. and Wells Investment Securities, Inc. (the Dealer Manager) as follows:

A.	The undersigned is an institution permitted to purchase the shares pursuant to the “Suitability Standards” section of the Prospectus, as amended to date.

B.	In the case of an institution acting in a fiduciary capacity, the institution has reviewed the Prospectus and determined and hereby represents that the shares of Institutional REIT being purchased are among the investments that are suitable for the beneficial owner for whom the institution is acting in a fiduciary capacity in connection with the investment.

C.	The institution shall promptly notify Wells Investment Securities, Institutional REIT, and the Broker-Dealer listed on page 4 of any significant changes in facts or circumstances pertaining to these representations and certifications.

D.	The institution agrees and acknowledges that the parties listed above are relying on this certification with respect to the availability of exemptions from the registration requirements of state securities laws.

11. Signatures

We represent that we have full authority to make the investment applied for and to sign this Application and we are of legal age, have received and read the current Prospectus(es) for Institutional REIT, Inc. and agree to its terms, and by signing below: (i) we acknowledge that neither Wells Real Estate Funds nor Wells Investment Securities nor any of their affiliates is a bank and that shares of Institutional REIT, Inc. are not backed or guaranteed by any bank or insured by the FDIC and may lose value; (ii) we agree to verify any instructions given on this account; (iii) we acknowledge that neither Wells Real Estate Funds nor Wells Investment Securities nor any of their affiliates and subsidiaries will be liable for any loss, cost, or expense for acting on such instructions (whether such instructions are made by telephone, facsimile machine, or other acceptable method of electronic communication) believed by it to be genuine and in accordance with procedures described in the Prospectus, and (iv) we hereby certify that appropriate resolutions authorizing telephone and electronic communications for withdrawals and empowering us to enter into the foregoing agreements have been duly adopted. Execution below shall be deemed execution of the Subscription Agreement for shares of Institutional REIT, Inc., in the form contained in the applicable Prospectus.

We hereby agree that any controversy arising out of or relating to this Application or the accounts established hereunder shall be submitted to arbitration in accordance with the rules of the Board of Arbitration of the National Association of Securities Dealers, Inc. We further agree that the laws of the State of Georgia shall apply to any controversy arising out of or relating to this Application or the accounts established hereunder.

Taxpayer Identification Number Certification: As required by federal law, we certify under penalties of perjury (1) that the Taxpayer Identification (“TIN”) Number provided above is correct and (2) (i) we are exempt from backup withholding because we are a corporation, (ii) the IRS has never notified us that we are subject to backup withholding, or (iii) the Internal Revenue Service has notified us that we are no longer subject to backup withholding. (Note: If Part (2) of this section is not true in your case, please strike out that part before signing.) We understand that, if we fail to furnish our correct TIN, we may be subject to a penalty for each failure and our account may be subject to backup withholding on distribution and redemption proceeds.

All registered owners must sign this section and have their signatures guaranteed by one of the following:

•	A trust company or commercial bank whose deposits are insured by the FDIC;

•	A member of a national securities exchange;

•	A savings association or credit union; or

•	Other eligible grantor institution.

Note: A signature or stamp from a Notary Public is not acceptable.

IN WITNESS WHEREOF, the undersigned certified to the foregoing statement as of the      day of              in the year 200  .

Name of the Institution	Name of Institution Officer

Signature of the Officer	Title

Date

Signature Guaranteed by Stamp:

Name of Bank or Firm

Signature of Officer, Title Date

Institutional REIT, Inc. Acceptance	Title	Date

Please submit this application to:

Institutional REIT, Inc.

c/o Wells Investment Securities, Inc.

Attention: Financial Institutions Group

6200 The Corners Parkway, Suite 250

Atlanta, GA 30092

800-669-3798

APPENDIX B

B-1

Until                     , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Page
Suitability Standards
Prospectus Summary
Risk Factors
Estimated Use of Proceeds
Management
Compensation Table
Stock Ownership
Conflicts of Interest
Investment Objectives and Policies
Plan of Operation
Prior Performance Summary
Federal Income Tax Considerations
ERISA Considerations
Description of Shares
Certain Provisions of Maryland Law and Our Charter and Bylaws
The Operating Partnership Agreement
Plan of Distribution
Supplemental Sales Material
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Balance Sheet and
Prior Performance Tables
Appendix A - Subscription Agreement (Sample) with Instructions
Appendix B - Dividend Reinvestment Plan

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “ Risk Factors” beginning on page      to read about risks you should consider before buying shares of our common stock.

INSTITUTIONAL REIT, INC.

Maximum Offering of

250,000,000 Shares

of Common Stock

Minimum Offering of

1,000,000 Shares

of Common Stock

PROSPECTUS

                    , 2006

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the distribution of the securities being registered, other than the dealer manager fee and deferred selling commissions. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Item	Amount
SEC registration fee	$363,800
NASD filing fee	75,500
Legal fees and expenses	2,000,000
Blue sky fees and expenses	50,000
Accounting fees and expenses	1,400,000
Sales and advertising expenses	1,000,000
Printing	400,000
Postage and delivery of materials	400,000
Due diligence expenses (retailing)	—
Legal fees – underwriter portion (retailing)	125,000
Telephone	—
Miscellaneous expenses	571,000

Total	$6,385,300

Item 32. Sales to Special Parties

Not applicable.

Item 33. Recent Sales of Unregistered Securities

In connection with our incorporation, in July 2006, Institutional OP issued 9,900 of its limited partnership units and we issued 100 our shares of common stock to our advisor at $10.00 per unit and $10.00 per share, respectively, in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers

Our charter permits us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter provides that we may indemnify our directors and officers against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless: (a) it is in connection with a proceeding by or in the right of the corporation against the director or officer and such director or officer is adjudged liable to the corporation; (b) it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (c) it is established that the director or officer actually received an improper personal benefit in money, property or services; or (d) it is established that, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, our charter provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to the company and our stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that: (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (ii) a judgment or other final adjudication adverse to the director or officer, is entered in a proceeding based on a finding in a proceeding that the director’s or officer’s action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

We will also purchase and maintain insurance on behalf of all of our officers and directors against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) The following financial statements are filed as part of this registration statement and included in this prospectus:

(i) Report of Independent Registered Public Accounting Firm

(ii) Consolidate Balance Sheet as of July 21, 2006

(iii) Notes to Consolidated Balance Sheet

(b) The following exhibits are filed as part of this registration statement:

Ex. No.		Description

1.1	*	Form of Dealer Manager Agreement with Selected Dealer Agreement

3.1		Form of Amended and Restated Articles of Incorporation

3.2		Form of Bylaws

4.1		Form of Subscription Agreement with Consent to Electronic Delivery Form (included as Appendix A to prospectus)

4.2	*	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates)

4.3	*	Dividend Reinvestment Plan (included as Appendix B to prospectus)

4.4		Description of Share Redemption Program (included in prospectus under the caption “Description of Shares -- Share Redemption Program”)

5.1	*	Opinion of DLA Piper Rudnick Gray Cary US LLP re legality

8.1	*	Opinion of DLA Piper Rudnick Gray Cary US LLP re tax matters

10.1	*	Form of Advisory Agreement

10.2	*	Agreement of Limited Partnership of Institutional Trust Property Fund Operating Partnership, L.P.

10.3	*	Stock Option Plan

10.4	*	Independent Director Stock Option Plan

23.1	*	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

23.2		Consent of Ernst & Young, LLP

24.1		Power of Attorney (included on signature page)

*	To be filed by amendment

Item 37. Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant, and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(g) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h) The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j) The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS

The information contained on the following pages relates to acquisitions of properties within the three (3) years ended December 31, 2005 by prior programs with which our advisor and its affiliates have been affiliated and which have substantially similar investment objectives to Institutional REIT. This table provides the potential investor with information regarding the general nature and location of the properties and the manner in which the properties were acquired. None of the information in Table VI has been audited.

For purposes of this table, Wells Real Estate Investment Trust, Inc. is referred to as “REIT I,” Wells Real Estate Investment Trust II, Inc. is referred to as “REIT II,” Wells Real Estate Fund XII, L.P. is referred to as “Wells Fund XII,” Wells Real Estate Fund XIII, L.P. is referred to as “Wells Fund XIII” and Wells Real Estate Fund XIV, L.P. is referred to as “Wells Fund XIV.”

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
East Point	January 9, 2003	REIT I	June 5, 1998	Mayfield Heights, OH	two three- story office buildings	9.5	187,735	—	—	22,079,138	1,743,477	23,822,615
150 West Jefferson Detroit	March 31, 2003	REIT I	June 5, 1998	Detroit, MI	25-story office building	1.5	505,417	—	—	93,893,995	3,799,888	97,693,883
Citicorp Englewood Cliffs New Jersey	April 30, 2003	REIT I	June 5, 1998	Englewood Cliffs, NJ	three- story office building	27.0	409,604	—	—	70,886,826	—	70,886,826
U.S. Bancorp Minneapolis	May 1, 2003	REIT I	June 5, 1998	Minneapolis, MN	32-story office building	1.2	929,694	—	—	173,497,104	309,573	173,806,677
Ann Center Chicago	May 9, 2003	REIT I	June 5, 1998	Chicago, IL	83-story building	3.7	2,577,000	112,346,607	354,548,316	466,894,923	32,402,585	499,297,508
GMAC Detroit	May 9, 2003	REIT I	June 5, 1998	Auburn Hills, MI	three- story office building	7.3	119,122	—	—	17,818,715	1,799,315	19,618,030
IBM Reston	June 27, 2003	REIT I	June 5, 1998	Reston, VA	six-story office building	3.1	99,794	—	—	19,794,604	6,225	19,800,829
Tellabs	June 27, 2003	REIT I	June 5, 1998	Reston, VA	two-story office building	1.5	41,200	—	—	8,893,228	3,951	8,897,179
ISS Atlanta III	July 1, 2003(5)	REIT I	June 5, 1998	Atlanta, GA	three- story office building	1.3	50,400	—	—	9,855,668	—	9,855,668
Lockheed Martin I	July 30, 2003	REIT I	June 5, 1998	Rockville, MD	four story office building	4.5	115.282	—	—	25,613,301	21,495	25,634,796
Lockheed Martin II	July 30, 2003	REIT I	June 5, 1998	Rockville, MD	four story office building	4.5	115,315	—	—	25,613,301	—	25,613,301
Cingular	August 1, 2003	REIT I	June 5, 1998	Atlanta, GA	19-story office building	5.2	414,400	—	—	84,015,448	105,408	84,120,856
Aventis	August 14, 2003	REIT I	June 5, 1998	Bridgewater, NJ	eight- story office building	10.5	297,380	—	—	96,668,198		96,668,198
1055 East Colorado (formerly Applera)	August 22, 2003	REIT I	June 5, 1998	Pasadena, CA	five- story office building	1.9	176,229	—	—	37,710,382	976,503	38,686,885
Continental Casualty	August 29, 2003	REIT I	June 5, 1998	Brea, CA	three- story office building	7.8	133,943	—	—	25,679,384	—	25,679,384

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
Copper Ridge Center (formerly Polo Ralph Lauren)	September 5, 2003	REIT I	June 5, 1998	Lyndhurst, NJ	10-story office building	6.2	268,032	—	—	46,656,226	—	46,656,226
1901 Main Street	September 17, 2003	REIT I	June 5, 1998	Irvine, CA	eight- story office building	4.8	172,260	—	—	45,587,050	—	45,587,050
AIU	September 19, 2003	JV Fund XIII — REIT	June 5, 1998	Hoffman Estates, IL	four-story office building	2.7	193,701	—	—	26,977,172	199,566	27,176,738
IBM Willamette Portland	October 9, 2003	REIT I	June 5, 1998	Beaverton, OR	two-story office building	4.4	73,394	—	—	7,456,356	—	7,456,356
IBM Deschutes Portland	October 9, 2003	REIT I	June 5, 1998	Beaverton, OR	two-story office building	4.3	73,405	—	—	7,850,561	—	7,850,561
IBM Rhein Portland	October 9, 2003	REIT I	June 5, 1998	Beaverton, OR	two-story office building	4.1	73,446	—	—	8,118,956	—	8,118,956
1345 Burlington Drive Portland	October 9, 2003	REIT I	June 5, 1998	Beaverton, OR	three- story office building	6.2	114,000	—	—	8,815,107	2,130,172	10,945,279
15757 Jay Street Portland	October 9, 2003	REIT I	June 5, 1998	Beaverton, OR	warehouse	2.0	29,682	—	—	889,059	—	889,059
IBM Portland Land Parcels	October 9. 2003	REIT I	June 5, 1998	Beaverton, OR	land parcel	31.8	N/A	—	—	5,305,000	—	5,305,000
Siemens Orlando	October 9, 2003	JV XIII - XIV	Fund XIII - June 14, 2001; Fund XIV - May 14, 2004	Orlando, FL	two one- story office buildings	7.5	82,175	—	—	11,709,127	—	11,709,127
Leo Burnett Chicago	November 6, 2003(6)	REIT I	June 5, 1998	Chicago, IL	50-story office building	1.2	1,117,978	139,306,695	136,470,171	275,776,866	2,087,320	277,864,186
U.S. Park Service	November 19, 2003(7)	REIT I	June 5, 1998	Washington, D.C.	12-story office building	0.6	269,299	96,669,991	8,686,255	105,356,246	564,351	105,920,597
1225 Eye Street	November 19, 2003(8)	REIT I	June 5, 1998	Washington, D.C.	12-story office building	0.5	218,000	67,826,468	4,533,634	72,360,102	712,361	72,360,102
4250 N. Fairfax	November 19, 2003	REIT I	June 5, 1998	Arlington, VA	14-story office building	1.8	304,307	—	—	90,942,655	89,338	91,031,993
400 Virginia Ave.	November 19, 2003	REIT I	June 5, 1998	Washington, D.C.	eight- story office building	1.1	213,000	—	—	71,220,504	1,115,627	72,336,131

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
Boeing Seattle	December 11, 2003	REIT I	June 5, 1998	Issaquah, WA	five-story office building	5.8	157,546	—	—	29,977,965	—	29,977,965
Bank of America Brea	December 18, 2003	REIT I	June 5, 1998	Brea, CA	three-story office building	30.6	637,503	—	—	94,027,544	—	94,027,544
1901 Market	December 18, 2003	REIT I	June 5, 1998	Philadelphia, PA	45-story office building	0.8	760,613	—	—	176,066,169	—	176,066,169
Randstad	December 19, 2003	JV XIII - XIV	Fund XIII - June 14, 2001; Fund XIV - May 14, 2004	Atlanta, GA	four-story office building	2.9	64,574	—	—	6,529,980	—	6,529,980
60 Broad Street	December 31, 2003	REIT I	June 5, 1998	New York, NY	39-story office building	1.1	989,000	—	—	214,930,259	2,419,852	217,350,111
1414 Mass Avenue	January 8, 2004	REIT I	June 5, 1998	Cambridge, MA	five-story office building	0.42	78,220	—	—	42,412,536	—	42,412,536
Russell Tacoma	January 9, 2004	REIT I	June 5, 1998	Tacoma, WA	12-story office building	1.28	225,248	—	—	51,995,443	—	51,995,443
Weatherford Center	February 10, 2004	REIT II	January 22, 2004	Houston, TX	12-story office building	3.12	260,178	—	—	39,728,440	—	39,728,440
One Brattle Square	February 26, 2004	REIT I	June 5, 1998	Cambridge, MA	six-story office building	1.22	98,079	27,153,282	—	69,866,728	—	69,866,728
Merck New Jersey	March 26, 2004	REIT I	June 5, 1998	Somerset, NJ	four-story office building	8.99	125,239	—	—	3,933,707	9,965,754	13,899,461
New Manchester One	March 19, 2004	REIT II	January 22, 2004	Douglasville, GA	one-story office and distribution building	30.91	593,404	—	—	19,373,784	—	19,373,784
7500 Setzler Parkway	March 26, 2004	JV XIII - XIV	Fund XIII - June 14, 2001; Fund XIV - May 14, 2004	Atlanta, GA	one-story office and warehouse building	10.32	120,000	—	—	7,022,042	—	7,022,042
333 & 777 Republic Drive	March 31, 2004	REIT II	January 22, 2004	Allen Park, MI	two one- story office buildings	20.0	169,200	—	—	18,876,272	—	18,876,272
Manhattan Towers	April 2, 2004	REIT II	January 22, 2004	Manhattan Beach, CA	two six- story office buildings	1.31	309,735	—	—	89,968,975	—	89,968,975
9 Technology Drive	May 24, 2004	REIT II	January 22, 2004	Westborough, MA	two story office buildings	16.65	250,813	—	—	47,704,966	—	47,704,966

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
180 Park Avenue	June 23, 2004	REIT II	January 22, 2004	Floraham Park, NJ	two three- story office buildings	62.82	385,274	—	—	81,767,238	—	81,767,238
One Glenlake	June 25, 2004(10)	REIT II	January 22, 2004	Atlanta, GA	14-story office building	8.45	352,710	—	—	80,105,152	—	80,105,152
80 M Street	June 29, 2004	REIT II	January 22, 2004	Washington, D.C.	seven- story office building	1.04	275,352	—	—	106,691,323	—	106,691,323
1075 West Entrance	July 7, 2004	REIT I	June 5, 1998	Auburn Hills, MI	four- story office building	14.0	210,000	14,505,563	—	29,980,503	—	29,980,503
One West Fourth Street	July 23, 2004	REIT II	January 22, 2004	Winston- Salem, NC	13-story office building	2.3	431,465	51,310,357	—	77,817,941	—	77,817,941
3333 Finley Road	August 4, 2004	REIT II	January 22, 2004	Downers Grove, IL	nine- story office building	9.28	206,500	11,718,634	—	48,033,710	—	48,033,710
1501 Opus Place	August 4, 2004	REIT II	January 22, 2004	Downers Grove, IL	four- story office / data building	4.79	115,352	6,056,366	—	24,824,544	—	24,824,544
2500 Windy Ridge	September 20, 2004	REIT II	January 22, 2004	Atlanta, GA	15-story office building	8.06	317,116	—	—	63,543,283	—	63,543,283
4100-4300 Wildwood	September 20, 2004	REIT II	January 22, 2004	Atlanta, GA	three- story office building	12.7	250,000	—	—	49,331,988	—	49,331,988
4200 Wildwood	September 20, 2004	REIT II	January 22, 2004	Atlanta, GA	six-story office building	8.0	265,078	—	—	59,601,247	—	59,601,247
Emerald Point	October 11, 2004	REIT II	January 22, 2004	Dublin, CA	four- story office building	9.9	193,978	—	—	44,049,576	—	44,049,576
Citicorp Fort Mill	October 28, 2004	REIT I	June 5, 1998	Fort Mill, SC	three- story office building	12.4	165,000	—	—	3,518,153	114,600	3,632,753
800 N. Frederick	October 22, 2004	REIT II	January 22, 2004	Gaithersburg, MD	two-story office building	45.4	393,000	46,400,000	—	79,286,435	—	79,286,435
The Corridors III	November 1, 2004	REIT II	January 22, 2004	Downers Grove, IL	seven- story office building	7.26	221,969	—	—	40,451,753	—	40,451,753
3100 Clarendon	December 9, 2004	REIT I	June 5, 1998	Arlington, VA	14-story office building	1.36	238,014	33,500,000	—	82,742,848	—	82,742,848

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
Highland Landmark III	December 27, 2004(11)	REIT II	January 22, 2004	Downers Grove, IL	nine- story office building	8.77	275,000	30,840,000	—	53,484,403	—	53,484,403
Shady Grove	December 29, 2004	REIT I	June 5, 1998	Rockville, MD	four- story office building	5.70	108,518	—	—	22,610,764	—	22,610,764
180 Park Avenue	3/14/2005	REIT II	January 22, 2004	Floraham Park, NJ	three- story office building	26.6	222,000	—	—	53,716,774	—	53,716,774
4241 Irwin Simpson Road	3/17/2005	REIT II	January 22, 2004	Mason, OH	five- story office building	13.4	224,000	—	—	29,995,432	—	29,995,432
8990 Duke Boulevard	3/17/2005	REIT II	January 22, 2004	Mason, OH	two-story office building	5.4	78,000	—	—	11,599,190	—	11,599,190
5995 Opus Parkway	4/5/2005	REIT II	January 22, 2004	Minnetonka, MN	five- story office building	8.8	165,000	—	—	20,296,765	—	20,296,765
215 Diehl Road	4/19/2005	REIT II	January 22, 2004	Naperville, IL	four- story office building	7.4	162,000	—	—	24,899,237	—	24,899,237
100 East Pratt	5/12/2005	REIT II	January 22, 2004	Baltimore, MD	28-story office building	2.1	656,000	—	—	184,463,017	—	184,463,017
150 Apollo Drive	5/16/2005	Fund XIV	May 14, 2004	Chelmsford, MA	three- story office building	4.5	80,000	—	—	12,289,810	—	12,289,810
College Park Plaza	6/21/2005	REIT II	January 22, 2004	Indianapolis, IN	five- story office building	10.2	179,000	—	—	27,117,267	—	27,117,267
180 E. 100 South	7/6/2005	REIT II	January 22, 2004	Salt Lake City, UT	eight- story office building	4.75	206,000	—	—	46,588,379	—	46,588,379
One Robbins Road	8/18/2005(10)	REIT II	January 22, 2004	Westford, MA	three- story office building	30	298,000	12,556,000	—	50,617,402	—	50,617,402
Four Robbins Road	8/18/2005(10)	REIT II	January 22, 2004	Westford, MA	two-story office building	20.8	160,000	10,444,000	—	42,104,924	—	42,104,924
Baldwin Point	8/26/2005(11)	REIT II	January 22, 2004	Orlando, FL	four- story office building	9.2	165,000	—	—	26,078,257	—	26,078,257
1900 University Circle	9/20/2005	REIT II	January 22, 2004	East Palo Alto, CA	six-story office building	2.95	143,000	48,455,000	—	114,455,725	—	114,455,725

Name of Property	Date of Purchase	Ownership	Date of Commencement of Operation(1)	Location of Property	Type of Property	Size of Parcel (Acres)’	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Capitalized(2)	Total Acquisition Costs
1950 University Circle	9/20/2005	REIT II	January 22, 2004	East Palo Alto, CA	six-story office building	3.4	165,000	39,600,000	—	93,057,463	—	93,057,463
2000 University Circle	9/20/2005	REIT II	January 22, 2004	East Palo Alto, CA	six-story office building	2.95	143,000	34,877,000	—	76,317,168	—	76,317,168
919 Hidden Ridge	11/15/2005	REIT II	January 22, 2004	Irving, TX	six-story office building	6.02	250,000	—	—	45,272,593	—	45,272,593
5 Houston Center	12/20/2005	REIT II	January 22, 2004	Houston, TX	27-story office building	1.43	581,000	90,000,000	—	166,387,733	—	166,387,733
Key Center Tower	12/22/2005(12)	REIT II	January 22, 2004	Cleveland, OH	57-story office building	1.33	1,321,000	7,117,000	—	276,670,512	—	276,670,512
Key Center Marriott	12/22/2005(12)	REIT II	January 22, 2004	Cleveland, OH	400 room hotel	0.81	310,000	5,454,000	—	40,140,224	—	40,140,224
Tampa Commons	12/27/2005	REIT II	January 22, 2004	Tampa, FL	13-story office building	2.89	255,000	—	—	48,834,185	—	48,834,185
2000 Park Lane	12/27/2005	REIT II	January 22, 2004	North Fayette, PA	seven- story office building	13.1	231,000	—	—	29,958,732	—	29,958,732
Lakepointe	12/28/2005	REIT II	January 22, 2004	Charlotte, NC	four- story office building	15.1	112,000	6,476,000	—	27,187,987	2,682,271	29,870,258

(1)	The date minimum offering proceeds were obtained and funds became available for investment in properties.
(2)	Includes improvements made after acquisitions through December 31, 2005.
(3)	On July 1, 2003, Wells OP acquired a ground leasehold interest in the ISS Atlanta III Building and expects to purchase the property outright on or before December 1, 2015.
(4)	Wells REIT I acquired an approximate 98.46% interest in the Leo Burnett Chicago Building through two joint ventures. As the general partner, Wells REIT I is deemed to have control of the partnerships and, as such, consolidates the joint ventures.
(5)	Wells REIT I purchased all of the membership interest in 1201 Equity, LLC, which owns a 49.5% membership interest in 1201 Eye Street, N.W. Associates, which owns the U.S. Park Service Building.
(6)	Wells REIT I purchased all of the membership interest in 1225 Equity, LLC, which owns a 49.5% membership interest in 1225 Eye Street, N.W. Associates, which owns the 1225 Eye Street Building.
(7)	On March 19, 2004, Wells OP II acquired a ground leasehold interest in the New Manchester One Building, and expects to purchase the property outright on or before January 1, 2012.
(8)	On June 25, 2004, Wells OP II acquired a ground leasehold interest in the One Glenlake Building, and expects to purchase the property outright on or before December 1, 2012.
(9)	Wells REIT II acquired an approximate 95% interest in the Highland Landmark III Building. As the majority member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates the joint venture.
(10)	Wells REIT II acquired an approximate 99.3% interest in the One Robbins Road and Four Robbins Road Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it.
(11)	Wells REIT II acquired an approximate 97.3% interest in the Baldwin Point Building through a joint venture with an unaffiliated party. As the controlling number, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(12)	Wells REIT II acquired an approximate 50.0% interest in the Key Center Tower and Key Center Marriott Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it. Furthermore, the properties are owned subject to a long-term ground lease.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on August 3, 2006.

INSTITUTIONAL REIT, INC.

By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

We, the undersigned officers and directors of Institutional REIT, Inc., hereby severally constitute Leo F. Wells, III and Douglas P. Williams, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Institutional REIT, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Leo F. Wells, III Leo F. Wells, III	President and Director	August 3, 2006

/s/ Douglas P. Williams Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	August 3, 2006